Technical Report on the Updated Pre-Feasibility Study

Pinyon Plain Mine, Coconino County, Arizona, USA

Energy Fuels Inc.

Prepared by:

SLR International Corporation

SLR Project No.: 123.020548.00001

Effective Date:

December 31, 2025

Signature Date:

February 19, 2026

Revision: 0

Making Sustainability Happen

Energy Fuels Inc. | Pinyon Plain Mine	February 19, 2026
Technical Report on the Updated Pre-Feasibility Study	SLR Project No.: 123.020548.00001

Technical Report on the Updated Pre-Feasibility Study, Pinyon Plain Mine,
Coconino County, Arizona, USA

SLR Project No.: 123.020548.00001

Prepared by

SLR International Corporation

1658 Cole Blvd, Suite 100

Lakewood, CO  80401

for

Energy Fuels Inc.

225 Union Blvd, Suite 600

Lakewood, CO  80228

USA

Effective Date - December 31, 2025

Signature Date - February 19, 2026

Prepared by: Grant Malensek, M.Eng., P.Eng. Mark Mathisen, CPG Yenlai Chee, CPG Murray Dunn, P.Eng. Jeffrey Woods, MMSA (QP) Lee (Pat) Gochnour, MMSA (QP) Peer Reviewed by: Stuart E. Collins, PE.	Approved by: Project Manager Mark Mathisen, CPG Project Director Grant Malensek, M.Eng., P.Eng.

Energy Fuels Inc. | Pinyon Plain Mine	February 19, 2026
Technical Report on the Updated Pre-Feasibility Study	SLR Project No.: 123.020548.00001

Table of Contents

1.0 Summary	1-1
1.1 Executive Summary	1-1
1.2 Economic Analysis	1-6
1.3 Technical Summary	1-10
2.0 Introduction	2-1
2.1 Sources of Information	2-1
2.2 List of Abbreviations	2-3
3.0 Reliance on Other Experts	3-1
3.1 Reliance on Information Provided by the Registrant	3-1
4.0 Property Description and Location	4-1
4.1 Location	4-1
4.2 Land Tenure	4-3
4.3 Required Permits, Authorizations and Status	4-5
4.4 Royalties	4-5
4.5 Other Significant Risks	4-5
5.0 Accessibility, Climate, Local Resources, Infrastructure and Physiography	5-1
5.1 Accessibility	5-1
5.2 Vegetation	5-1
5.3 Climate	5-1
5.4 Local Resources	5-1
5.5 Infrastructure	5-1
5.6 Physiography	5-2
6.0 History	6-1
6.1 Prior Ownership	6-1
6.2 Exploration and Development History	6-2
6.3 Past Production	6-3
7.0 Geological Setting and Mineralization	7-1
7.1 Regional Geology	7-1
7.2 Local Geology	7-4
7.3 Mineralization	7-7
8.0 Deposit Types	8-1
9.0 Exploration	9-1
9.1 Geotechnical	9-1

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Energy Fuels Inc. | Pinyon Plain Mine	February 19, 2026
Technical Report on the Updated Pre-Feasibility Study	SLR Project No.: 123.020548.00001

9.2 Exploration Potential and Recommended Work Programs	9-1
10.0 Drilling	10-1
10.1 Copper Mineralization	10-5
11.0 Sample Preparation, Analyses, and Security	11-1
11.1 Sample Preparation and Analysis	11-1
11.2 Sample Security	11-4
11.3 Quality Assurance and Quality Control	11-6
11.4 Density Analyses	11-16
11.5 Conclusions	11-16
12.0 Data Verification	12-1
12.1 SLR Data Verification - 2021	12-1
12.2 SLR Data Verification - 2025	12-1
12.3 Limitations	12-1
13.0 Mineral Processing and Metallurgical Testing	13-1
13.1 Metallurgical Testing	13-1
13.2 Opinion of Adequacy	13-3
14.0 Mineral Resource Estimates	14-1
14.1 Summary	14-1
14.2 Resource Database	14-3
14.3 Geological Interpretation	14-3
14.4 Exploratory Data Analysis	14-6
14.5 Treatment of High Grade Assays	14-6
14.6 Compositing	14-7
14.7 Spatial Analysis	14-9
14.8 Bulk Density	14-11
14.9 Block Models	14-11
14.10 Search Strategy and Grade Interpolation Parameters	14-13
14.11 Reasonable Prospects for Eventual Economic Extraction for Mineral Resources	14-14
14.12 Classification	14-16
14.13 Block Model Validation	14-19
14.14 Grade Tonnage Sensitivity	14-25
15.0 Mineral Reserve Estimates	15-1
15.1 Summary	15-1
15.2 Comparison to Previous Estimate	15-2

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Energy Fuels Inc. | Pinyon Plain Mine	February 19, 2026
Technical Report on the Updated Pre-Feasibility Study	SLR Project No.: 123.020548.00001

15.3 Conversion to Mineral Reserves	15-2
15.4 Dilution	15-3
15.5 Extraction	15-4
15.6 Cut-off Grade	15-4
15.7 Reconciliation	15-5
16.0 Mining Methods	16-1
16.1 Mine Design	16-1
16.2 Mining Method	16-5
16.3 Geotechnical	16-5
16.4 Hydrogeological	16-6
16.5 Life of Mine Plan	16-7
16.6 Mine Infrastructure	16-12
16.7 Radiation Management	16-15
16.8 Mine Equipment	16-16
16.9 Personnel Requirements	16-16
17.0 Recovery Methods	17-1
17.1 Process Description	17-1
17.2 Process Design Criteria	17-2
18.0 Project Infrastructure	18-1
18.1 Power	18-1
19.0 Market Studies and Contracts	19-1
19.1 Markets	19-1
19.2 Contracts	19-3
20.0 Environmental Studies, Permitting, and Social or Community Impact	20-1
20.1 Environmental Studies	20-1
20.2 Permitting	20-1
20.3 Social and Community Requirements	20-3
20.4 Water Management	20-4
20.5 Mineral Examination	20-6
20.6 Other Negotiations and Agreements with Local Groups	20-6
20.7 Mine Closure Remediation and Reclamation Plans	20-6
20.8 Opinion of Adequacy	20-6
21.0 Capital and Operating Costs	21-1
21.1 Capital Costs	21-1

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Energy Fuels Inc. | Pinyon Plain Mine	February 19, 2026
Technical Report on the Updated Pre-Feasibility Study	SLR Project No.: 123.020548.00001

21.2 Operating Costs	21-2
22.0 Economic Analysis	22-1
22.1 Economic Criteria	22-1
22.2 Cash Flow Analysis	22-2
22.3 Sensitivity Analysis	22-4
23.0 Adjacent Properties	23-1
23.1 Other Breccia Pipes	23-1
24.0 Other Relevant Data and Information	24-1
25.0 Interpretation and Conclusions	25-1
25.1 Geology and Mineral Resources	25-1
25.2 Mining and Mineral Reserves	25-3
25.3 Mineral Processing	25-4
25.4 Infrastructure	25-4
25.5 Environment	25-4
26.0 Recommendations	26-1
26.1 Geology and Mineral Resources	26-1
26.2 Mining and Mineral Reserves	26-1
26.3 Mineral Processing	26-2
26.4 Infrastructure	26-2
26.5 Environment	26-2
27.0 References	27-1
28.0 Date and Signature Date	28-1
29.0 Certificate of Qualified Person	29-1
29.1 Grant A. Malensek	29-1
29.2 Mark B. Mathisen	29-3
29.3 Yenlai Chee	29-4
29.4 Murray Dunn	29-5
29.5 Jeffrey L. Woods	29-6
29.6 Lee (Pat) Gochnour	29-8
30.0 Appendix 1 - Cash Flow	30-1

Tables

Table 1-1: 2026 Proposed Underground Delineations Drilling Budget	1-5
Table 1-2: After-Tax Cash Flow Summary	1-9

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Energy Fuels Inc. | Pinyon Plain Mine	February 19, 2026
Technical Report on the Updated Pre-Feasibility Study	SLR Project No.: 123.020548.00001

Table 1-3: Summary of Attributable Uranium Mineral Resources - Effective Date December 31, 2025	1-15
Table 1-4: Summary of Estimated Mineral Reserves - December 31, 2025	1-16
Table 1-5: Capital Cost Estimate	1-18
Table 1-6: Operating Cost Summary	1-18
Table 2-1: Summary of QP Responsibilities	2-2
Table 4-1: Claims Held by EFR for the Pinyon Plain Mine	4-3
Table 6-1: Drilling at Pinyon Plain Mine by Previous Operators	6-2
Table 6-2: Past Production Summary	6-3
Table 10-1: EFR Drill Hole Database Summary	10-1
Table 11-1: Summary of QA/QC Submittals	11-7
Table 11-2: Summary of Copper CRM Performance - 2016/2017	11-8
Table 11-3: Summary of Uranium CRM Performance - 2025	11-8
Table 11-4: Certified Uranium and Copper Values for OREAS Fine Blank Materials	11-9
Table 11-5: Basic Comparative Statistics of 2017 Duplicate Assays	11-11
Table 11-6: Summary of Duplicate Sample Statistics, Hazen Laboratory - 2025	11-12
Table 13-1: Conventional Acid Leach Test Results	13-2
Table 14-1: Summary of Attributable Uranium Mineral Resources - Effective Date December 31, 2025	14-2
Table 14-2: Summary of Resource Drill Hole Database	14-3
Table 14-3: Summary Statistics of Uncapped Radiometric Probe eU3O8 Assays	14-6
Table 14-4: Summary of Composite Data by Zone	14-8
Table 14-5: Summary of Block Model Setup	14-12
Table 14-6: Summary of Block Model Variables	14-12
Table 14-7: Sample Selection Parameters Employed in the Estimation by Domain	14-13
Table 14-8: Pinyon Plain Mine Cut-off Grade Calculation for Mineral Resources	14-15
Table 14-9: Mean Composite Grades Compared to the Mean Block Estimates	14-19
Table 14-10: Block Model Sensitivity to Cut-off Grade and Uranium Price in the Main-Lower and Juniper Zones (Indicated)	14-26
Table 14-11: Block Model Sensitivity to Cut-off Grade and Uranium Price in the Main-Lower and Juniper Zones (Inferred)	14-28
Table 15-1: Summary of Mineral Reserve Estimate - December 31, 2025	15-1
Table 15-2: Main Zone Mineral Reserve Comparison to Previous Estimate	15-2
Table 15-3: Stope Optimizer Parameters	15-3
Table 15-4: Cut Off Grade Calculation for Mineral Reserves	15-4
Table 15-5: Reconciliation Data 2024-2025 Production	15-5

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Energy Fuels Inc. | Pinyon Plain Mine	February 19, 2026
Technical Report on the Updated Pre-Feasibility Study	SLR Project No.: 123.020548.00001

Table 16-1: Life of Mine Production Schedule	16-11
Table 16-2: Life of Mine Development and Material Movement Schedule	16-11
Table 16-3: Underground Mining Equipment	16-16
Table 16-4: Personnel Requirements	16-17
Table 17-1: Principal Process Operation Criteria	17-3
Table 20-1: Environmental Permits for Operations	20-2
Table 21-1: Life of Mine Capital Estimate	21-1
Table 21-2: Operating Costs Summary	21-2
Table 22-1: After-Tax Cash Flow Summary	22-3
Table 22-2: After-tax Sensitivity Analysis	22-4
Table 26-1: 2026 Proposed Underground Delineations Drilling Budget	26-1

Figures

Figure 4-1: Location Map	4-2
Figure 4-2: Land Tenure Map	4-4
Figure 7-1: Regional Geologic Map	7-2
Figure 7-2: Regional Stratigraphic Column	7-3
Figure 7-3: Cross Section of Local Geology	7-5
Figure 7-4: Pinyon Plain Horizontal Slice Main Zone - Slice 5,200' Level	7-6
Figure 10-1: Surface Drill Hole Collar Locations	10-3
Figure 10-2: Cross Section showing All Drill Hole Traces	10-4
Figure 11-1: Uranium Z-Score for CRMs Analyzed at the Hazen Laboratory- 2025	11-9
Figure 11-2: Performance of Coarse Blanks for Uranium at the Hazen Laboratory - 2025	11-10
Figure 11-3: Uranium Field Duplicates - HARD and Scatter Plot Comparison (Hazen)	11-13
Figure 11-4: Uranium Coarse Duplicates - HARD and Scatter Plot Comparison (Hazen)	11-13
Figure 11-5: Uranium Pulp Duplicates - HARD and Scatter Plot Comparison (Hazen)	11-14
Figure 11-6: Q-Q Plot and Scatter Plot of U3O8 (wt%) Results for Hazen and White Mesa Mill Check Assays	11-15
Figure 11-7: Q-Q Plot and Scatter Plot of U3O8 (wt%) Results for Hazen and Pace Check Assays	11-15
Figure 11-8: Scatter Pot of the Weighted Average of Probe and Assay U3O8 Results Over Drill hole Intercepts within the Main Zone	11-16
Figure 14-1: Uranium Mineralized Domains	14-5
Figure 14-2: Histogram of U3O8 Resource Assay in the Main Zone	14-7
Figure 14-3: Length Histogram	14-8

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Energy Fuels Inc. | Pinyon Plain Mine	February 19, 2026
Technical Report on the Updated Pre-Feasibility Study	SLR Project No.: 123.020548.00001

Figure 14-4: U3O8 Variogram for Main Zone	14-10
Figure 14-5: Block Classification	14-18
Figure 14-6: Main Zone Swath Plot X (East) Direction	14-21
Figure 14-7: Main Zone Swath Plot Y (North) Direction	14-21
Figure 14-8: Main Zone Swath Plot Z (vertical) Direction	14-22
Figure 14-9: Plan View Comparing Block and Composite U3O8 Grades in the Main Zone (5,180 fasl)	14-23
Figure 14-10: Plan View Comparing Block and Composite U3O8 Grades in the Juniper Zone (4,890 fasl)	14-24
Figure 14-11: Indicated Grade Tonnage Curve Main-Lower and Juniper Zones	14-27
Figure 14-12: Inferred Grade Tonnage Curve Main-Lower and Juniper Zones	14-29
Figure 16-1: Mine Design Schematic - 3D View	16-3
Figure 16-2: Mine Design - Section View	16-4
Figure 16-3: LOM Production Schedule - Tons and Grade	16-8
Figure 16-4: LOM Production Schedule - U3O8 (lb) and Grade	16-8
Figure 16-5: LOM Development Schedule	16-9
Figure 16-6: 3D View Showing LOM Schedule by Quarter	16-10
Figure 16-7: Pinyon Plan Mine Shaft Plan View	16-13
Figure 16-8: Schematic of the Ventilation Plan for Main and Juniper Zones	16-14
Figure 17-1: White Mesa Mill - Location Map	17-4
Figure 17-2: White Mesa Mill - Site Map	17-5
Figure 17-3: White Mesa Mill Block Diagram Flow Sheet	17-6
Figure 18-1: Pinyon Plain Mine Facility Layout	18-2
Figure 19-1: TradeTech Uranium Market Price Forecast	19-2
Figure 20-1: Process Flow Diagram for Pinyon Plain Mine	20-5
Figure 22-1: After-tax NPV 5% Cash flow Sensitivity	22-5

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Energy Fuels Inc. | Pinyon Plain Mine	February 19, 2026
Technical Report on the Updated Pre-Feasibility Study	SLR Project No.: 123.020548.00001

1.0 Summary

1.1 Executive Summary

SLR International Corporation (SLR) was retained by Energy Fuels Inc. (Energy Fuels), the parent company of Energy Fuels Resources (USA) Inc. (EFR), to prepare a Technical Report on the updated Pre-Feasibility Study (PFS) on the to the Pinyon Plain Mine (Pinyon Plain or the Project), located in Coconino County, Arizona, USA. EFR owns 100% of the Project.

EFR's parent company, Energy Fuels Inc., is incorporated in Ontario, Canada. EFR is a US-based critical materials company focused on developing its uranium/vanadium mines in Colorado, Utah, Arizona, New Mexico, and Wyoming. It also has rare-earth element processing capabilities that complement its uranium processing at its White Mesa Mill in Blanding, Utah, and its rare-earth processing globally. Energy Fuels is listed on the NYSE American Stock Exchange (symbol: UUUU) and the Toronto Stock Exchange (symbol: EFR).

This Technical Report satisfies the requirements of Canadian National Instrument 43-101 Standards of Disclosure for Mineral Projects (NI 43-101) and the United States Securities and Exchange Commission's (SEC) Modernized Property Disclosure Requirements for Mining Registrants as described in Subpart 229.1300 of Regulation S-K, Disclosure by Registrants Engaged in Mining Operations (S-K 1300) and Item 601 (b)(96) Technical Report Summary. The purpose of this Technical Report is to disclose the results of an updated PFS for the Project.

The Pinyon Plain Mine is a uranium and copper breccia pipe deposit in northern Arizona. The mine is permitted and includes a 1,470 ft-deep shaft, headframe, hoist, compressor, and surface facilities, including line power. The mine is currently producing ore from the Main Zone and advancing development toward the Juniper Zone. Environmental compliance activities continue with all infrastructure for mine development in place. The operation is a mechanized underground mining operation in which ore is hoisted to the surface and then trucked to the White Mesa mill for processing under a toll milling agreement.

Energy Fuels operates the mine at a nominal production rate of up to 166 short tons per day (stpd) of ore, and at an average rate of 133 stpd over the life of mine (LOM). The mine life totals 32 months. The life of mine plan includes mining 133,000 tons of ore grading 0.97% U3O8, yielding 2.57 million pounds (Mlb) of U3O8. Process recovery is estimated at 96%, resulting in the production of 2.47 million pounds of U3O8. There are additional Mineral Resources at depth below the Mineral Reserves in the current mine plan.

1.1.1 Conclusions

SLR offers the following interpretations and conclusions on the Project:

1.1.1.1 Geology and Mineral Resources

• The Pinyon Plain Mine hosts a breccia pipe-hosted uranium deposit characterized by a subvertical collapse breccia pipe extending through Paleozoic sedimentary units, with uranium mineralization concentrated in breccia and annular fracture zones, most strongly developed within the lower Hermit and upper Esplanade formations, and occurring as uraninite and pitchblende over a vertical extent of approximately 1,700 ft across multiple stacked mineralized zones.

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Energy Fuels Inc. | Pinyon Plain Mine	February 19, 2026
Technical Report on the Updated Pre-Feasibility Study	SLR Project No.: 123.020548.00001

• Drilling at the Pinyon Plain Mine, consisting of 206 drill holes (45 surface and 161 underground) totaling approximately 108,862 ft, has adequately defined the geometry, continuity, and vertical extent of breccia pipe-hosted uranium mineralization and provides a sufficient database to support geological interpretation and Mineral Resource estimation.

• In the opinion of the SLR QPs, drilling methods, downhole deviation surveys, radiometric logging, core handling, and geological logging were completed to industry standards, and the resulting drill hole data are of appropriate quality, density, and spatial distribution to support Mineral Resource classification and public disclosure under SEC S-K 1300, NI 43-101, and CIM best practice guidelines.

• Mineral Resources have been classified in accordance with the definitions for Mineral Resources in S-K 1300, which are consistent with Canadian Institute of Mining, Metallurgy and Petroleum (CIM) Definition Standards for Mineral Resources and Mineral Reserves dated May 10, 2014 (CIM, 2014) definitions, which are incorporated by reference in NI 43-101.

• In the SLR QPs' opinion, the assumptions, parameters, and methodology used for the Pinyon Plain Mineral Resource estimate are appropriate for the style of mineralization and mining methods.

• The SLR QPs are of the opinion that the block models are adequate for public disclosure and to support mining activities. The effective date of the Mineral Resource estimate is December 31, 2025.

• Mineral Resources exclude previously reported uranium mineralization within the Cap and Upper zones in accordance with conditions of the Arizona Department of Environmental Quality (ADEQ) Aquifer Protection Permit, which restricts mining between elevations of 5,340 ft and 4,508 ft above sea level.

• Reconciliation to production demonstrates that a domain-specific density (tonnage factor) framework is required to accurately represent in situ mineralization and support compliant Mineral Resource reporting under S-K 1300, NI 43-101, and CIM (2019):

o The previously applied global tonnage factor of 0.082 ton/ft³ materially understates tonnage in high-grade mined areas.

o Production calibration supports a revised tonnage factor of approximately 0.099 st/ft³ for the Main Zone and Juniper Zone.

o The reconciliation variance is interpreted to be primarily density-related, rather than a function of grade estimation bias or geological error.

o Application of the production-derived tonnage factor materially improves reconciliation performance, bringing results within the outer bounds of acceptability under CIM (2019).

o The Cap, Upper, Middle, Lower, and Juniper Lower Zones appropriately retain the core-derived tonnage factor of 0.082 sh. ton/ft³, as these domains lack production calibration and are geologically distinct.

o This dual-density, domain-specific approach is consistent with regulatory requirements that modifying factors be locally representative, data-supported, and transparently disclosed.

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Energy Fuels Inc. | Pinyon Plain Mine	February 19, 2026
Technical Report on the Updated Pre-Feasibility Study	SLR Project No.: 123.020548.00001

• Mineral Resources for the Pinyon Plain Mine are reported in situ at a long-term uranium price of US$90/lb U₃O₈ using an equivalent uranium cut-off grade of 0.31% eU₃O₈ and an assumed 96% metallurgical recovery. The Mineral Resource estimate is supported by a Reasonable Prospects for Eventual Economic Extraction (RPEEE) assessment incorporating underground stope optimization using Deswik Stope Optimizer and an underground mining scenario consistent with longhole stoping and processing at the White Mesa Mill.

o No minimum mining width was applied in the determination of Mineral Resources. The estimate reflects block model-based grade and tonnage constrained by economic parameters and optimization shapes and does not incorporate detailed mine design criteria such as minimum stope widths, dilution, or mining extraction factors.

o The RPEEE assessment assumes underground mining using longhole stoping, with development rock temporarily stored on surface and subsequently used for backfilling. Ore is transported approximately 320 miles by truck to the White Mesa Mill near Blanding, Utah, for processing.

o The Mineral Resource assumptions differ from those applied to the Mineral Reserve estimate. Mineral Reserves are based on a long-term uranium price of US$80/lb U₃O₈, a breakeven cut-off grade of 0.35% U₃O₈, and detailed mine design parameters including a minimum mining width of 4 ft and 20 ft vertical stope heights, with application of mining dilution and extraction factors.

• At the stated cut-off grade:

o Indicated Mineral Resources total 19,038 short tons (st) grading 0.54% eU₃O₈, containing 205,209 lb U₃O₈.

o Inferred Mineral Resources total 14,917 st grading 0.81% eU₃O₈, containing 241,010 lb U₃O₈.

• Mineral Resources are reported as in situ, are exclusive of Mineral Reserves, and do not have demonstrated economic viability. There is no assurance that Inferred Mineral Resources will be upgraded or that Mineral Resources will be converted to Mineral Reserves.

• Sampling, preparation, analytical, and QA/QC procedures are concluded to have been conducted in accordance with industry-standard practices, and the resulting database is considered adequate to support Mineral Resource estimation and public disclosure under SEC S-K 1300, NI 43-101, and CIM best practice guidelines.

o QA/QC results, including the performance of standards, blanks, duplicates, and check assays, did not identify any systematic bias or material issues that would warrant additional verification work or data remediation.

o Density determinations are considered appropriate for the style of mineralization and have been applied consistently within the Mineral Resource estimation framework

• The SLR QPs consider that the resource cut-off grade and mining shapes used to identify those portions of the Mineral Resource that meet the requirement for the reasonable prospects for economic extraction to be appropriate for this style of uranium deposit and mineralization.

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Energy Fuels Inc. | Pinyon Plain Mine	February 19, 2026
Technical Report on the Updated Pre-Feasibility Study	SLR Project No.: 123.020548.00001

• The SLR QPs consider the Mineral Resource classification criteria to be reasonable and consistent with geological continuity, data density, and confidence in grade and geometry.

• Based on information available as of the effective date, the SLR QPs are not aware of any geological, environmental, permitting, legal, social, or other factors that would materially affect the reported Mineral Resources, subject to the recommendations outlined elsewhere in this Technical Report.

1.1.1.2 Mining and Mineral Reserves

• Mineral Reserve estimates, as prepared by SLR, have been classified in accordance with the definitions for Mineral Reserves in S-K 1300, which are consistent with CIM (2014) definitions, which are incorporated by reference in NI 43-101.

• The Proven and Probable Mineral Reserve estimate is 133,000 short tons (st) grading 0.97% U3O8 containing 2.571 Mlb of U3O8 and is comprised of 17,500 st grading 1.04% U3O8 of Proven Mineral Reserves containing 0.365 Mlb of U3O8 plus 115,600 tons grading 0.95% U3O8 of Probable Mineral Reserves containing 2.206 Mlb of U3O8

• The Mineral Reserves are based upon a cut-off grade of 0.35% U3O8.

• Measured Mineral Resources were converted to Proven Mineral Reserves, and Indicated Mineral Resources were converted to Probable Mineral Reserves.

• No Inferred Mineral Resources were converted into Mineral Reserves.

• Mineral Reserves are reported in situ, after application of mining dilution and mining extraction, but prior to application of metallurgical recovery. Metallurgical recovery is applied subsequently in the economic analysis to estimate recovered and saleable U₃O₈.

• The existing shaft will be used for the mine access and rock hoisting.

• The ore will be mined using longhole stoping.

• The majority of access and ore development is complete in Main Zone. Development of a decline toward Juniper Zone has commenced.

• Production mining has commenced in Main Zone, and is scheduled to begin in Juniper Zone in early 2027.

• Ore will be mucked and hauled by load-haul-dump (LHD) loaders and haul trucks to a grizzly over the loading pocket feed.

• The SLR QP is not aware of any mining, metallurgical, infrastructure, permitting, or other relevant factors that could materially affect the Mineral Reserve estimate.

1.1.1.3 Mineral Processing

• There is sufficient metallurgical testing to support a uranium process recovery of 96% at the White Mesa Mill.

• The metallurgical test results provided by White Mesa Mill Laboratory personnel indicated that metallurgical recoveries using optimum roasting and leach conditions will be approximately 96% for uranium.  The White Mesa Mill has a significant operating history for the uranium solvent extraction (SX) circuit which includes processing of relatively high copper content with no detrimental impact to the uranium recovery or product grade.

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Energy Fuels Inc. | Pinyon Plain Mine	February 19, 2026
Technical Report on the Updated Pre-Feasibility Study	SLR Project No.: 123.020548.00001

1.1.1.4 Infrastructure

There is suitable existing or planned infrastructure to support the planned operations.

1.1.1.5 Environment

• EFR has secured all the permits required to construct, operate, and close the Pinyon Plain Mine.

o Some permits require regular update/renewal.

o These permits involved significant public participation opportunity.

• Financial assurance is in place to guarantee all reclamation will occur.  This amount will continue to be reviewed on a regular basis (at least every five years) to cover any changes at site and/or for any inflationary issue(s).

1.1.2 Recommendations

SLR offers the following recommendations regarding the advancement of the Project.

1.1.2.1 Geology and Mineral Resources

1 Complete the proposed underground delineation drilling program within the Main-Lower and Juniper zones to improve geological continuity and confidence and to support the potential conversion of Inferred Mineral Resources to Indicated Mineral Resources.

2 The recommended program consists of approximately 150 underground drill holes totaling 18,500 ft, as outlined in the Project drilling budget, and should be executed from existing underground development where practicable (Table 1-1).

Table 1-1: 2026 Proposed Underground Delineations Drilling Budget

Category	Number of Drill Holes/Assay	Total Feet Drilled	Unit Cost (US$/ft)	Budget (US$)
Underground Delineation Drilling	150	18,500	10.00	204,000

3 Incorporate results from additional drilling into updated geological interpretations, domain models, and Mineral Resource estimates following industry-standard estimation and validation procedures.

4 Implement and maintain a domain-specific density (tonnage factor) framework calibrated to production to ensure ongoing compliance, reconciliation performance, and reporting reliability:

a) Apply the 0.099 st/ft³ tonnage factor exclusively to the Main and Juniper Zones and retain the 0.082 st/ft³ factor for the Cap, Upper, Middle, Lower, and Juniper Lower Zones unless and until production data support revision.

b) Establish a formal, routine reconciliation program (monthly and annual) integrating production tonnage, moisture, grade, and surveyed mine-out volumes to continuously validate density assumptions.

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Energy Fuels Inc. | Pinyon Plain Mine	February 19, 2026
Technical Report on the Updated Pre-Feasibility Study	SLR Project No.: 123.020548.00001

c) Expand in situ and bulk density sampling in high-grade domains to further validate and refine production-derived tonnage factors.

d) Periodically review and update geological and grade domains to ensure density models remain spatially and geologically representative.

e) Clearly document all density assumptions, reconciliation procedures, and domain restrictions in future S-K 1300 and NI 43-101 disclosures, including any material limitations or uncertainties.

1.1.2.2 Mining and Mineral Reserves

1 Develop grade control and production reconciliation procedures.

2 Complete a geotechnical study to support mining Juniper Zone below stated Reserves.

3 Develop a program for monitoring the geotechnical conditions in the stopes to provide an early warning of potential ground condition problems or stope wall failures.  This is of particularly importance in excavations near to critical infrastructure, namely the RAR from Main Zone to surface.  The geotechnical condition of the development headings should be noted and recorded to support any required changes in the ground support regimes.

4 Develop a comprehensive radiation management plan that documents control measures, measurement methods, tracking systems, and thresholds and response plans.

1.1.2.3 Mineral Processing

1 Investigate modifications required to recover copper at White Mesa Mill.

1.1.2.4 Infrastructure

None

1.1.2.5 Environment

1 Consider development of a more formalized environmental management system that lists environmental roles and responsibilities of site personnel, permit conditions, and monitoring requirements for use should someone else unfamiliar with environmental matters have to perform them.

2 Continue to monitor and confirm no changes in permit and projected impact assumptions.

3 Establish a reclamation revegetation test plot program to ensure species selected will work at the site.

1.2 Economic Analysis

An after-tax Cash Flow Projection has been generated from the Life of Mine production schedule and capital and operating cost estimates, as summarized in Table 1-2.  A summary of the key criteria is provided below.

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1.2.1 Economic Criteria

1.2.1.1 Revenue

• Total mill feed processed: 133 thousand tons

• Average processing rate: 133 stpd (steady state)

• U3O8 head grade: 0.97%

• Average mill recovery: 96%

• Recovered U3O8: 2.47 Mlb

• Metal price: $80/lb U3O8

• Yellowcake product trucking cost from the toll mill to customer: $0.14/lb U3O8

1.2.1.2 Capital and Operating Costs

• Mine life: 32 months

• LOM capital costs, excluding reclamation, of $9.1 million on Q1 2025 US dollar basis

• LOM operating cost (excluding royalties but including severance taxes) of $73.7 million or $542/ton milled on Q1 2025 US dollar basis

1.2.1.3 Royalties and Severance Taxes

A 3.5% private royalty is payable for the Project based on sliding scale of the value of production expressed in lb/t along with allowances for mining and ore hauling.  The royalty payments over the mine life are approximately $1.88/t ore.

Arizona has a severance tax that is 2.5% of the net severance base, which is 50% of the difference between the gross value of production (revenue) and the production costs.  Thus, a rate of 1.25% is used to reflect this 50% base reduction.  The Arizona severance tax payable to the Project is approximately equivalent to $11.72/t ore during LOM.

1.2.1.4 Income Taxes

EFR states it is not liable for corporate income tax (CIT) expenditures as a corporation, including the period that the Project is expected to operate.  In addition, the short mine life of 32 months makes an estimate of income tax payable using a standard tax methodology difficult.  Therefore, a proforma CIT estimate was added with the assumption that the Project was a stand-alone entity for tax purposes and does not reflect the company's actual filing position with following assumptions:

• A Federal income tax rate of 10.5% is used in this analysis.  This rate takes into account the percentage depletion deduction which allows profitable mining companies to reduce their taxable income by 50% and then the remaining amount is taxed at the current Federal tax rate of 21% so that the net rate is 10.5%.

• The Arizona state income tax rate is 2.5% so the combined Federal and state rate is 13.0%.

• CIT payable for LOM totals $6.0 million.

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1.2.2 Cash Flow Analysis

Table 1-2 presents a summary of the Project economics at an average U3O8 price of $80.00/lb.  The full annual cash flow model is presented in Appendix 1.

On a pre-tax basis, the undiscounted cash flow totals $112.6 million over the mine life.  The pre-tax Net Present Value (NPV) at a 5% discount rate is $90.1 million.  Whereas SLR is of the opinion that an 8% discount rate is standard for most greenfield western U.S. uranium mining projects, the advanced stage of development of the Project with existing shaft and current underground development combined with short mine life of 3 years makes a 5% discount rate acceptable for this stage of the Project.

On an after-tax basis, the undiscounted cash flow totals $97.7 million over the mine life.  The after-tax NPV at 5% discount rate is $78.3 million.

LOM Project cost metrics are as follows:

• Cash Operating Costs: $30.08/lb U3O8

• All-in Sustaining Costs: $30.71/lb U3O8

• All-in Costs: $34.39/lb U3O8

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Table 1-2: After-Tax Cash Flow Summary

Item	Unit	Value
U3O8 Price	$/lb	$80.00
U3O8 Sales	klb	2,468
Total Gross Revenue	US$ 000	197,465
Product Transport to Market	US$ 000	(346)
Royalties	US$ 000	(250)
Total Net Revenue	US$ 000	196,869
Mining Cost	US$ 000	(24,477)
Ore Trucking Cost	US$ 000	(12,638)
Process Cost	US$ 000	(34,055)
G & A Cost	US$ 000	(931)
Severance Tax	US$ 000	(1,560)
Total Operating Costs	US$ 000	(73,661)
Working Capital	US$ 000	0
Operating Cash Flow	US$ 000	123,208
Direct Capital	US$ 000	(7,913)
Closure/Reclamation Capital	US$ 000	(1,540)
Contingency	US$ 000	(1,187)
Total Capital	US$ 000	(10,640)

Pre-tax Free Cash Flow	US$ 000	112,568
Pre-tax NPV @ 5%	US$ 000	90,113
Pre-tax NPV @ 8%	US$ 000	79,285
Pre-tax NPV @ 12%	US$ 000	67,239

Corporate Income Tax	US$ 000	(14,834)

After-tax Free Cash Flow	US$ 000	97,734
After-tax NPV @ 5%	US$ 000	78,256
After-tax NPV @ 8%	US$ 000	68,861
After-tax NPV @ 12%	US$ 000	58,408

Cash Operating Costs	$/lb U3O8	30.08
All-in Sustaining Costs	$/lb U3O8	30.71
All-in Costs	$/lb U3O8	34.39

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1.2.3 Sensitivity Analysis

Project risks can be identified in both economic and non-economic terms.  Key economic risks were examined by running cash flow sensitivities calculated over a range of variations based on realistic fluctuations within the listed factors:

• U3O8 price: 10% increments between $64/lb and $94/lb

• Head grade: -/+ 20%

• Recovery: -20%/+4% (96% is base case already)

• Operating cost per ton milled: -10% to 25% (AACE Class 3 range)

• Capital cost: -10% to 25% (AACE Class 3 range)

The Project is most sensitive to head grade, uranium price, and recovery, and only slightly less sensitive to operating cost and capital cost at a Class 3 accuracy level.  The sensitivities to metallurgical recovery, head grade, and metal price are nearly identical.

1.3 Technical Summary

1.3.1 Property Description and Location

The Pinyon Plain Mine is a fully permitted underground uranium deposit located in northern Arizona, United States. The Project is wholly owned by Energy Fuels Resources (USA) Inc. (EFR) through its subsidiary, EFR Arizona Strip LLC, which holds a 100% interest in the mineral rights. The Project is situated within the Kaibab National Forest in Coconino County, Arizona, on a compact, fully permitted site covering approximately 17 acres.

The Project is located approximately 153 miles north of Phoenix, 86 miles northwest of Flagstaff, 47 miles north of Williams, and approximately seven miles southeast of Tusayan. The approximate center of the Project is defined by Universal Transverse Mercator (UTM) coordinates 401,036.11 mE and 3,971,521.98 mN (Zone 12S), geographic coordinates of 35°52'58.65" N latitude and 112°05'47.05" W longitude, and the State Plane 1983 Arizona Central FIPS 0202 coordinate system. The location is well defined and accessible, and its geographic setting is suitable to support Mineral Resource estimation and underground mine development.

1.3.2 Land Tenure

EFR's property position at the Pinyon Plain Mine consists of nine unpatented lode mining claims (Canyon 64-66, 74-76, and 84-86) covering approximately 186 acres of land administered by the U.S. Forest Service. The claims were originally staked in 1978 and have been continuously maintained since that time. EFR acquired the claims in June 2012 and holds a 100% interest in all claims.

The mining claims are subject to annual federal and county maintenance fees and are renewed each year. All claims are in good standing and are current through the stated renewal period. The Qualified Person is not aware of any title defects, adverse claims, or encumbrances that would materially affect EFR's ownership, access rights, or ability to carry out the proposed work program or support the reporting of Mineral Resources in accordance with S-K 1300, NI 43-101, and CIM 2019 Best Practice Guidelines.

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1.3.3 History

Uranium exploration and mining of breccia pipe deposits in northern Arizona began in 1951 following the discovery of uranium mineralization at the Orphan Mine on the South Rim of the Grand Canyon. This discovery established the economic significance of breccia pipe-hosted uranium mineralization and led to renewed regional exploration during the 1970s, resulting in the identification of multiple high-grade uranium deposits.

The Pinyon Plain Mine is a uranium and copper breccia pipe deposit located in northern Arizona on mining claims originally staked by Gulf Mineral Resources in April 1978. Gulf retained a royalty interest in the property through subsequent changes in ownership. The claims were acquired by Energy Fuels Nuclear Inc. (EFNI) in 1982 and later transferred through ownership by the Concord Group, International Uranium Corporation, and Denison Mines Corporation. In June 2012, Energy Fuels Inc. acquired Denison's U.S. mining assets, and the Project is currently held by Energy Fuels Resources (USA) Inc. (EFR), a wholly owned subsidiary of EFR Arizona Strip LLC.

Exploration and development activities undertaken by previous owners and EFR have included surface and underground drilling, geophysical surveys, the development of a deep-water well, and the construction of underground mine infrastructure. A mine shaft and associated conveyances were developed to a depth of approximately 1,470 feet and remain operational. At the time of EFR's acquisition, the Project was fully permitted and included surface facilities and a shallow shaft, which were refurbished and subsequently extended.

Between 2015 and 2017, EFR completed shaft sinking to its current depth and developed underground levels that have been used as drill stations for resource delineation. The Project was placed on standby in 2013 due to low uranium prices and was subsequently restarted in 2015. The Project was previously known as the Canyon Mine and was renamed to Pinyon Plain in November 2020.

The Project was originally part of the Arizona Strip Uranium Project, which also included the Pinenut and Arizona 1 breccia pipe deposits. The Pinenut Mine was mined out in 2015 and is undergoing reclamation, while the Arizona 1 Mine is on standby. The Pinyon Plain Mine has been considered a standalone asset since 2017.

1.3.4 Geology and Mineralization

The Pinyon Plain Mine is located in northern Arizona, south of the Grand Canyon, within the Kaibab National Forest and the Colorado Plateau physiographic province. The Colorado Plateau is distinct from the Basin and Range Province to the south and is characterized by relatively flat-lying Paleozoic and Mesozoic sedimentary rocks. Regional geologic development has been influenced by north-south-trending fault systems, including the Grand Wash, Hurricane, and Toroweap fault systems, which exhibit east-side upthrow and prominent surface expression. Volcanic activity has occurred regionally since the Pliocene epoch, resulting in lava flows and lava-capped buttes in the surrounding district.

The mineral deposit at the Project is a vertically extensive collapse breccia pipe, one of numerous similar features developed along the margins of the Grand Canyon. The breccia pipe extends from near the surface within the Triassic Moenkopi Formation downward through Paleozoic sedimentary units into the Mississippian Redwall Limestone. At the surface, the pipe is expressed as a broad, shallow depression within the Permian Kaibab Formation. The pipe is subvertical, with an average diameter of less than 200 ft, narrowing to approximately 80 ft through the Coconino and Hermit formations. The pipe extends for at least 2,300 ft vertically from the Toroweap Limestone into the upper Redwall Limestone; the ultimate depth of the structure is unknown.

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Mineralization extends vertically for approximately 1,700 ft both within and adjacent to the breccia pipe. Potentially economic uranium mineralization is concentrated primarily within collapsed portions of the Coconino, Hermit, and Esplanade formations and along annular fracture zones developed at the margins of the breccia pipe. The strongest mineralization occurs within an annular fracture zone developed in the lower Hermit and upper Esplanade horizons. Alteration associated with the breccia pipe includes bleaching of red beds adjacent to the pipe margin. Sulfide mineralization is present throughout the pipe and is locally concentrated in a sulfide-rich cap near the Toroweap-Coconino contact, averaging approximately 20 ft in thickness and consisting primarily of pyrite and bravoite.

Uranium is the primary metal of interest at the Project. Uranium mineralization occurs predominantly as blebs, streaks, small veins, and fine disseminations of uraninite and pitchblende (UO₂), largely within the breccia matrix material, although mineralization locally extends into clasts and larger breccia fragments, particularly were derived from Coconino Sandstone. Uranium mineralization is developed within three principal zones referred to as the Upper/Cap, Main, and Juniper zones, which collectively extend from depths of approximately 650 ft to more than 2,100 ft.

Copper mineralization is also present within the breccia pipe and occurs both with and without associated uranium mineralization. Copper commonly replaces matrix material and occurs primarily as chalcocite, bornite, tennantite, and covellite, with associated silver and trace base metals. Although copper mineralization is locally significant, there is currently no reasonable prospect for economic copper extraction. Accordingly, copper is not included in the Mineral Resource Estimate and is described for completeness only.

1.3.5 Exploration and Development Status

Exploration at the Pinyon Plain Mine has been conducted intermittently since the late 1970s and has focused primarily on drilling of the breccia pipe uranium deposit. Early exploration by Gulf Mineral Resources between 1978 and 1982 included surface rotary drilling that intersected low-grade uranium mineralization. Subsequent drilling by Energy Fuels Nuclear Inc. (EFNI) in 1983 identified economically significant uranium mineralization. From 1983 to 1987, EFNI and its predecessors completed a range of surface geophysical surveys, including controlled-source audio magnetotelluric (CSAMT), ground magnetic, very low frequency (VLF), time-domain electromagnetic (TDEM), surface gravity, and airborne electromagnetic surveys, to support breccia pipe targeting and characterization.

Following discovery, EFNI conducted shallow drilling to locate the center of the collapse feature and guide targeting of the breccia pipe throat, followed by deeper drilling to delineate mineralization. Exploration of breccia pipe deposits in northern Arizona is typically conducted using deep rotary drilling, supplemented by core drilling, to depths of approximately 2,000 ft or greater. Drill holes were surveyed for deviation and logged using downhole gamma logging. In total, EFR and its predecessors have completed 206 drill holes (45 surface and 161 underground), totaling approximately 108,862 ft of drilling between 1978 and 2025.

Energy Fuels Resources (USA) Inc. (EFR) acquired the Project from Denison in 2012. Since that time, EFR has not conducted surface exploration, and exploration work has been limited to underground development and delineation drilling from the production shaft. Between 2016 and 2025, EFR completed 161 underground development drill holes totaling approximately 46,573 ft from six subsurface levels. These data were used to refine the geologic interpretation and update the Mineral Resource estimates. Based on drilling completed to date, uranium mineralization has been interpreted to occur within six vertically stacked mineralized zones, grouped for reporting purposes into the Cap, Upper, Main, Main Lower, Juniper, and Juniper Lower zones.

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At the time of acquisition, the Project was fully permitted and included surface infrastructure and a shaft that had been developed to approximately 50 ft. EFR refurbished the surface facilities and extended the shaft to approximately 278 ft. The Project was placed on standby in late 2013 due to low uranium prices. In October 2015, EFR restarted the Project and completed shaft sinking and underground development. Between October 2015 and March 2017, the shaft was advanced to approximately 1,470 ft, and underground development levels were established at the 1,003 ft, 1,220 ft, and 1,400 ft horizons, which function as drill stations. The Project was formerly known as the Canyon Mine and was renamed to Pinyon Plain in November 2020.

All drill core was handled, logged, and documented in accordance with industry-standard procedures, including core orientation, recovery tracking, radiometric screening, and detailed lithologic and structural logging. All drill holes were logged using radiometric probes to measure natural gamma radiation for indirect estimation of uranium content. In the opinion of the Qualified Person (QP), the drilling, logging, and data quality are adequate to support geologic modeling and Mineral Resource estimation.

Copper mineralization was identified during underground drilling in 2016. Core was screened using handheld X-ray fluorescence (XRF), and selected intervals were submitted for chemical assay. Although copper mineralization is locally significant, EFR considers it uneconomic under current assumptions. Accordingly, copper is not included in the Mineral Resource Estimate and is described for completeness only.

A geotechnical evaluation of mine stability and subsidence potential was completed in 1987 by Dames and Moore, based on data from analogous breccia pipe uranium mines on the Arizona Strip. Numerical modeling evaluated stope stability at depths of approximately 800 ft, 1,200 ft, and 1,600 ft below surface. The study concluded that large stopes could remain stable with appropriate ground support and that long-term subsidence would likely result in minor surface expression. Subsequent to this study, EFR elected to incorporate waste-rock backfilling of stopes, which is expected to further reduce post-mining subsidence.

The SLR QP has not independently verified the 1987 Dames and Moore geotechnical analysis and relies on that report for general context only. The SLR QP notes that the study predates current mining plans, operating practices, and regulatory standards and was based on analog mine data rather than site-specific testing. Accordingly, the historical conclusions should not be relied upon as a substitute for future site-specific geotechnical investigations required to support detailed mine design or Mineral Reserve estimation.

1.3.6 Mineral Resources

This Technical Report presents an updated Mineral Resource Estimate (MRE) for the Pinyon Plain uranium deposit in Coconino County, Arizona, with an effective date of December 31, 2025. Mineral Resources have been classified in accordance with SEC Regulation S-K 1300 (definitions are consistent with CIM (2014), incorporated by reference in NI 43-101). The 2025 MRE supersedes prior public disclosures and reflects updated geological interpretation, revised economic parameters, and application of Reasonable Prospects for Eventual Economic Extraction (RPEEE) informed by underground stope optimization. The estimate was prepared by SLR QPs, who are of the opinion that the methodologies and results are reasonable, robust, and suitable for disclosure.

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The MRE was developed using a conventional block model workflow in Leapfrog Geo/Edge (v2025.2.1), supported by drill logs and downhole radiometric logging. Uranium mineralization was interpreted into six stacked mineralized domains (Cap, Upper, Main, Main Lower, Juniper, and Juniper Lower) using an indicator-based approach and a nominal 0.15% U₃O₈ threshold to define continuity. Due to the pipe geometry and lack of defensible variogram models, uranium grades were estimated using inverse distance squared (ID²) with a variable, geometry-driven search orientation and hard domain boundaries. Model performance was validated using standard industry techniques, including statistical comparisons of composites to block estimates (including parallel ID², OK, and NN checks), swath plots, and visual reviews in plan and section. Assays were composited to 4 ft, no grade capping or high-grade restrictions were applied based on the SLR QP's assessment.

A production-derived in situ tonnage factor of 0.099 short tons per cubic foot (st/ft³) (6.7 ft³/ton or 4.77 t/m³) has been established for high-grade uranium mineralization within the Main and Juniper Zones based on reconciliation of reported production tonnage to surveyed mine-out volumes, reflecting actual mined performance in these domains. This value is materially higher than the previously applied global tonnage factor of 0.082 st/ft³ (12.2 ft³/ton or 2.63 t/m³), which was derived from caliper-based core density measurements and applied uniformly across the deposit; reconciliation demonstrates that the global factor underestimates in situ tonnage within high-grade domains. Accordingly, the Mineral Resource estimate applies a domain-specific density model using 0.099 st/ft³ (4.77 t/m³) for the Main and Juniper Zones and 0.082 st/ft³ (2.63 t/m³) for the Cap, Upper, Middle, Lower, and Juniper Lower Zones.

The updated Mineral Resource estimate reports uranium mineralization only. The previously reported Mineral Resource estimate, with an effective date of December 31, 2022 (SLR 2024), reported uranium and copper Mineral Resources within the Main and Main-Lower zones, and uranium-only Mineral Resources within the Juniper Zone. The updated Mineral Resource estimate reports uranium mineralization only. Copper is not included in the current Mineral Resource estimate, as EFR considers the identified copper mineralization at the Project to be uneconomic under current assumptions.

Mineral Resources also excludes previously reported uranium mineralization within the Cap and Upper zones in accordance with conditions of the Arizona Department of Environmental Quality (ADEQ) Aquifer Protection Permit, which restricts mining between elevations of 5,340 ft and 4,508 ft above sea level.

Mineral Resources are reported as in situ at a US$90/lb U₃O₈ long-term price and an equivalent uranium cut-off grade of 0.31% eU₃O₈, with an assumed 96% metallurgical recovery for uranium. The RPEEE assessment was supported by an underground mining scenario (primarily longhole stoping) and an optimization process using Deswik Stope Optimizer (Deswik.SO), with an assumed acid leach processing scenario consistent with historical feed to the White Mesa Mill.

Table 1-3 summarizes the uranium Mineral Resource reported with an effective date of December 31, 2025.  The resources stated in this report supersede any previous Mineral Resources reported for the Project.

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Table 1-3: Summary of Attributable Uranium Mineral Resources - Effective Date December 31, 2025

Classification	Zone	Cut-Off Grade	Tonnage Factor	Tonnage	Grade	Contained Metal	Metallurgical Recovery U3O8
		(% eU3O8)	st/ft3	(tons)	(% eU3O8)	(lb U3O8)	(%)
Indicated	Main	0.31	0.099	10,454	0.604	126,197	96
	Main Lower		0.082	1,385	0.407	11,281
	Juniper		0.099	7,198	0.471	67,731
	Juniper Lower		0.082	0	0.000	0
Total Indicated			0.098	19,038	0.539	205,209
Inferred	Main	0.31	0.099	7,293	0.816	119,022	96
	Main Lower		0.082	2,671	0.470	25,091
	Juniper		0.099	4,917	0.983	96,662
	Juniper Lower		0.082	37	0.319	235
Total Inferred			0.095	14,917	0.808	241,010
Notes:
1. SEC S-K-1300 definitions were followed for all Mineral Resource categories. These definitions are consistent with CIM (2014) definitions incorporated by reference in NI 43-101.
2. Mineral Resources are exclusive of Mineral Reserves.
3. Mineral Resources are estimated at 0.31% U3O8 with estimated recoveries of 96% for uranium.
4. Mineral Resources are estimated using a long-term uranium price of US$90 per pound.
5. No minimum mining width was used in determining Mineral Resources.
6. Mineral Resources were estimated using a domain-specific density model that applies a tonnage factor of 0.099 ton/ft³ (6.7 ft3/ton or 4.77 t/m3) to the high-grade Main and Juniper Zones and a tonnage factor of 0.082 ton/ft³ ft3 (12.2 ft3/ton or 2.63 t/m3).to the Middle, Lower, and Juniper Lower Zones).
7. Mineral Resources are exclusive of Mineral Reserves and do not have demonstrated economic viability.
8. Numbers may not add due to rounding.
9. Mineral Resources are 100% attributable to EFR and are in situ.

The SLR QP is of the opinion that, with consideration of the recommendations summarized in Sections 1 and 26, any issues relating to all relevant technical and economic factors likely to influence the prospect of economic extraction can be resolved with further work.

The SLR QP is of the opinion that there are no other known environmental, permitting, legal, social, or other factors that would affect the development of the Mineral Resources.

While the estimate of Mineral Resources is based on the SLR QP's judgment that there are reasonable prospects for economic extraction, no assurance can be given that Mineral Resources will eventually convert to Mineral Reserves.

1.3.7 Mineral Reserves

The Mineral Reserve estimate for Pinyon Plain, summarized in Table 1-4, is based on the Measured and Indicated Mineral Resources as of December 31, 2025, a detailed mine design, and modifying factors such as a feasible mining method, external dilution, and mining extraction factors. No Inferred Mineral Resources were converted to Mineral Reserves. Mineral Reserves are reported in-situ, after application of mining dilution and mining extraction, but prior to application of metallurgical recovery. Metallurgical recovery is applied subsequently in the economic analysis to estimate recovered and saleable U₃O₈.

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The planned mining method at Pinyon Plain is longhole stoping. Development waste rock will be temporarily stored on surface and then used at the end of mining to fill voids created by mining. Metallurgical test results provided by White Mesa Mill laboratory personnel indicated that metallurgical recoveries using optimum roasting and leach conditions will be approximately 96% for uranium.

The underground mine design was based on grade envelopes of assays at a nominal grade of 0.35% U3O8 using underground mining methods and processing via a toll milling agreement.

Current economic conditions, mine design, and cash flow analysis do not account for the processing of copper mineralization, and thus, copper is excluded from the Mineral Reserve estimate.

Table 1-4: Summary of Estimated Mineral Reserves - December 31, 2025

Classification	Cut-Off Grade (% U3O8 )	Tonnage (st)	Grade (% eU3O8)	Contained Metal (lb U3O8)	Metallurgical Recovery U3O8 (%)
Main Zone
Proven	0.35%	17,500	1.04%	365,300	96.0
Probable	0.35%	79,900	1.06%	1,697,600	96.0

Proven	0.35%	-	-	-	96.0
Probable	0.35%	35,700	0.71%	508,300	96.0
Total Proven + Probable		133,000	0.97%	2,571,200	96.0
Notes:

1. SEC S-K-1300 definitions were followed for all Mineral Reserve categories.  These definitions are also consistent with CIM (2014) definitions in NI 43-101.

2. The Mineral Reserve estimate is reported on a 100% ownership basis.

3. Mineral Reserves are reported on an in situ basis after applying dilution and mining extraction.

4. Mineral Reserves are estimated using a long-term uranium price of US$80.00/lb, and a breakeven cut-off grade of 0.35% U3O8.

5. Stope shapes were created using a minimum mining width of 4 ft and 20 ft vertical stope heights.

6. A tonnage factor of 0.099 st/ft3 was used which is derived from operational data.

7. Numbers may not add due to rounding.

The SLR QP is not aware of any risk factors associated with, or changes to, any aspects of the modifying factors such as mining, metallurgical, infrastructure, permitting, or other relevant factors that could materially affect the Mineral Reserve estimate.

1.3.8 Mining Method

Pinyon Plain is an underground, shaft-access mine. The primary production method is longhole stoping, using either upholes or downholes drilled from ore sill drives. Development mining uses handheld drills for face advance and ground support installation. Longholes are drilled with buggy drills. Material is hauled using small, mechanized rubber-tired equipment. Ore is hoisted to surface, stored in a surface ore stockpile, and then transported by highway trucks to the White Mesa Mill.

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There are two mining zones at Pinyon Plain. The production shaft is 1,470 ft deep reaching the bottom of the Main Zone. Main Zone production extends over an approximate 200 ft vertical interval from 1,200 ft to 1,400 ft below surface. The Juniper Zone lies beneath the Main Zone, with production extending over an approximate 220 ft vertical interval to a maximum depth of 1,800 ft below surface. The bottom of Juniper Zone is approximately 410 ft below the lowest shaft station.

The Main Zone is roughly cylindrical in shape, with a diameter of up to 200 ft.  Production stopes range from 10 ft to up to 40 ft across. Mining levels are spaced at roughly 40 ft vertical intervals. An eight foot diameter return air raise (RAR) is located in the barren centre. A Timberland escape hoist with bullet cage is installed in the raise such that it functions as an emergency escapeway.

The Juniper Zone is also cylindrical in shape, however, less continuous than the Main Zone. Reserves are primarily located on the south and west side of the mineralized cylinder.  Mining levels in Juniper Zone are designed at 40 ft vertical spacing. The Juniper Zone mine design includes a switchback decline and eight mining levels.

Due to the circular nature of the breccia pipe, each mining level is developed in a circular fashion, from the mine access drift along the circular ore contacts. Ore drifts are widened to the extent of mineralization by slashing the side walls. Once the ore drive is complete, longhole stoping will typically be initiated on the opposite side of the pipe from the level entrance and retreat back toward the level entrance. An LHD will transport material from the mining face, then load haul trucks at the level entrance. The haul trucks will then move material up the Juniper decline to the shaft loading pocket.

As of January 2025, production in Main Zone is ongoing and expected to be completed in 2028. Decline development is advancing toward the Juniper Zone, with first ore expected in July 2026 when ore development commences on the 4902 level. The production rates are expected to hold steady near 5,000 short tons per month until the end of 2027 when the Juniper Zone nears depletion. The end of the mine production schedule is currently August 2028.

Production is scheduled at up to 5,000 tons per month (166 tpd) when sufficient headings are available. All development headings are scheduled to advance at six feet per day, equal to a standard development round length.

1.3.9 Mineral Processing

Ore will be transported to the White Mesa Mill for processing based on a toll milling agreement. Energy Fuels owns and operates White Mesa Mill, which is located near Blanding, Utah.  White Mesa Mill is 270 road miles to 320 road miles from the Pinyon Plain Mine, depending on the route.

The White Mesa Mill currently utilizes agitated hot acid leach and solvent extraction to recover uranium. Historical and metallurgical tests, along with White Mesa Mill production records, confirm this processing method will recover approximately 96% of the contained uranium.

The White Mesa Mill was constructed in 1979 to 1980, and is currently fully operational. All required facility infrastructure items are in place at the White Mesa Mill for processing of Pinyon Plain Mine mineralization.

1.3.10 Project Infrastructure

The Pinyon Plain Mine is a developed site with gravel road access and facilities, including line power. Infrastructure at the Project has been designed to accommodate all mining and transportation requirements.  In addition to the mine shaft, existing mine infrastructure includes offices, mine dry, warehousing, development rock storage, standby generators, fuelling station, fresh water well, monitor wells and water tanks, a containment pond, electrical power, rapid response services, explosive magazines, equipment utilities, and a workshop.  The haulage distance from the Project to the White Mesa Mill in Blanding, Utah, is 320 miles.

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1.3.11 Market Studies

EFR has signed uranium sales contracts and has term sheets with major nuclear utilities for a portion of the production from the Project. These contracts use both agreed upon base pricing and spot pricing to calculate the actual contract sales price. The average contract and term sheet price over 2026 and 2027 is approximately $82.73/lb based upon the price forecasts from TradeTech. A $5/lb reduction in spot price would result in an average contract and term sheet price of $80.48/lb.  Based on the current and forecast spot prices and contracts data, SLR used a constant uranium price of $80/lb for Reserves and in the cash flow analysis.

1.3.12 Environmental, Permitting and Social Considerations

EFR has secured and assesses compliance with all permits necessary to construct, operate, and close the Project. Permitting involved public participation and involvement. EFR maintains regular interactions with the governmental agencies and the public.

1.3.13 Capital and Operating Cost Estimates

The base case capital cost estimate summarized in Table 1-5 covers the three year life of the Project and are based on Q1 2025 US dollars.  Based on the American Association of Cost Engineers (AACE) International classifications, Class 3 estimates have an accuracy range between -10% to -20% (low-end) to +10% to +30% (high-end) (AACE International 2012).  The base case capital and operating cost estimates are within the Class 3 ranges and would meet the S-K 1300 standard of ± 25% accuracy and ≤15% contingency.

Table 1-5: Capital Cost Estimate

Description	Total Cost (US$ 000)
Mine Development	7,163
Mining and Infrastructure	750
Contingency	1,187
Reclamation	1,540
Total Capital	10,640

Operating costs are based on EFR's operating experience.  Table 1-6 shows the operating costs used in the economic evaluation of the Project in Q1 2025 dollars with no contingency applied.

Table 1-6: Operating Cost Summary

Area	Cost ($/st ore mined)
Mining	$184.00
Haulage	$95.00

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Processing	$256.00
G&A	$7.00
TOTAL Operating Costs	$542.00
Notes:

1. Mining costs include labor, supplies, equipment operation, and sundries as well as an allowance for ongoing mine development over the life of the Project.

2. Ore haulage covers the cost of trucking ore from the mine to White Mesa mill for toll processing.  The contract haulage cost is based on a $0.30/st-mile unit rate and assumes a 5% moisture content of the ore.

3. Processing cost estimate is based on a toll milling arrangement between the Project and the White Mesa Mill.

4. General and Administrative (G&A) costs are based on the assumption that the Project will be supported by existing staff based in EFR's Lakewood, Colorado, office headquarters, with regular site visits as needed during the year.  G&A costs, totaling $7.00/st ore, are estimated as 2.5% of direct operating costs.

5. No contingency applied.

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2.0 Introduction

SLR International Corporation (SLR) was retained by Energy Fuels Inc. (Energy Fuels), the parent company of Energy Fuels Resources (USA) Inc. (EFR), to prepare a Technical Report on the updated Pre-Feasibility Study (PFS) on the Pinyon Plain Mine (Pinyon Plain or the Project), located in Coconino County, Arizona, USA. EFR owns 100% of the Project.

EFR's parent company, Energy Fuels Inc., is incorporated in Ontario, Canada. EFR is a US-based critical materials company focused on developing its uranium/vanadium mines in Colorado, Utah, Arizona, New Mexico, and Wyoming. It also has rare-earth element processing capabilities that complement its uranium processing at its White Mesa Mill in Blanding, Utah, and its rare-earth processing globally. Energy Fuels is listed on the NYSE American Stock Exchange (symbol: UUUU) and the Toronto Stock Exchange (symbol: EFR).

This Technical Report satisfies the requirements of Canadian National Instrument 43-101 Standards of Disclosure for Mineral Projects (NI 43-101) and the United States Securities and Exchange Commission's (SEC) Modernized Property Disclosure Requirements for Mining Registrants as described in Subpart 229.1300 of Regulation S-K, Disclosure by Registrants Engaged in Mining Operations (S-K 1300) and Item 601 (b)(96) Technical Report Summary.  The purpose of this Technical Report is to disclose the results of an updated PFS for the Project.

The Pinyon Plain Mine is a uranium and copper breccia pipe deposit in northern Arizona. The mine is permitted and includes a 1,470 ft-deep shaft, headframe, hoist, compressor, and surface facilities, including line power. The mine is currently producing ore from the Main Zone and advancing development toward the Juniper Zone. Environmental compliance activities continue with all infrastructure for mine development in place. The operation is a mechanized underground mining operation in which ore is hoisted to the surface and then trucked to the White Mesa mill for processing under a toll milling agreement.

Energy Fuels operates the mine at a nominal production rate of up to 166 short tons per day (stpd) of ore, and at an average rate of 133 stpd over the LOM. The mine life totals 32 months. The life of mine plan includes mining 133,000 tons of ore grading 0.97% U3O8, yielding 2.57 million pounds (Mlb) of U3O8. Process recovery is estimated at 96%, resulting in the production of 2.47 million pounds of U3O8. There are additional Mineral Resources at depth below the Mineral Reserves in the current mine plan.

2.1 Sources of Information

Sources of information and data contained in this Technical Report or used in its preparation are from publicly available sources in addition to private information owned by EFR, including that of past property owners.

This Technical Report was prepared by SLR QPs. Details on the site visits for each of the QPs are listed:

• The independent SLR QP Mathisen visited the Project under care and maintenance on November 16, 2021. Mr. Mathisen toured the operational areas, project offices, and water treatment facility (WTF) and conducted discussions with EFR Project geologists on current and future plans of operations.

• The independent SLR QP Chee has not visited the Project. Ms. Chee considered her discussions with Mr. Mathisen following his site visit with regard to the project geology to be sufficient to conduct the Mineral Resource estimation.

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• The independent SLR QPs, Messrs. Malensek and Gochnour, visited Pinyon Plain on October 27, 2022. Messrs. Malensek and Gochnour toured the surface and underground operational areas, project offices, and WTF, and conducted discussions with EFR site personnel on current and future plans of operations.

• The independent SLR QP Murray Dunn visited the Project on October 6, 2025, visiting underground work areas and surface infrastructure and discussing the current operational status, mining method, and future development plans.

• The independent QP, Jeffrey L. Woods, SLR associate metallurgist, has not visited the Pinyon Plain Mine as all processing will occur at the White Mesa Mill.

Table 2-1 presents a summary of the QP responsibilities for this Technical Report.

Table 2-1: Summary of QP Responsibilities

Qualified Person	Company	Title/Position	Section
Grant A. Malensek, M.Eng., P. Eng.	SLR	Senior Principal Mining Engineer	1.2, 1.3.11, 1.3.13, 19, 21, 22, 30
Mark B. Mathisen, CPG	SLR	Senior Principal Geologist	1.1, 1.1.1.1, 1.1.2.1, 1.3.1-1.3.6, 2-12, 14, 23, 24, 25.1, 26.1
Yenlai Chee, CPG	SLR	Senior Resource Geologist	1.3.6, 14
Murray Dunn, P.Eng.	SLR	Consultant Mining Engineer	1.1.1.2, 1.1.2.2, 1.3.7, 1.3.8, 15, 16, 25.2, 26.2
Jeffrey L. Woods, MMSA QP	Woods Process Services	Principal Consulting Metallurgist	1.1.1.3, 1.1.1.4, 1.1.2.3, 1.1.2.4, 1.3.9, 1.3.10, 13, 17, 18, 25.3, 25.4, 26.3, 26.4
Lee (Pat) Gochnour, MMSA (QP)	Gochnour & Associate, Inc.	Associate Principal Environmental Specialist	1.1.1.5, 1.1.2.5, 1.3.12, 20, 25.5, 26.5
All	-	-	27

During the preparation of this Technical Report, discussions were held with personnel from EFR:

• Dan Kapostasy, P.G., Vice President, Technical Services

• Matthew Germansen, Technical and Environmental Manager

• Jared Tadla, Geologist Technical Lead

• Scott Bakken, P.G., Vice President, Regulatory Affairs

• Nick Martin, Environmental Manager

• Logan Shumway, Vice President, Processing Operations

This Technical Report supersedes the previous Technical Report completed by SLR, dated March 6, 2024.

The documentation reviewed and other sources of information are listed at the end of this Technical Report in Section 27 References.

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2.2 List of Abbreviations

The U.S. System for weights and units has been used throughout this report. Tons are reported in short tons (ton) of 2,000 lb unless otherwise noted. All currency in this Technical Report is US dollars (US$) unless otherwise noted.

Abbreviations and acronyms used in this Technical Report are listed below.

Unit Abbreviation	Definition	Unit Abbreviation	Definition
μ	micron	kWh	kilowatt-hour
a	annum	L	liter
A	ampere	lb	pound
bbl	barrels	m	meter
Btu	British thermal units	m3	meter cubed
°C	degree Celsius	M	mega (million); molar
cm	centimeter	Ma	one million years
cm3	centimeter cubed	MBtu	thousand British thermal units
d	day	MCF	million cubic feet
°F	degree Fahrenheit	MCF/h	million cubic feet per hour
ft ASL	feet above sea level	mi	mile
ft	foot	min	minute
ft2	square foot	Mpa	megapascal
ft3	cubic foot	mph	miles per hour
ft/s	foot per second	MVA	megavolt-amperes
g	gram	MW	megawatt
G	giga (billion)	MWh	megawatt-hour
Ga	one billion years	ppb	part per billion
gal	gallon	ppm	part per million
gal/d	gallon per day	rpm	revolutions per minute
g/L	gram per liter	RL	relative elevation
g/y	gallon per year	s	second
gpm	gallons per minute	ton or st	short ton
hp	horsepower	stpa	short ton per year
h	hour	stpd	short ton per day
Hz	hertz	t	metric tonne
in.	inch	US$	United States dollar
in2	square inch	V	volt
J	joule	W	watt
k	kilo (thousand)	wt%	weight percent
kg/m3	kilogram per cubic meter	WLT	wet long ton
kVA	kilovolt-amperes	y	year
kW	kilowatt	yd3	cubic yard

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3.0 Reliance on Other Experts

This Technical Report has been prepared by the SLR QP for EFR's parent company, Energy Fuels. The information, conclusions, opinions, and estimates contained herein are based on:

• Information available to the SLR QP at the time of preparation of this Technical Report,

• Assumptions, conditions, and qualifications as set forth in this Technical Report, and

• Data, reports, and other information supplied by Energy Fuels and other third-party sources.

3.1 Reliance on Information Provided by the Registrant

For the purpose of this Technical Report, the SLR QP has relied on information provided by Energy Fuels for the following:

Ownership information for the Project, as described in Section 4 Property Description and Location, and the Summary of this Technical Report, relied upon a legal opinion by Parsons Behle & Latimer dated January 19, 2022, entitled Mining Claim Status Report - Pinyon Mine, Coconino County, Arizona. The SLR QP has not researched property title or mineral rights for the Project, as we consider it reasonable to rely on Energy Fuels' legal counsel, who is responsible for maintaining this information. The SLR QP, in their professional opinion, has taken all appropriate steps to ensure that the above information from Energy Fuels is sound.

Royalties and other encumbrances for the Project, as described in Section 4 Property Description and Location and the relevant sections of the Summary, were confirmed by Matthew Germansen, Technical and Environmental Manager for EFR, in an email dated January 23, 2026.

Environmental and permitting information for the Property, as described in Section 4 Property Description and Location, Section 20 Environmental Studies, Permitting, and Social or Community Impact, and the relevant sections of the Summary, was provided by Scott Bakken, Vice President, Regulatory Affairs for EFR, and Nick Martin, Environmental Manager, and reviewed by the SLR QP. The permit register was also provided by Mr. Martin via email on August 25, 2025. SLR is unaware of any changes in the register since the date of confirmation.

SLR has relied on EFR for guidance on applicable taxes and other government levies or interests, applicable to revenue or income, to evaluate the viability of the Mineral Reserves stated in Section 22 Economic Analysis, and the relevant sections of the Summary of this Technical Report. This information was confirmed by Kara Beck, Tax Manager for EFR, in an email dated February 16, 2026. SLR is unaware of any changes to the US tax code since the date of confirmation.

Except as provided by applicable laws, any use of this Technical Report by any third party is at that party's sole risk.

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4.0 Property Description and Location

The Project is a fully permitted underground uranium and copper deposit in northern Arizona. The mineral rights are held by EFR, a wholly owned subsidiary of EFR Arizona Strip LLC.

4.1 Location

The Project is located in northern Arizona within the Kaibab National Forest, on a fully permitted 17-acre site.  It is situated 153 mi north of Phoenix, 86 mi northwest of Flagstaff, 47 mi north of Williams, and seven miles southeast of Tusayan, in Sections 19 and 20, Township 29 North, Range 03 East, Gila and Salt River Meridian (GSRM), Coconino County, Arizona (Figure 4-1).

The approximate center of the Project has the following coordinates:

• Universal Transverse Mercator (UTM): 401036.11 m E, 3971521.98 m N Zone 12S

• Geographic: 35°52'58.65" N latitude and 112°5'47.05" W longitude (degrees, minutes, seconds).

• State Plane 1983 Arizona Central FIPS 0202 (US feet) system.

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Figure 4-1: Location Map

Grand Canyon National Park
Colorado River
Navajo Reservation
Kaibab National Forest
Pinyon Plain Mine
Tusayan
Kaibab National Forest
Coconino National Forest
Williams
Flagstaff
64
89
180
40
1,400,000
1,500,000
1,600,000
1,700,000
9,600,000
9,500,000
9,400,000
9,300,000
N
Legend:
Private
State Trust
BLM
Forest Service
Indian Reservation
Military
Other
Natl. Parks
ARIZONA
5 0 5 10 Miles
5 0 5 10 Kilometers
SLR
Energy Fuels Inc.
Pinyon Plain Project
Arizona, USA
Location Map

Source: EFR 2026.

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4.2 Land Tenure

EFR's property position at the Project consists of nine unpatented mining claims (Canyon 64-66, 74-76, and 84-86), located on U.S. Forest Service (USFS) land, encompassing approximately 186 acres (Figure 4-2). Gulf Mineral Resources (Gulf) originally staked the claims in 1978, and various companies have maintained the claims since the original staking. EFR acquired the Project in June 2012 and has a 100% interest in the claims.

All claims, which are renewed annually in September of each year, are in good standing until September 1, 2026 (at which time they will be renewed for the following year as a matter of course). All unpatented mining claims are subject to an annual federal mining claim maintenance fee of $200 per claim plus approximately $10 per claim for county filing fees to the BLM.  Table 4-1 lists the mineral claims covering the Project.

Table 4-1: Claims Held by EFR for the Pinyon Plain Mine

Section	Quadrant	Serial Number	Claim Type	Claim Name	Claimant	Loc. Date	Next Pmt Due Date
19 & 20	NE(19),NW(20)	AZ101406928	LODE CLAIM	CANYON #64	EF ENERGY FUELS	4/5/1978	9/1/2026
19 & 20	NE,SE(19),NW,SW(20)	AZ101408027	LODE CLAIM	CANYON #65	EF ENERGY FUELS	4/5/1978	9/1/2026
19 & 20	SE(19),SW(20)	AZ101422944	LODE CLAIM	CANYON #66	EF ENERGY FUELS	4/5/1978	9/1/2026
20	NW	AZ101424281	LODE CLAIM	CANYON #74	EF ENERGY FUELS	4/5/1978	9/1/2026
20	NW,SW	AZ101511848	LODE CLAIM	CANYON #75	EF ENERGY FUELS	4/5/1978	9/1/2026
20	SW	AZ102522768	LODE CLAIM	CANYON #76	EF ENERGY FUELS	4/5/1978	9/1/2026
20	NE,NW	AZ101515633	LODE CLAIM	CANYON #84	EF ENERGY FUELS	4/4/1978	9/1/2026
20	NE,NW,SE,SW	AZ101403513	LODE CLAIM	CANYON #85	EF ENERGY FUELS	4/4/1978	9/1/2026
20	SE,SW	AZ101408062	LODE CLAIM	CANYON #86	EF ENERGY FUELS	4/4/1978	9/1/2026

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Figure 4-2: Land Tenure Map

Legend:
Claim Boundary
Project Boundary
Building
Containment Pond
Development Rock Storage
Ore Storage
R 03 E
17
6595
6550
6550
6561
19
20
T 29 N
Canyon -64
Canyon -74
Canyon -84
Canyon -65
Canyon -75
Canyon -85
Canyon -66
Canyon -76
Canyon -86
6500
6526
6500
30
29
6500
Copyright © 2013 National Geographic Society, i-cubed

N

400 0 400 800 Feet

200 0 200 400 Meters

SLR

Energy Fuels Inc.

Pinyon Plain Project

Arizona, USA

Land Tenure Map

Source: EFR 2026.

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4.3 Required Permits, Authorizations and Status

The Project is located on public lands managed by the USFS and has an approved Plan of Operations (PoO) with the USFS. The Pinyon Plain Property has also received permit authorizations through the Arizona Department of Environmental Quality (ADEQ), which include an Individual Aquifer Protection Permit (APP) for the Non-Stormwater Impoundment, Intermediate Ore Stockpile and Development Rock Stockpile, an Air Quality Control Permit, and Industrial Stormwater Multi-Sector General Permit (MSGP) coverage. In 2015, the Property also received approval from the US Environmental Protection Agency (EPA) to construct/modify an Underground Uranium Mine pursuant to the National Emissions Standards for Hazardous Air Pollutants (NESHAPs).

The SLR QP is not aware of any factors or risks that may affect access, title, or the right or ability to perform the proposed work program on the Property.

4.4 Royalties

In late 2022, EFR contracted a legal firm, Parsons Behle & Latimer (the Firm), to examine evidence of title and ownership of the existing royalties on the unpatented land claims associated with the Pinyon Plain mine.

The Firm examined records of the Coconino County Recorder related to existing royalties and found a mining deed and lease dated December 1, 1982, between the Gulf Oil Corporation (Gulf) and Energy Fuels Exploration Company (EFEC) reserving a 3.5% royalty based on a sliding pricing guaranteed by the US Government based on ore grade plus allowances for mining and haulage as outlined in the United States Atomic Energy Commission (AEC) Circular 5. Additionally, a 7% net smelter return (NSR) royalty on minerals other than uranium was also agreed upon with Gulf, which is not applicable at this time since uranium is the only metal planned to be milled from the Project as outlined in the economic analysis section (Section 22.0) of this Technical Report.

Based on the AEC guidance, current Pinyon Plain Mineral Reserves, and EFR's uranium contracted price for Pinyon Plain ores, the calculated Pinyon Plain royalty to Gulf is $1.88 per ore ton mined.

4.5 Other Significant Risks

The SLR QP is not aware of any environmental liabilities on the Project. Energy Fuels has all the required permits to conduct the proposed work on the Project. The SLR QP is not aware of any other significant factors and risks that may affect access, title, or the right or ability to perform the proposed work program on the Project.

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5.0 Accessibility, Climate, Local Resources, Infrastructure and Physiography

5.1 Accessibility

Access to the Project site is via State Highway 64 and Federal Highway 180 to within five miles of the mine site, then over unsurfaced public USFS roads (Figure 4-1). The Atchison, Topeka and Santa Fe railway line passes east-west 50 mi south of the site at Williams, and a spur of the railway, which passes 10 mi west of the Project site, services the Grand Canyon National Park. Airports at Flagstaff, Phoenix, and Tusayan provide air access to the area.

Although the Coconino Plateau is sparsely populated, tourist traffic to Grand Canyon National Park results in large numbers of people passing through the region daily.

5.2 Vegetation

Vegetation on the plateaus is primarily ponderosa pine forest with some open pinyon-juniper woodland and shrubs. The local climate allows for a year-round mining operation.

5.3 Climate

The climate in northern Arizona is semi-arid, with cold winters and hot summers. January temperatures range from approximately 7°F to 57°F and July temperatures range from 52°F to 97°F. Annual precipitation, mostly in the form of rain but with some snow, is about 12 in.

5.4 Local Resources

Personnel and supplies for future mining operations are expected to be sourced from the nearby towns of Williams and Flagstaff, Arizona (50 miles and 70 miles, respectively), as well as other underground mining districts in the western United States. Although the Coconino Plateau is sparsely populated, tourist traffic to Grand Canyon National Park results in large numbers of people passing through the region daily.

5.5 Infrastructure

In addition to the mine shaft, existing surface mine infrastructure includes surface maintenance shops, employee offices and change rooms, a water well, an evaporation pond, water treatment plant, explosive magazines, water tanks, fuel tank, and rock stockpile pads (ore and development rock). Electrical power is available through an existing power line that terminates at the site.

In 1982, Energy Fuels Nuclear, Inc. (EFNI), which is not part of Energy Fuels Inc., acquired the Project. From 1982 to 1987, EFNI conducted exploration drilling, permitted the mine, constructed certain surface facilities including a headframe, hoist, and compressor, and sunk the shaft to a depth of 50 ft. From 1987 to 2013, the Project was put on standby due to low uranium prices. In 2012, EFR acquired the Project through its acquisition of Denison Mines Corporation's US assets (Denison). Beginning in 2013, EFR refurbished the surface facilities and extended the shaft an additional 228 ft to a depth of 278 ft. In late 2013, the Project was again placed on standby due to low uranium prices. In October 2015, EFR re-started the Project and committed to completing the shaft and underground delineation drilling program. From October 2015 to March 2018, the shaft was sunk to a final depth of 1,470 ft, and three development levels were started at the 1,000 ft (5,506 ft ASL), 1,220 ft (5,286 ft ASL); and 1,400 ft (5,106 ft ASL) depths, all of which have functioned as drill stations.

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During 2019, a 1,000,000-gallon water tank was installed, in addition to the existing 400,000-gallon tank installed in 2017. These above-ground storage tanks are used for operational flexibility and extra water storage capacity during winter months. Three floating, downcasting, enhanced evaporators were installed in the Non-Stormwater Impoundment to aid in evaporation. The tanks and evaporators are part of Energy Fuels' water balance management practices at the site.

During 2020, a fourth floating, down-casting, enhanced evaporator was installed at the site to increase the operational flexibility of the water balance management practices. Additionally, a water capture and pumping system was installed in the shaft to segregate unimpacted water and store it for beneficial use.

During 2021, a water treatment facility (WTF) was installed to process water for offsite transport. The WTF was commissioned in April 2021. Water use agreements have been entered into with local farmers and ranchers through which they may utilize excess water from the Pinyon Plain Mine for their own beneficial uses within the Coconino Plateau groundwater basin.

In addition to the mine shaft, existing surface mine infrastructure includes surface maintenance shops, employee offices and change rooms, a water well, an evaporation pond, explosive magazines, water tanks, fuel tank, and rock stockpile pads (ore and development rock). Electrical power is available through an existing power line that terminates at the site.

5.6 Physiography

Northern Arizona is part of the Colorado Plateau, a region of the western United States characterized by semi-arid, high-altitude, gently sloping plateaus dissected by steep walled canyons, volcanic mountain peaks, and extensive erosional escarpments. The Project is located on the Coconino Plateau within the Colorado Plateau, at an elevation of approximately 6,500 feet above sea level (ft ASL).

Overall, the land is flat lying across several square miles surrounding the Project. Elevation at the site is 6,500 ft ASL with a southern downward slope averaging 100 ft per mile. Two major regional topographical features include the Red Butte, a lava capped mesa 4.5 mi south at an elevation of 7,234 ft ASL, and the Colorado River, 15 mi to the north at an elevation of 2,500 ft ASL.

Major landforms in the general area of the Project include nearly level drainage bottoms of recent alluvium, gently sloping plateau ridgetops, and moderately sloping canyon sideslopes. Soils have developed from residual or colluvial parent materials, and outcrops of bedrock are typically exposed along shoulder slopes and ridgetops. The Coconino Rim, a north-facing escarpment east and north of the deposit, is the major landform obstructing access between Pinyon Plain and highways to the east.

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6.0 History

Uranium exploration and mining of breccia pipe deposits started in the region in 1951 when a geologist with the U.S. Geological Survey noted uranium ore on the dump of an old copper prospect on the South Rim of the Grand Canyon in Northern Arizona. The prospect was inside Grand Canyon National Park, but on fee land that predated the Park. The Golden Crown Mining Company, which later merged with Western Gold and Uranium Inc., mined a significant high grade uranium deposit, the Orphan Mine, from 1956 to 1969. By the time mining ended, 4.26 million pounds (Mlb) of uranium, along with some minor amounts of copper, vanadium, and silver had been produced (Bennett, n.d.).

After the discovery of this first uranium deposit in the 1950s, an extensive search for other uranium deposits was made by the government and mining industry, but only a few low-grade prospects were found. Exploration started again in the early-1970s.

In the mid-1970s, Western Nuclear leased the Hack Canyon prospect located approximately 25 mi north of the Grand Canyon and found high grade uranium mineralization offsetting an old shallow copper-uranium site. In the next few years, a second deposit was found a mile away along a fault.

In the late-1970s, EFNI formed a uranium exploration venture with several Swiss utilities and acquired significant uranium reserves in southeast Utah. EFNI permitted and built the 2,000 stpd White Mesa Mill near Blanding, Utah, to process Colorado Plateau ore, which was expected to average 0.13% U3O8. When the uranium market fell in 1980, the higher-grade Hack Canyon property was leased by EFNI from Western Nuclear in December 1980 as a likely low-cost source of U3O8 mill feed. Development started promptly, and the Hack Canyon deposits were in production by the end of 1981. They proved to be much better than the initial estimates suggested in terms of both grade and tonnage.

As part of their exploration program, EFNI identified and investigated more than 4,000 circular features, which potentially indicate mineralized breccia pipes, in northern Arizona. Approximately 110 of the most prospective features were further explored by deep drilling, and nearly 50% of those drilled were shown to contain uranium mineralization. Ultimately, nine pipes were developed. Total mine production from the EFNI breccia pipes from 1980 through 1991 was approximately 19.1 Mlb of U3O8 at an average grade of just over 0.60% U3O8.

The Project is a uranium and copper breccia pipe deposit in northern Arizona. The Project was originally included as part of the Arizona Strip Uranium Project. The Arizona Strip Uranium Project was located in the Arizona Strip District, a mining district located in northwestern Arizona, and contained three deposits: the Pinenut Mine, the Arizona 1 Mine, and the Project. The Pinenut and Arizona 1 breccia pipes are located between the town of Fredonia, Arizona, and the Grand Canyon National Park. The Pinenut Mine was mined out in 2015 and is currently being reclaimed. The Arizona 1 Mine is currently on standby. The Project has been considered separate from the Arizona Strip Uranium Project since 2017.

6.1 Prior Ownership

The Project is located on mining claims that EFNI acquired from Gulf in 1982. Gulf originally staked the claims in April 1978. EFNI was acquired by the Concord group in the early-1990s. The Concord group declared bankruptcy in 1995, and most of the EFNI assets, including the Project, were acquired by International Uranium Corporation (IUC) in 1997. IUC merged with Denison Mines Inc. on December 1, 2006, and the new company changed its name to Denison Mines Corporation. In June 2012, Energy Fuels Inc. acquired all of Denison's mining assets and operations in the United States. Currently the Project claims are held by EFR, a wholly-owned subsidiary of EFR Arizona Strip LLC.

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6.2 Exploration and Development History

Since 1994, exploration activities undertaken on the Project have only included drilling. Prior to that, exploration activities carried out by EFR's predecessors from 1983 to 1987 include:

• Ground control source audio magneto tellurium (CSAMT) surveys

• Ground magnetics

• Ground very low frequency (VLF) surveys

• Time domain electro-magnetic surveys (TDEM)

• Surface gravity surveys

• Airborne electromagnetic (EM) surveys.

At the time of the acquisition by EFR, the Project was permitted and contained a headframe, hoist, and compressor, and a shaft to a depth of 50 ft. EFR refurbished the surface facilities and extended the shaft an additional 228 ft to a depth of 278 ft. In late 2013, the Project was placed on standby due to low uranium prices. In October 2015, EFR re-started the Project and committed to completing the shaft and underground delineation drilling program. From October 2015 to March 2017, the shaft was sunk to a depth of 1,470 ft, and three development levels were started at the 1,003 ft, 1,220 ft, and 1,400 ft depths, all of which have functioned as drill stations.

The Project was previously referred to as the Canyon Mine; however, in November 2020, EFR changed the project name to Pinyon Plain.

6.2.1 Drilling

The basic tool for exploring breccia pipes in northern Arizona is deep rotary drilling, supplemented by core drilling, up to a depth of 2,000 ft or more from surface. All drill holes are surveyed for deviation and logged using gamma logging equipment, as described in Section 11.1.1. Previous operators drilled 45 surface holes, including a deep water well, totalling 62,289 ft (Table 6-1). Gulf drilled eight exploration holes at the Project site from 1978 to May 1982 but found only low-grade uranium mineralization. Additional drilling by EFNI in 1983 identified economic uranium mineralization at the Pinyon Plain breccia pipe.

After EFNI identified mineralization, shallow drilling was conducted to locate the center of the collapse feature (holes S01-S13), as a guide to the throat of the underlying breccia pipe. EFNI followed this up with additional deep drilling to better define the mineralization.

Table 6-1: Drilling at Pinyon Plain Mine by Previous Operators

Year	Company	Location	# Holes	Total Depth (ft)	Hole ID	Type
1978-1982	Gulf	Surface	8	13,041	COG Series	Rotary
1983	EFNI	Surface	5	10,504	CYN Series 01-05	Rotary
1984	EFNI	Surface	13	1,350	CYN Series S01-S13	Rotary

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Year	Company	Location	# Holes	Total Depth (ft)	Hole ID	Type
1984	EFNI	Surface	10	18,462	CYN Series 06-14C & 16C	Core/Rotary
1985	EFNI	Surface	2	3,534	CYN 15C & CYN 15W1	Core
1986	EFNI	Surface	1	3,086	55-515772	Water Well
1994	EFNI	Surface	6	12,312	CYN Series 17-22	Rotary
Total			45	62,289

6.3 Past Production

A mine shaft and conveyances were developed for underground exploration, as described in Section 5.5. Production at Pinyon Plain commenced in 2024 with ore development in the Main Zone. Longhole stoping activities commenced in late 2025 between the 5170 and 5210 sublevels, and the 5210 and 5250 sublevels. A summary of past production is presented in Table 6-2.

Table 6-2: Past Production Summary

Year	Tonnage (tons)	Grade (% U3O8)	Contained Metal (lb U3O8)
2024	6,815	1.53	207,981
2025	47,194	1.62	1,533,714
Total	54,009	1.61	1,741,695

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7.0 Geological Setting and Mineralization

7.1 Regional Geology

The Project is located on the Colorado Plateau, south of the Grand Canyon, within the Kaibab National Forest. The Project's mineralization is controlled by a collapse structure known as a breccia pipe. This breccia pipe is one of thousands of collapse structures found on the north and south rims of the Grand Canyon. The Pinyon Plain pipe extends from the surface (Moenkopi Formation) through various geologic strata into the Redwall Limestone.

Parts of two distant physiographic provinces are found in Arizona: the Basin and Range Province, located in the southern portion of the state, and the Colorado Plateau Province, located across the northern and central portions of the state. Pinyon Plain lies within the Colorado Plateau Province.

Surface exposures near the Project reveal sedimentary and volcanic rocks ranging in age from upper Paleozoic to Quaternary. The area is largely underlain by sedimentary rocks of the Mississippian through Triassic Periods; however, exposed within the Grand Canyon are older rocks reaching Precambrian age.

The region has experienced volcanic activity since the Pliocene epoch. A number of lava-capped buttes rise above the general landscape, and lava flows cover large areas in the southern part of the district. Faulting has exerted significant control on the geologic development and geomorphic history of the region. Major structural features are the Grand Wash, Hurricane, and Toroweap fault systems, all generally trending north-south with an eastern up thrown side. These faults are topographically prominent and show impressive scarps though other less prominent fault systems exist.

The deep incision of the Grand Canyon and associated side canyons, such as Kanab Creek, have dewatered the sedimentary section. Regionally, groundwater is encountered in the Redwall limestone, which coincides with the deeper formations exposed in the Grand Canyon. Perched groundwater, usually in very limited quantities, is often encountered at the base of the Coconino sandstone in contact with the low-permeability Hermit shale sequence. Figure 7-1 is a map showing the regional geology of the Project. Figure 7-2 presents a regional stratigraphic column.

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Figure 7-1: Regional Geologic Map

PINYON PLAIN MINE
9,600,000
9,500,000
9,400,000
9,300,000
1,600,000
1,700,000
SLR
Legend:
Q-Quaternary Surficial Deposits, Undiluted
QTb-Holocene to Middle Pliocene Basaltic Rocks
QTu-Holocene to Middle Pliocene Volcanic Rocks
Qy-Holocene Surficial Deposits
Qo-Early Pliocene to Latest Pliocene Surficial Deposits
Tuy-Pliocene to Middle Miocene Volcanic Deposits
Tsy-Pliocene to Middle Miocene Deposits
Tby-Pliocene to Late Miocene Basaltic Rocks
Tso-Oligocene to Paleocene (?) Sedimentary Rocks
Kmu-Sedimentary Rocks of the Upper Cretaceous Mesaverde Group
Ks-Cretaceous Sedimentary Rocks
Js-San Rafael Group
Jgc-Glen Canyon Group
TRc-Chinle Formation
TRcs-Shinarump Conglomerate Member
TRm-Moenkopi Formation
Pz-Paleozoic Sedimentary Rocks
p-Permian Sedimentary Rocks
pp-Permian to Pennsylvanian Sedimentary Rocks
MC-Mississippian, Devonian, and Cambrian Sedimentary Rocks
Ys-Middle Proterozoic Sedimentary Rocks
Xg-Early Proterozoic Granitic Rocks
Xms-Early Proterozoic Metasedimentary Rocks
Xmu-Early Proterozoic Metavolcanic Rocks
Xm-Early Proterozoic Metamorphic Rocks
Quaternary or High-Angle Normal Fault
N
0 10
Miles
0 20
Kilometers
Energy Fuels Inc.
Pinyon Plain Project
Arizona, USA
Regional Geologic Map

Source: Arizona Geologic Survey Map 35, Richard et al., 2002.

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Figure 7-2: Regional Stratigraphic Column

Average or range in thickness (in feet)
Diameter of surface depression
Holocene alluvium
TRIASSIC
Chinle Formation
Petrified Forest Member
300
Shinarump Member
0 - 200
Moenkopi Formation
400 - 1200
Coconino Plateau
PERMIAN
Kaibab Limestone
Harrisburg Gypsiferous Member
125
Fossil Mountain Member
250
Toroweap Formation
Woods Ranch Member
90-100
Brady Canyon Member
200
Seligman Member
30
Coconino Sandstone
175
Hermit Shale
500
Supai Group
Esplanade Sandstone
450
PENNSYLVANIAN
Wescogame Formation
150
Manakacha Formation
200
Watahomigi Formation
150
MISSISSIPPIAN
Surprise Canyon Formation (Mississippian/Pennsylvanian?)
0 - 300
Redwall Limestone
450 - 600
DEVONIAN
Temple Butte Limestone
400

SLR

Energy Fuels Inc.

Pinyon Plain Project

Arizona, USA

Regional Stratigraphic Column

Source: After Wenrich, 1992.

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7.2 Local Geology

The Project's surface expression is a broad, shallow depression in the Permian Kaibab Formation. The pipe is essentially vertical with an average diameter of less than 200 ft, but it is considerably narrower through the Coconino and Hermit horizons (80 ft in diameter). The cross-sectional area is approximately 20,000 ft² to 25,000 ft². The pipe extends for at least 2,300 ft vertically from the Toroweap limestone to the upper Redwall horizons (Figure 7-3). The pipe's ultimate depth is unknown. Uranium mineralization is concentrated in an annular ring within the breccia pipe.

7.2.1 Structural Geology

Regional joint systems are rooted below the Redwall trend northwest-southeast and northeast-southwest. The regional joints and fractures cause upward caving of the karstic voids in the Redwall Limestone through the overlying Paleozoic sediments. As surface water and groundwater interact with the pipe, a circular brecciated column forms inside the fracture-controlled boundary.

Fractures related to the pipe can surround the brecciated zone and extend thin "ring fractures" up to 300 ft beyond the breccia pipe. Vertical joints and associated breccia pipes increase permeability and porosity, leading to the mineralization observed in the region. Figure 7-4 presents a horizontal section looking down at the breccia pipe and shows the distribution of mineralization with reference to the pipe structure.

7.2.2 Alteration

The Pinyon Plain breccia pipe is surrounded by bleached zones, particularly notable in the Hermit Formation, where unaltered red sediments contrast sharply with gray-green bleached material. Bleaching is common within 100 ft of the pipe boundary. Sulfide mineralization, commonly in the form of pyrite, is found as streaks or blebs within the bleached zones.

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Figure 7-3: Cross Section of Local Geology

Depth Below Ground Surface (Feet)
0
-200
-400
-600
-800
-1,000
-1,200
-1,400
-1,600
-1,800
-2,000
Elevation (Feet)
6,505
6,305
6,105
5,905
5,705
5,505
5,305
5,105
4,905
4,705
Toroweap Formation
Kaibab Limestone
Coconino Sandstone
Hermit Shale
Supai Group
Esplanade Sandstone
Supai Group
Wescogame,
Manakacha, &
Watahomigi Formations
Cap
U
Upper
U w/ minor Cu
Main
U & Cu
Main-Lower
U & Cu
Juniper I
U w/ minor Cu
Juniper II
U w/ no known Cu
1-3 Station
1-4 Station
1-5 Station
Bottom of Shaft (1,470')
Breccia Pipe continues down
to the Redwall Limestone
Legend:
Mineralized Zone
Pinyon Plain Mine Breccia Pipe
SLR
Energy Fuels Inc.
Pinyon Plain Project
Arizona, USA
Cross Section of Local Geology

Source: EFR 2026.

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Figure 7-4: Pinyon Plain Horizontal Slice Main Zone - Slice 5,200' Level

+646650 E
+646725 E
+646800 E
+646875 E
+1776825 N
+1776750 N
+1776675 N
+1776600 N
+1776525 N
N
Breccia Pipe Boundary
0
25
50
75
100
125
Feet
Plunge +90
Azimuth 000
Looking down
Slicer Position +5200.00

Legend:

Main Zone > 0.15% U_3O_8

SLR

Energy Fuels Inc.

Pinyon Plain Project

Arizona, USA

Pinyon Plain Horizontal Slice Main Zone - Slice 5,200 Level

Source: SLR 2026.

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7.3 Mineralization

Mineralization at the Project extends vertically approximately 1,700 ft, both inside and outside the pipe, but high-grade uranium and copper mineralization is found primarily in the collapsed portions of the Coconino, Hermit, and Esplanade horizons and at the margins of the pipe in fracture zones. Sulfide zones are found scattered throughout the pipe but are especially concentrated (within a sulfide cap) near the Toroweap-Coconino contact, where the cap averages 20 ft thick and consists of pyrite and bravoite, an iron-nickel sulfide. The ore assemblage consists of uranium-pyrite-hematite with massive copper sulfide mineralization common in and near the high-grade zone. The strongest mineralization appears to occur in the lower Hermit-upper Esplanade horizons in an annular fracture zone.

The metal of interest at the Project is uranium, though significant copper mineralization co-exists in the breccia pipe. As the breccia within the pipe consists entirely of sedimentary rocks, mineralization typically occurs in the matrix material (primarily sand) surrounding the larger breccia clasts.

7.3.1 Uranium Mineralization

Uranium mineralization at the Project is concentrated in three stratigraphic levels or zones (Upper/Cap, Main, and Juniper) within a collapse structure ranging from 80 ft to 230 ft wide with a vertical extension from a depth of 650 ft to over 2,100 ft, resulting in approximately 1,450 ft of mineralization. Mineralized intercepts range widely up to several tens of feet with grades in excess of 1.00% U3O8. In previous reports and EFR news releases, the mineralization was subdivided into six distinct zones; those six have been combined into the three listed above for simplicity. The Upper/Cap Zone combines the previously reported Upper and Cap Zones. The Main Zone combines the previously reported Main and Main-Lower zones, and Juniper combines the previously reported Juniper I and Juniper II zones.

Age dating of mineralization (U-Pb) indicates a range of 101-260 million years, suggesting that the earliest uranium mineralization occurred in the Permian Period, before the pipes fully formed in the Triassic Period.

Consistent with other breccia pipe deposits, in the mineralized zone, the uranium mineralization occurs largely as blebs, streaks, small veins, and fine disseminations of uraninite/pitchblende (UO2). Mineralization is mainly confined to matrix material, but may extend into clasts and larger breccia fragments, particularly where these fragments are of Coconino sandstone. Uranium mineralization occurs primarily as uraninite and various uranium-phase minerals (unidentified minerals), with lesser amounts of brannerite and uranospinite.

7.3.2 Copper Mineralization

Currently, there is no reasonable prospect of economic copper extraction at the Project.

Significant copper mineralization occurs at the Project within the Main Zone and, to a lesser extent, in the Main-Lower zone, both with and without uranium mineralization.

Copper mineralization can be disseminated throughout the matrix material (commonly replacing calcite cement) with higher-grade mineralization typically occurring as vug fills, blebs, or streaks within the matrix and sometimes zoning the breccia clasts. The highest-grade copper mineralization completely replaces the matrix cement or replaces the matrix material altogether.

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Copper mineralization occurs primarily as tennantite, chalcocite, and bornite with lesser amounts of covellite. Pyrite and sphalerite are also found throughout the pipe. Silver is commonly associated with the copper mineralization in the Main Zone. Assay values of silver greater than one ounce per short ton are common where copper grades are high. Arsenic is present where tennantite mineralization occurs. Additionally, lower quantities of silver, zinc, lead, molybdenum, copper, nickel, and vanadium are present and scattered throughout the pipe.

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8.0 Deposit Types

Paleozoic Era sedimentary rocks of northern Arizona are host to thousands of breccia pipes. The pipes extend from the Mississippian Redwall Limestone up to the Triassic Chinle Formation, a total of approximately 4,000 ft of section. However, due to erosion and other factors, no single pipe has been observed cutting through the entire section. No pipe occurs above the Chinle Formation or below the Redwall Limestone. Breccia pipes mineralized with uranium are called Solution-Collapse Breccia Pipe Uranium deposits, which are defined as U.S. Geological Survey Model 32e (Finch, 1992).

Breccia pipes within the Arizona Strip District are vertical or near-vertical, circular to elliptical bodies of broken rock composed of slabs, rotated angular blocks, and fragments of surrounding and stratigraphically higher formations. The inclusion of breccia made of stratigraphically higher formations suggests that the pipes formed by solution collapse of underlying calcareous rocks, such as the Redwall Limestone. Surrounding the blocks and slabs making up the breccia is a matrix of fine material comprised of surrounding and overlying rock from various formations. For the most part, the matrix consists of siliceous or calcareous cement.

Breccia pipes are comprised of three interrelated features: a basinal or structurally shallow depression at the surface (designated by some as a collapse cone); a breccia pipe that underlies the structural depression; and annular fracture rings that occur outside but at the margin of the pipes. Annular fracture rings are commonly, but not always, mineralized. The structural depression may range in diameter up to 0.5 miles or more, whereas breccia pipe diameters can range up to approximately 600 ft, but normally range from 200 ft to 300 ft in diameter.

Mineralization in the breccia pipes takes place by water flowing along fractures and through porous materials that provide conduits for fluid flow and typically takes place in stages. Wenrich and Sutphin (1989) identified at least four separate mineralizing events within the Arizona Strip District pipes, with uranium and copper mineralization occurring during the last two.

To date, mineralized breccia pipes appear to occur in clusters or trends. Spacing between pipes ranges from hundreds of feet within a cluster to several miles within a trend. Pipe location may have been controlled by deep-seated faults, but karstification of the Redwall Limestone in the Mississippian and Permian Periods is considered to have initiated formation of the numerous and widespread pipes in the region.

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9.0 Exploration

EFR has completed no exploration work on the Project other than underground development drilling, discussed in Section 10, since acquiring the properties in 2012.

9.1 Geotechnical

In 1987, the geotechnical consulting firm of Dames and Moore (1987) completed an evaluation of mine stability and subsidence potential at the Project.

The scope of work was based on a review of geologic and geotechnical data from similar breccia pipe uranium mines on the Arizona Strip (the Orphan Mine, the Hack 2 Mine, Kanab North, and the Pigeon Mine), including the stability of existing underground stopes.

Numerical modeling of stopes was performed at depths of 800 ft, 1,200 ft, and 1,600 ft below the surface, with a surrounding rock strength of 3,000 psi. Stope dimensions at these mines varied from 60 ft high by 30 ft wide (Orphan Mine) to 350 ft high by 200 ft wide (Hack 2 Mine). Ground support was limited to rock bolts in the stope backs and no backfill.

The report concluded that stopes up to 350 ft high at a depth of 1,200 ft would not develop significant stability problems as long as prudent ground supports were employed, which EFR plans to install during mining. In addition, the report predicted mined out stopes would fill with rubblized rock as a result of subsidence reaching the surface in several hundred years; the surface expression would be less than two feet over a broad area and would be difficult to observe in the field.

Since the geotechnical report was produced, EFR has decided to fill stopes with waste rock generated during orebody access, thereby significantly reducing post-mining surface expression from ground subsidence.

EFR has not conducted any geotechnical work at the Project since its acquisition.

9.2 Exploration Potential and Recommended Work Programs

The Pinyon Plain breccia pipe hosts uranium mineralization over an interpreted vertical extent of approximately 1,700 ft within a collapse structure extending at least 2,300 ft vertically. Six vertically stacked mineralized domains have been interpreted and modeled. Exploration potential is focused on the Main Lower, Juniper, and Juniper Lower zones, which occur beneath, or adjacent to, currently producing Main Zone intervals and remain only partially developed or undeveloped.

9.2.1 Main Lower Zone

The Main Lower Zone underlies the principal Main Zone production interval and contains both Indicated and Inferred Mineral Resources. While production has provided calibration for the Main Zone tonnage factor (0.099 st/ft³), portions of the Main Lower domain retain the core-derived tonnage factor of 0.082 st/ft³ where production calibration is not available.

The zone has not been fully developed or mined and is not included in the current Mineral Reserve estimate. Geological continuity is supported by existing drilling; however, additional underground delineation drilling is required to:

• Improve confidence in grade continuity and domain geometry;

• Refine resource classification;

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• Support potential conversion of Inferred Mineral Resources to Indicated classification; and

• Provide updated inputs for future mine design and potential Reserve consideration.

The Technical Report recommends execution of approximately 150 underground drill holes totaling approximately 18,500 ft from existing underground development where practicable. The Main Lower Zone represents a priority target within this program, as it is accessible from existing Main Zone infrastructure and can be sequenced ahead of deeper Juniper development.

9.2.2 Juniper Zone

The Juniper Zone lies beneath the Main Zone and extends production potential to approximately 1,800 ft below surface. Portions of the Juniper Zone are included in the current Mineral Reserve estimate; however, the zone is described as less continuous than the Main Zone and is only partially developed.

Current mine sequencing includes:

• Ongoing decline development toward the Juniper Zone;

• Planned commencement of production in 2026; and

• Establishment of multiple mining levels at approximately 40 ft vertical spacing.

Additional underground delineation drilling within the Juniper Zone is recommended to:

• Improve geological continuity in areas peripheral to defined Reserve stopes;

• Refine stope geometry and grade envelopes;

• Support potential conversion of Inferred Mineral Resources; and

• Enhance confidence in longer-term mine sequencing below the Main Zone.

Given that underground access is being advanced as part of the current life of mine plan, delineation drilling within the Juniper Zone can be integrated with development sequencing to minimize additional capital requirements.

9.2.3 Juniper Lower Zone

The Juniper Lower Zone represents the deepest currently modeled mineralized domain within the breccia pipe and contains limited Mineral Resources. It is not included in the current Mineral Reserve estimate and remains undeveloped.

Drill density within the Juniper Lower Zone is relatively limited compared to the Main and upper Juniper zones. The domain retains the core-derived tonnage factor of 0.082 st/ft³ due to the absence of production calibration.

Exploration potential in the Juniper Lower Zone is contingent upon:

• Continued decline development and access beyond current Reserve levels;

• Targeted underground delineation drilling from future development horizons; and

• Refinement of domain geometry and grade continuity at depth.

The Juniper Lower Zone represents longer-term vertical exploration potential within the established breccia pipe geometry and may be evaluated following advancement of Juniper Zone development and completion of recommended delineation drilling in higher-priority domains.

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9.2.4 Integrated Development and Budget Linkage

The recommended underground delineation drilling program comprises approximately 150 drill holes totaling 18,500 ft at an estimated budget of approximately US$204,000. This program is designed to:

• Improve geological continuity within the Main Lower and Juniper zones;

• Support potential conversion of Inferred Mineral Resources to Indicated classification;

• Provide updated inputs for mine design refinement; and

• Strengthen density calibration and reconciliation performance where production data become available.

Execution of the recommended drilling from existing underground development is expected to optimize cost efficiency and align exploration activities with planned mine sequencing. Priority should be given to the Main Lower Zone, followed by the Juniper Zone as decline development advances. Evaluation of the Juniper Lower Zone should be staged following completion of higher-priority delineation work and advancement of deeper underground access.

Based on information available as of the effective date, the deeper stacked domains remain open to further delineation within the known breccia pipe structure and represent vertically continuous exploration potential supported by established mineralization in overlying zones

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10.0 Drilling

EFR acquired the Project from Denison in 2012. Since that time, exploration work carried out by EFR at the Project has included the drilling of 161 underground development holes from six subsurface levels accessed from the production shaft to delineate mineralization extents, results of which were used to update the geologic model and Mineral Resource estimates discussed in the following sections of this report.

Based on drilling to date, uranium mineralization has been interpreted as occurring within six vertically stacked zones, from top to bottom: the Cap Zone, Upper Zone, Main Zone, Main Lower Zone, Juniper Zone, and Juniper Lower Zone.

As of the effective date of this report, EFR and its predecessors have completed 206 holes (45 surface and 161 underground development), totalling 108,862 ft, from 1978 to 2025 using core, rotary, and percussion methods. No drilling was conducted on the Project from 1994 to 2016.

Drill hole collar locations are recorded on the original drill logs and radiometric logs created at the time of drilling, including easting and northing coordinates in local grid or modified NAD 1983 Arizona Central FIBPS 0202 (US feet) and elevation of collar in feet above sea level. The timing and methodology of downhole surveying prior to 2024 are uncertain; however, during the most recent drill campaign, drill hole orientations were surveyed on a distance basis (e.g., every 20 ft or 50 ft) using a Reflex EZ Shot or similar deviation tool deployed in the drill string

From 2016 to 2025, EFR completed 161 underground development drill holes, totalling 46,573 ft, from drill stations developed at the Pinyon Plain mineshaft. A summary of drilling completed by EFR is presented in Table 10-1, Figure 10-1 shows the locations of all the surface drill collars from EFR and the previous operators in plan view, and Figure 10-2 illustrates all drill hole traces in section view.

Table 10-1: EFR Drill Hole Database Summary

Year	Company	Location	# Holes	Total Depth (ft.)	Hole ID	Type
1978-1982	Gulf	Surface	8	13,041	COG Series Holes	Rotary
1983	EFNI	Surface	5	10,504	CYN Series 01 - 05	Rotary
1984	EFNI	Surface	13	1,350	CYN Series S01 - S13	Rotary
1984	EFNI	Surface	10	18,462	CYN Series 06 - 14-C & 16-C	Core/Rotary
1985	EFNI	Surface	2	3,534	CYN-15-C & CYN-15W1	Core
1986	EFNI	Surface	1	3,086	55-515772	Water Well
1994	EFNI	Surface	6	12,312	CYN Series 17 - 22	Rotary
2016	EFR	1-3 Level	15	12,439	CMCH Series 001 - 015	Core
2016	EFR	1-4 Level	25	4,171	CMLH Series 001 - 025	Percussion
2016-2017	EFR	1-4 Level	42	8,421	CMCH Series 016 - 058	Core
2017	EFR	1-5 Level	23	5,411	CMCH Series 059 - 081	Core
2024-2025	EFR	1-5 Level	56	16,131	PPCH and A- D Series	Core
Total			206	108,862

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All core was removed by the drillers from the wireline core barrel and placed in core boxes, orienting the core to fit together where possible and limiting a core box to a single run. The driller labeled the core box with the drill hole ID, box number, and start/finish depths on both the bottom of the core box and the core box lid. The driller also placed blocks or core markers in the core box to indicate the "from" and "to" depths of the core run as well as the core run number. If core was not recovered during a core run, a wooden block was placed in the core box by the driller with the "from" and "to" depths of no recovery (if known). Core was transported from the drill station by the driller or the geologist to surface for logging.

Upon arrival at the core logging facility on surface, core was photographed and screened radiometrically using a Radiation Solutions RS‐125 Super‐SPEC device and elementally using a handheld x-ray fluorescent (XRF) analyzer. Drill core recovery percentage was noted. The field geologist then logged the core, noting the depth of each stratigraphic unit and providing a description of lithology and structures. Details noted on the lithology log include colour, texture, grain size, cementation, and mineralogy of each lithologically distinct unit, as well as the type of fracture and any voids or vugs.

All drill holes on the Property were logged with a radiometric probe to measure the natural gamma radiation, from which an indirect estimate of uranium content was made and is discussed in Section 11.1.1.

In the opinion of the SLR QP, the drilling, logging, sampling, and conversion and recovery factors at the Project meet or exceed industry standards and are adequate for use in the estimation of Mineral Resources

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Figure 10-1: Surface Drill Hole Collar Locations

N
Legend:
Pinyon Plain Surface Borings
SLR
0 75 150 225 300
Feet
Energy Fuels Inc.
Pinyon Plain Project
Arizona, USA
Surface Drill Hole Collar Locations

Source: SLR 2026.

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Figure 10-2: Cross Section showing All Drill Hole Traces

+648000 E
+647250 E
+646500 E
+645750 E
+6750
+6000
+5250
+4500
Looking South
Breccia Pipe Outline
Lithology:
Kaibab Formation
Toroweap Formation
Coconino Formation
Hermit Formation
Esplanade Formation
Supai Group Formation
Redwall Limestone Formation
Legend:
Collars
Drill Hole Trace
SLR
North Slice +1776722.75
0
250
500
750
Feet
Energy Fuels Inc.
Pinyon Plain Project
Arizona, USA
Cross Section showing All Drill Hole Traces
Source: SLR 2026.

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10.1 Copper Mineralization

During exploration drilling completed at the Project in 2016, copper mineralization was identified within the breccia pipe, and underground core was screened for copper using an Olympus Vanta handheld XRF analyzer, with intervals returning approximately 0.5% Cu or higher in the absence of uranium mineralization selected for chemical assay, while intervals containing uranium mineralization as identified by scintillometer were also sampled and submitted for chemical analysis to determine both uranium and copper concentrations; in contrast, during the most recent drill campaign all sampled core was assayed for copper, as well as arsenic and molybdenum for processing information, but no company-level QA/QC program was implemented for those elements, although the analytical laboratory (Hazen) maintained its own internal QA/QV standards.

EFR considers the copper mineralization identified at the Project to be uneconomic under current assumptions, and accordingly, copper has not been included in the Mineral Resource Estimate. The copper mineralization is described here for completeness only.

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11.0 Sample Preparation, Analyses, and Security

11.1 Sample Preparation and Analysis

For drilling campaigns completed in 2016 and 2017, core drilling at the Project, including core handling, sampling, and quality assurance and quality control (QA/QC) procedures, followed the Standard Operating Procedure (SOP) Handbook prepared by EFR in December 2016 (Energy Fuels 2016).

Sample intervals respected geological contacts and ranged from 2 ft to 10 ft, depending on core recovery, the length of the lithological unit, and the presence of mineralization. Most core samples were approximately 4 ft in length, except where intervals were broken along lithological or mineralization contacts. Core located outside the breccia pipe was considered barren and not sampled. Sample intervals and numbers were recorded on the core log, the core sampling log, and the sample bags.

Technicians cut the drill core lengthwise in half using a diamond saw. One-half of the core was returned to the core box, and the remaining half was submitted for sample preparation and analysis. Each sample was identified by a number that referenced the drill hole, depth interval, and sample length. This number was recorded on two aluminum tags. One tag was stapled to the exterior of the sample bag, and the other was placed inside. The exterior tag also included the sampling date and the sampler's initials.

Following sampling, the remaining half-core was returned to the core boxes and archived on-site.

For the 2024 to 2025 Juniper sampling campaign, updated procedures were implemented and documented in the Juniper Zone Core Sampling SOP (Energy Fuels 2025).

Sampling was conducted by trained mine geologists. The core was fully logged before sampling, and all core boxes were re-photographed under controlled lighting conditions to ensure consistent documentation.

Sampling intervals were defined using gamma probe data, core logs, scintillometer readings, and geological interpretation. Samples were nominally 4 ft long. Adjustments between 1 ft and 5 ft were permitted to accommodate core loss, lithological boundaries, or isolated high-grade intervals. Core losses were documented and not sampled.

Core cutting followed bias-reduction practices. The core was longitudinally halved, and, where required, halved again to generate core twin duplicates. Alternating halves were placed in sample bags to reduce geologist bias. The remaining core was archived onsite.

11.1.1 Gamma Logging

All EFR drill holes at the Project were logged using Mount Sopris natural gamma probes, including an HLP probe equipped with a 0.5-inch by 1.5-inch sodium iodide (NaI) crystal and larger 40-LGR and 32-GR models; the HLP probe measured natural gamma radiation over an effective calibrated range from less than 0.1% to approximately 5% U₃O₈ equivalent, while the 32-GR slim probe was utilized in narrower boreholes and provided improved digital count-rate stability, and the larger-diameter 40-LGR probe, incorporating a larger detector volume and additional SP and SPR capabilities, was employed where enhanced count-rate capacity and lithologic/hydrogeologic characterization were required; although these larger probes are not inherently "high-grade" tools, their greater detector volume and electronics can better accommodate elevated count-rate environments relative to smaller-crystal configurations; data were collected at logging speeds of approximately 15-20 ft/min during both downhole and uphole runs, typically in open holes, and in unstable conditions logging was conducted through drill pipe with grade corrections applied to account for pipe material and wall thickness, including appropriate dead-time considerations where applicable.

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The gamma probe measured gamma radiation emitted during the natural radioactive decay of uranium and variations in natural radioactivity related to changes in concentrations of the trace element thorium and the major rock-forming element potassium. Potassium decayed into two stable isotopes, argon and calcium, and emitted gamma rays with energies of approximately 1.46 mega electron-volts (MeV). Uranium and thorium decay through a series of unstable daughter products before ultimately forming stable isotopes of lead. Each decay event in these series was accompanied by emissions of alpha particles, beta particles, or gamma rays, each with characteristic energy levels. The most prominent gamma emission in the uranium decay series originated from the decay of bismuth-214, while the most prominent emission in the thorium series originated from the decay of thallium-208.

Natural gamma measurements were recorded when the detector emitted a pulse of light after being struck by a gamma ray. This light pulse was amplified by a photomultiplier tube, producing an electrical current pulse that was accumulated and reported as counts per second (cps). The gamma probe was lowered to the bottom of each drill hole, and data was recorded during both the downhole and uphole passes. The electrical signal was transmitted to the surface via a conductive cable and processed by the logging system computer, which stored the raw gamma cps data.

Indirect uranium grades, referred to as equivalent U3O8 (eU3O8), were calculated based on the sensitivity of the detector used in the probe. Detector sensitivity was defined as the ratio of cps to a known uranium grade and was established through a calibration factor. Each detector was calibrated at the time of manufacture and was periodically verified throughout its operating life using standard test pits containing known uranium grades or through empirical calibration methods. Application of the calibration factor, together with additional probe correction factors, allowed for immediate field estimation of uranium grades during logging.

Downhole total gamma data were processed using a series of mathematical corrections that accounted for probe-specific parameters, logging speed, borehole diameter, drilling fluids, and the presence or absence of casing. These corrections yielded an indirect measurement of uranium content within the gamma detector's effective radius.

During early exploration drilling, EFR utilized the in-house GAMLOG computer program to convert measured gamma counts per second (cps) into 0.5-ft intervals of equivalent uranium grade (%eU₃O₈), with GAMLOG based on Scott's Algorithm (1962) and employing conversion coefficients derived from calibration at the U.S. Department of Energy Uranium Calibration Pits in Grand Junction, Colorado; in contrast, during the most recent drill campaign, cps data were converted to %U₃O₈ using a Mount Sopris-provided spreadsheet that incorporated probe-specific dead-time corrections and calculated k-factors for cps-to-grade conversion. In drill holes associated with copper mineralization, where EFR personnel observed that the gamma probe underestimated uranium grades above approximately 2% U3O8 due to sodium iodide crystal saturation, chemical assays were used for both uranium and copper. In areas characterized by lower-grade uranium mineralization and low-grade copper mineralization, radiometric data were used in lieu of chemical assay results.

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11.1.1.1 Calibration

For gamma probes to report accurate %eU3O8 values, regular calibration was required. The probes were calibrated by running them through test pits that were historically maintained by the Atomic Energy Commission and subsequently by the United States Department of Energy. These test pits were located in Grand Junction, Colorado; Grants, New Mexico; and Casper, Wyoming. Each test pit contained intervals with known %U3O8 grades, which were measured by the gamma probes during calibration runs.

Dead time (DT) and a K-factor were calculated based on probe responses measured in the calibration pits. These parameters were required to convert raw counts per second (cps) data into equivalent uranium grades expressed as %eU3O8. Dead time accounted for borehole diameter and radioactive decay occurring in the space between the probe and the borehole wall and was expressed in microseconds (µsec). The K-factor was a calibration coefficient used to convert DT-corrected cps values into %eU3O8.

Calibration was typically performed quarterly or semi-annually. More frequent calibration was conducted when data variability was observed or when probes were damaged or suspected of being malfunctioning.

11.1.1.2 Method

Following the completion of a rotary hole, a geophysical logging truck was positioned over the open hole, and a probe was lowered to the hole's total depth. Typically, these probes took multiple readings. In uranium deposits, the holes were usually logged for gamma, resistivity, standard potential, and hole deviation. Only gamma was used in the grade calculation. Once the probe was at the bottom of the hole, it began recording as it was raised. The data quality was affected by the speed at which the probe was removed from the hole. Experience showed that a speed of 20 ft/min was adequate to obtain data for resource modelling. Data were recorded in counts per second (cps), which measured the decay of uranium daughter products, specifically bismuth-214. That data was then processed using calibration factors to calculate an equivalent U3O8 (eU3O8) grade.

Historically, eU3O8 grades were calculated using the Atomic Energy Commission half-amplitude method, which provided a grade over a specific thickness. More recently, eU3O8 grades were calculated on 0.5-ft intervals using software. Depending on the manufacturer of the probe truck and instrumentation, different methods were used to calculate eU3O8 grades; however, all methods, including the Atomic Energy Commission method, were based on the two equations described below.

The first equation converted cps values to cps corrected for dead time (DT), which was determined during calibration.

The second equation converts the Dead Time Corrected CPS (N) to %eU3O8 utilizing the K-factor (K)

Depending on the drilling and logging environment, additional multipliers were applied to correct for various environmental factors. These typically included a water factor to account for drill hole mud, a pipe factor when logging was conducted through drill steel, and a disequilibrium factor when the deposit was known to be in radiometric disequilibrium. Tables for water and pipe correction factors were readily available.

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11.1.2 Core Sampling

Until 2021, samples were delivered by EFR personnel to the White Mesa Mill laboratory in Blanding, Utah. The laboratory did not hold formal ISO accreditation. Upon receipt, the samples were weighed, dried for 16 to 24 hours, and then reweighed to determine their moisture content. Samples were crushed using jaw and cone crushers, split using a riffle splitter, and pulverized using a ring and puck mill. Preparation equipment was cleaned between samples using abrasive sand.

A split of the pulverized sample was digested in the laboratory using a combination of nitric, perchloric, and hydrofluoric acids, diluted, and analyzed. Uranium was determined by spectrophotometry using a Thermo Scientific Biomate 3 spectrophotometer. Copper, arsenic, and molybdenum were analyzed using either inductively coupled plasma optical emission spectrometry (ICP-OES) with a PerkinElmer Optima 5300V or inductively coupled plasma mass spectrometry (ICP-MS) with a PerkinElmer ELAN DRC II. Instrument calibration was conducted daily, and approximately four in every 100 analyses were spiked with a standard solution after analysis to monitor analytical consistency. Internal laboratory QA/QC procedures were applied throughout the analytical process.

For the 2024 and 2025 campaign, Hazen Research, Inc. (Hazen) was selected as the primary analytical laboratory. Hazen is an independent laboratory located in Golden, Colorado, USA, operating under a formal quality management system and certified to ISO 9001. Hazen analyzed uranium, copper, arsenic, and molybdenum using ICP-OES following multi-acid digestion. The analytical focus of the 2025 program was uranium. Copper, arsenic, and molybdenum were analyzed for informational purposes only and did not have project-specific QA/QC requirements beyond internal laboratory controls.

Pace Analytical (Pace), formerly known as Inter-Mountain Laboratory (IML), served as an independent third-party umpire laboratory to provide an external check on the primary analytical results. Pace analyzed uranium, copper, arsenic, and molybdenum using ICP-OES following appropriate digestion procedures. The laboratory, which is located in Sheridan, Wyoming, operates under a formal quality management system and is accredited to ISO/IEC 17025 for selected analytical methods.

11.1.3 Radiometric Equilibrium

Disequilibrium in uranium deposits is the difference between equivalent (eU3O8) grades and assayed U3O8 grades. Disequilibrium can be either positive, where the assayed grade is greater than the equivalent grades, or negative, where the assayed grade is less than the equivalent grade. A uranium deposit is in equilibrium when the daughter products of uranium decay accurately represent the uranium present. Equilibrium occurs after the uranium is deposited and has not been added to or removed by fluids after approximately one million years. Disequilibrium is determined during drilling by taking a core sample and measuring it using two methods: a counting method (closed-can) and a chemical assay. If a positive or negative disequilibrium is determined, a disequilibrium factor can be applied to eU3O8 grades to account for this issue.

A comparison of chemical data vs probe data showed that no disequilibrium factor is needed for the Project.

11.2 Sample Security

Up to 2017, bagged samples were placed in barrels, secured in the back of a truck, and transported by EFR personnel to the White Mesa Mill laboratory for analytical testing. White Mesa Mill personnel were responsible for shipping selected check samples to third-party laboratories for analysis. A chain of custody form was maintained throughout sample transport and handling.

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Following analysis, dried and crushed samples were stored in sealed plastic bottles for long-term storage. Pulverized samples were also stored in sealed plastic bottles. All stored samples were kept protected from environmental exposure to preserve sample integrity.

Analytical results were managed using a combination of digital exports from analytical instruments and manual logbook entries, which were compiled into a master spreadsheet. Certificates of analysis were provided to EFR personnel in secured Adobe Acrobat and Microsoft Excel formats.

The SLR QP has reviewed and concurs with EFR's conclusions regarding the sample preparation, security, and analytical procedures applied during the relevant period. In the opinion of the SLR QP, and based on reliance on information and assessments provided by EFR, these procedures were appropriate for the purposes of Mineral Resource estimation and were consistent with generally accepted industry standards and practices in effect at the time the work was performed

Following an internal review of the 2016-2017 drilling campaigns, sample security procedures were significantly improved during the 2024 Juniper sampling campaign through the implementation of formal physical, administrative, and third-party controls designed to strengthen the chain of custody and reduce the risk of sample loss, tampering, or misidentification.

Key improvements included:

• Secured storage: While sampling activities were not underway, all sample storage connex containers were closed and locked, restricting access to authorized personnel only.

• Tamper-resistant transport containers: Prepared samples were loaded into steel 55-gallon drums fitted with locking lids, which were sealed prior to shipment.

• Direct, controlled shipment: Sealed drums were shipped directly to the analytical laboratory by a private shipping company. No other materials were transported with the sample shipments, minimizing the risk of cross-contamination or diversion.

• Formal chain-of-custody: Chain-of-custody documentation was maintained throughout sampling, storage, and transportation. No breaks in custody were permitted.

• Radiation safety oversight: Sample shipment and handling were closely monitored by Radiation Safety Officers representing both Energy Fuels and the analytical laboratory to ensure regulatory compliance for radioactive material transport.

• Independent laboratory segregation: Samples designated for umpire laboratory analysis were physically separated and shipped directly by the primary laboratory to the designated third-party laboratory once sufficient quantities were accumulated, eliminating re-handling by project personnel.

In the opinion of the SLR QP, these procedural controls represent a material improvement over prior practices and bring the sample security program into closer alignment with generally accepted industry standards for Mineral Resource data used in estimation under S-K 1300 and NI 43-101.

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11.3 Quality Assurance and Quality Control

Quality assurance (QA) consists of evidence to demonstrate that the assay data has precision and accuracy within generally accepted limits for the sampling and analytical method(s) used to have confidence in the assay data used in a resource estimate. Quality control (QC) consists of procedures designed to ensure a consistently high level of quality is maintained throughout the process of collecting, preparing, and assaying exploration drilling samples. In general, QA/QC programs are designed to prevent or detect contamination and to enable quantification of analytical performance (assay), precision (repeatability), and accuracy. Additionally, a QA/QC program can reveal the overall variability in sampling and assaying associated with the sampling method itself.

For each batch of 20 routine samples, the required QA/QC sample type and insertion frequency are defined in the batch insertion notes, as outlined in the protocol below:

  Certified Reference Material (CRM): 1 every 20 samples

• Certified Coarse Blank: 1 every 40 samples

• Certified Pulp Blank: 1 every 40 samples

• Coarse Duplicate (CDUP): 1 every 40 samples

• Pulp Duplicate (PDUP): 1 every 40 samples

• Core Twin: 1 every 80 samples

As a control measure, QA/QC insertions need to be reviewed over successive groups of 80 primary samples, excluding QA/QC samples themselves. Each group of 80 routine samples must include four CRMs, two certified coarse blanks, two certified pulp (fine) blanks, two coarse duplicates, two pulp duplicates, and one core twin (field duplicate).

CRMs and fine blanks were shuffled (a random sequence was applied), numbered, and catalogued in the Lakewood, Colorado, office by EFR technical personnel prior to shipment to the laboratory manager. These samples (blind to the laboratory personnel) were inserted into the sample stream at the lab. The coarse blanks were not blind to the laboratory personnel. The results of the QA/QC program were compiled into a series of Microsoft Excel tables and charts on a regular basis as the program progressed and were distributed to project and laboratory personnel. QA/QC trends were discussed as the program progressed, and corrective actions were taken to address identified issues.

QA/QC procedures implemented during the 2025 campaign were designed primarily to monitor uranium assay quality. Control samples were inserted at predefined insertion rates specified in the project QA/QC spreadsheets. QA/QC materials were measured, double-bagged, and prepared in isolated areas at the corporate office prior to shipment directly to the mine. The only exceptions were high-grade CRMs C101A and BL-5, which were shipped directly from the suppliers to the mine and subsequently double-bagged onsite by mine geologists in areas segregated from core handling activities.

Core twins consist of an additional sample collected from the same geological interval. For this Project, core twins were generated by re-splitting previously split drill core. One quarter of the core was submitted as the primary sample, a second quarter as the secondary core twin sample, and the remaining half was retained and archived for reference.

Coarse duplicates consist of additional splits taken from the crushed sample. When a coarse duplicate is required, the laboratory produces four splits: one split is retained as the primary sample, while the remaining three splits are allocated as coarse duplicates for analysis at Hazen, Pace, and White Mesa Mill, respectively. Pulp duplicates follow an equivalent procedure; four splits are produced from the pulverized material, consisting of one primary pulp sample and three pulp duplicates submitted to Hazen, Pace, and White Mesa Mill.

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Table 11-1 outlines the number of submitted QA/QC samples and the portion of the total database they comprise.

Table 11-1: Summary of QA/QC Submittals

Drilling Campaign (Year)	Primary Samples	Coarse Blanks		Fine Blanks		CRM		Field Duplicate		Coarse Duplicate		Pulp Duplicate		Check Assay		Overall Rate
		No.	%	No.	%	No.	%	No.	%	No.	%	No.	%	No.	%
2016/2017	3,413	63	2%	63	2%	125	3%	36	1%	62	2%	69	2%	114	3%	13%
2024/2025	594	20	3%	19	3%	34	5%	9	1%	17	2%	17	2%	35	5%	20%

11.3.1 Certified Reference Material

Results of the regular submission of CRMS (standards) are used to identify problems with specific sample batches and biases associated with the primary assay laboratory.

The evaluation criteria for the CRMs were based on the certified expected value (EV) ± 3 standard deviations (SD). Results were classified as failures if an individual result exceeded ±3 SD from the expected value, or if two consecutive results exceeded ±2 SD from the expected value. In addition, bias values of up to ±5% were considered ideal, while those between ±5% and ±10% were acceptable.

SLR Audit (2021)

Three different copper CRMs were submitted into the sample stream at White Mesa Mill, representing low-, medium-, and high-grade copper material. The CRMs were assayed using a four-acid digest or aqua regia technique with inductively coupled plasma (ICP) or atomic absorption (AA) finish.

No U3O8-specific CRMs were sent to White Mesa Mill. As part of the mill's daily protocol for running samples, the equipment was calibrated daily using U3O8 CRM 129-A, sourced from the New Brunswick Laboratory at the U.S. Department of Energy. The SLR QP recommended sourcing three matrix-matched or matrix-similar CRMs for U3O8, representing low-, medium-, and high-grade material at the Project, and incorporating them into the sample stream sent to White Mesa Mill at a rate of one in 25.

The SLR QP calculated failure rates for each copper CRM, prepared contact plots, and examined temporal trends of the CRMs. The results are summarized in Table 11-2. All CRMs assayed at White Mesa Mill displayed a negative bias relative to the expected copper value, as well as a positive temporal trend and a high failure rate. Two of the CRMs, CDN-CM-41 and CDN-ME-1410, were composed of material different from that used at the Project.

The SLR QP recommended that EFR continue to monitor for low-grade bias of copper and slight low-grade bias of U3O8 at the White Mesa Mill laboratory, and continue monitoring temporal trends, defined as changes in the average grade of CRM data over time. The SLR QP also recommended that EFR procure CRMs made from Project resource material (matrix-matched) to obtain an improved understanding of laboratory performance as applied to Project samples; source three matrix-matched or matrix-similar CRMs for U3O8 representing low-, medium-, and high-grade ore at the Project; incorporate these CRMs into the sample stream sent to White Mesa Mill at a rate of one in 25; and ensure that the certified values of these CRMs were blind to the laboratory. In addition, the SLR QP recommended submitting these CRMs to independent laboratories as part of check-assay programs at a rate of 1 in 10 to obtain a meaningful sample size for analysis.

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Table 11-2: Summary of Copper CRM Performance - 2016/2017

CRM	Expected Value (% Cu)	Submittals	Failures	Percentage of Failures
CDN-CM-41	1.71	39	31	79%
CDN-ME-1410	3.80	49	25	51%
OREAS 113	13.5	37	20	54%
Total		125	76	61%

SLR Audit (2025)

In 2025, a total of 44 CRM samples were inserted into the sample stream, including BL-5 (very high-grade), C101A (high-grade), OREAS 124 (medium-grade), and OREAS 122 (low-grade). Of these, seven were submitted to the Pace laboratory and the White Mesa Mill and were excluded from the statistical evaluation due to insufficient sample counts per CRM type. The remaining 34 CRM samples were analyzed at the Hazen laboratory. Overall, no significant bias or systematic issues were observed.

Two failures were identified for OREAS 124. However, one corresponds to an outlier, as illustrated in Figure 11-1. EFR has attributed this to a sample swap and corrected it in the database.

Table 11-3: Summary of Uranium CRM Performance - 2025

Laboratory	Element	CRM	Number of Samples	Mean	Expected Value	Standard Deviation	Bias (%)	Number of Failures	Failure Rate (%)
HAZEN	U (wt%)	BL-5	8	7.27	7.09	0.28	2.5	0	0
		C101A	8	1.04	1.01	0.07	3.1	0	0
		OREAS124	9	0.17	0.18	0.01	-0.14	1*	12.5
		OREAS122	9	0.04	0.04	0	5	0	0
*One outlier was excluded from the calculations to avoid distorting the true bias.

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Figure 11-1: Uranium Z-Score for CRMs Analyzed at the Hazen Laboratory- 2025

11.3.2 Blanks

The regular submission of blank material was used to assess potential contamination during sample preparation and to identify possible sample numbering errors. The coarse blank sample consisted of a granite matrix sourced from ASL and certified as barren for both copper and uranium. The fine blank material was purchased from Ore Research and Exploration (OREAS), specifically OREAS 24b and OREAS 22i. The certified uranium and copper concentrations for these fine blank materials are summarized in Table 11-4.

Table 11-4: Certified Uranium and Copper Values for OREAS Fine Blank Materials

CRM	U (ppm)	Cu (ppm)
OREAS 24b	3.06	38
OREAS 22i	0.11	7.17

SLR Audit (2021)

The SLR QP reviewed the results of the blank samples submitted alongside drill core and tabulated the number of failures for both coarse and fine blanks. A blank sample was considered to have failed if the assay returned a copper or uranium value more than ten times the detection limit for the assay method. No failures were reported for the coarse or fine blank samples.

SLR Audit (2025)

A total of 20 coarse blank samples and 19 fine blank samples were reviewed. One outlier was identified in the coarse blank dataset for uranium, copper, and U3O8, and was interpreted as a likely sample mislabelling, as illustrated in Figure 11-2. This sample was excluded from further consideration. No evidence of uranium contamination was identified in fine blank samples.

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Figure 11-2: Performance of Coarse Blanks for Uranium at the Hazen Laboratory - 2025

11.3.3 Duplicates

Duplicate samples help to monitor preparation and assay precision and grade variability as a function of sample homogeneity and laboratory error. The field duplicate includes the natural variability of the original core sample, as well as errors at various stages, including core splitting, sample size reduction in the preparatory laboratory, sub-sampling of the pulverized sample, and analytical error. Coarse reject and pulp duplicates provide a measure of the sample homogeneity at different stages of the preparation process (crushing and pulverizing).

Field duplicate samples were collected by the onsite geologist and submitted to the laboratory as separate samples, adjacent in the sample stream, and clearly marked as such. The duplicate protocol and procedure for collecting, submitting, and analyzing coarse and pulp duplicate assays are carried out by the primary laboratory.

SLR Audit (2021)

Results for both coarse and pulp sample pairs showed excellent correlation (Table 11-5), with very good repeatability for both copper and uranium. Of the field, coarse, and pulp duplicate sample sets, less than 20% of each submitted sample type reported grades above the cut-off grade of 0.29% U3O8, and less than 10% were above the expected average grade of 1% U3O8.

Over half of the field duplicates reported U3O8 values with relative differences greater than 20%, which may have been due to uranium occurring as blebs or vug fill. Only one of the four field sample pairs within the grade range of interest, however, had a relative difference greater than 20%. Over half of the field duplicates reported copper values with a relative difference greater than 20%. Only five of the 16 sample pairs with grades higher than 1% Cu, however, had a relative difference greater than 20%.

The SLR QP recommended collecting additional field samples, in the form of half core, within the grade range of interest, to allow more robust conclusions regarding the nature of the material at Pinyon Plain. The SLR QP also recommended implementing a duplicate-assay protocol for field, coarse, and pulp samples that was blinded to the laboratory, with insertion rates of approximately 1 in 50 for field duplicates and 1 in 25 for coarse and pulp duplicates.

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Table 11-5: Basic Comparative Statistics of 2017 Duplicate Assays

	Field		Coarse		Pulp
	Original	Duplicate	Original	Duplicate	Original	Duplicate
U3O8
Count	36	36	62	62	69	69
Mean (%)	0.14	0.13	0.30	0.31	1.13	1.12
Max. Value (%)	1.45	1.00	9.71	9.80	25.90	25.36
Min. Value (%)	0.00	0.00	0.00	0.00	0.00	0.00
Median (%)	0.02	0.01	0.02	0.02	0.02	0.03
Variance	0.10	0.06	1.67	1.73	19.74	19.03
Std. Dev.	0.32	0.25	1.29	1.31	4.44	4.36
Corr. Coefficient	0.961		1.000		1.000
% Diff. Btw Means	8.5		-2.0		1.3
Cu
Count	35	35	61	61	69	69
Mean (%)	4.12	4.33	2.22	2.21	3.51	3.42
Max. Value (%)	24.22	22.60	22.38	22.84	30.50	26.14
Min. Value (%)	0.00	0.00	0.00	0.00	0.00	0.00
Median (%)	0.34	0.44	0.14	0.12	0.20	0.20
Variance	48.18	49.38	19.86	20.06	52.68	49.60
Std. Dev.	6.94	7.03	4.46	4.48	7.26	7.04
Corr. Coefficient	0.983		0.997		0.997
% Diff. Btw Means	-5.0		0.6		2.5

SLR Audit (2025)

SLR reviewed a total of 43 duplicate samples collected in 2025, comprising nine field duplicates (FD), 17 coarse duplicates (CD), and 17 pulp duplicates (PD). SLR re-evaluated the duplicate results using Half Absolute Relative Difference (HARD) plots, along with scatter plots and basic statistical summaries. Acceptance criteria were defined such that up to 10% of duplicate pairs were permitted to exceed the HARD thresholds of 30% for field duplicates, 20% for coarse duplicates, and 10% for pulp duplicates. The performance of duplicates is summarized in Table 11-6.

Field duplicates for uranium exhibited a high failure rate but a moderate correlation coefficient (R = 0.89), as illustrated in Figure 11-3. Of the four field duplicate samples that failed for uranium, two also failed for additional elements. Following SLR's identification of these failures and recommendations for further review, Energy Fuels requested that the laboratory rerun the affected samples. The second analysis produced results that were more consistent with the duplicate values than with the original primary results. The remaining variability was attributed to strong short-range grade variability within the mineralization.

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In contrast, both coarse and pulp duplicates (Figure 11-4 and Figure 11-5) generally showed strong correlations (R > 0.9), indicating good sample preparation and high analytical precision. Although some failures were observed, samples for which coarse duplicate discrepancies were confirmed through external check assays were reanalyzed and returned more appropriate results. Pulp duplicates showed strong correlation and a tight data distribution on scatter plots, further supporting high analytical precision.

Table 11-6: Summary of Duplicate Sample Statistics, Hazen Laboratory - 2025

Lab	Duplicate Type	Element (wt%)	Pairs	Fails	Fail Rate%	Correlation Coefficient
HAZEN	Field	As	9	4	44.44	0.908
		Cu		3	33.33	0.977
		Mo		2	22.22	0.984
		U		4	44.44	0.89
		U3O8		4	44.44	0.89
	Coarse	As	17	4	23.53	0.988
		Cu		5	29.41	0.98
		Mo		7	41.18	0.631
		U		3	17.65	0.901
		U3O8		4	23.53	0.899
	Pulp	As	17	2	11.76	0.998
		Cu		2	11.76	0.996
		Mo		4	23.53	0.996
		U		2	11.76	1
		U3O8		2	11.76	1

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Figure 11-3: Uranium Field Duplicates - HARD and Scatter Plot Comparison (Hazen)

Figure 11-4: Uranium Coarse Duplicates - HARD and Scatter Plot Comparison (Hazen)

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Figure 11-5: Uranium Pulp Duplicates - HARD and Scatter Plot Comparison (Hazen)

11.3.4 Check Assays

SLR Audit (2021)

A total of 114 assays were sent for re-assay at one of three independent laboratories to ascertain if any bias is present within the primary laboratory, the White Mesa Mill laboratory:

• American West Analytical Laboratories, located in Salt Lake City, Utah - Accredited by the National Environmental Laboratory Accreditation Program (NELAP) in Utah and Texas; and state-accredited in Colorado, Idaho, New Mexico, Wyoming, and Missouri. A total of 10 check assay samples were submitted to this laboratory, with no copper CRMs included.

• Energy Laboratories, located in Casper, Wyoming - NELAP accredited Certifications USEPA: WY00002; FL-DOH NELAC: E87641; Oregon: WY200001; Utah: WY00002; Washington: C1012. Five check assay samples were submitted to this laboratory, with no copper CRMs included.

• Inter-Mountain Laboratory (IML, now Pace), located in Sheridan, Wyoming - EPA, DOE, and several other accreditations (http://intermountainlabs.com/certifications.html). A total of 99 check assay samples were submitted to IML, along with 11 copper CRMs.

Because IML is the only laboratory with a significant number of samples and the only laboratory to include CRMs, it was chosen for comparison with the primary laboratory at White Mesa Mill. The results indicate a slight low bias of both copper and U3O8 results at White Mesa Mill. This finding is supported by the low bias observed in the copper CRM results from White Mesa Mill. Copper CRM results from IML are not conclusive due to the small number of submitted samples; however, the CRM results were mostly slightly above the expected value, with no failures.

SLR Audit (2025)

Pulp samples originally analyzed at the Hazen laboratory were submitted for external check assays at White Mesa Mill and Pace. A total of 34 pulp samples were sent to White Mesa Mill, and comparison of the datasets showed a strong correlation (R² = 0.98), indicating excellent analytical agreement with no significant bias observed, as illustrated in Figure 11-6. Additionally, 33 pulp samples were submitted to Pace, and the datasets demonstrated a strong correlation (R² = 0.99) with no significant bias identified. (Figure 11-7).

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Figure 11-6: Q-Q Plot and Scatter Plot of U3O8 (wt%) Results for Hazen and White Mesa Mill Check Assays

Figure 11-7: Q-Q Plot and Scatter Plot of U3O8 (wt%) Results for Hazen and Pace Check Assays

11.3.5 Comparison of Probe vs. Assay Results

A total of 97,944 U₃O₈ 0.5 ft probe samples, for which chemical assay data were unavailable, were included in the 2021 Mineral Resource estimate. To assess for disequilibrium and ensure no bias existed between assay and probe results, EFR assayed several drill holes for which probe data were available. Drill hole intervals in the Main Zone were flagged, and weighted averages were calculated for each method over the interval of interest. These weighted averages were then compared using basic statistics, including scatter and quantile-quantile plots. A total of 14 sample pairs were removed that returned results above 2% U3O8 to account for probe saturation. A scatter plot of the 77 sample pair results is shown in Figure 11-8.

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Figure 11-8: Scatter Pot of the Weighted Average of Probe and Assay U3O8 Results Over Drill hole Intercepts within the Main Zone

The results indicated good correlation between the assay and probe data, with negligible bias.

11.4 Density Analyses

Bulk densities were determined at White Mesa Mill for most of the samples submitted (2,630 of 3,347). A single piece of split core sample, at least four inches in length, was measured in all dimensions using calipers to calculate volume and then weighed dry. Density was calculated using the measured volume and the mass. An additional 37 full-core, six-inch samples were submitted to White Mesa Mill to verify the caliper method. These 37 full core samples were measured with calipers to calculate volume and then weighed dry. Additionally, these samples were immersed in water to determine volume via water displacement. The densities calculated by both methods were compared. The densities calculated by the caliper method were approximately 1% higher than those calculated by water displacement on the same core samples which the SLR QP considers to be immaterial.

11.5 Conclusions

The SLR QP is of the opinion that the sample security, analytical procedures, and QA/QC protocols implemented by Energy Fuels met industry best practices and were adequate to support the Mineral Resource estimate.

Energy Fuels maintained appropriate insertion rates for all control types. Overall, no significant bias or systematic analytical issues were identified. Samples identified as problematic during the QA/QC review were reanalyzed by Energy Fuels, and the reanalysis results showed improved analytical agreement and more consistent results.

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Duplicate sample analysis demonstrated good correlation for field duplicates and strong correlations for coarse and pulp duplicates. External check assay results also showed strong correlation and no significant bias, indicating consistency between the primary and umpire laboratories.

SLR recommends that Energy Fuels continue to monitor and control QA/QC performance in accordance with the existing procedures.

Based on the results of the QA/QC review, the SLR QP concludes that the analytical data are reliable and the QA/QC program was sufficient to support the Mineral Resource estimate.

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12.0 Data Verification

Data verification is the process of confirming that data has been generated with proper procedures, is transcribed accurately from its original source into the project database, and is suitable for use as described in this Technical Report.

As part of the resource estimation procedure, drill data is spot checked by EFR personnel and audited by the SLR QP for completeness and validity.

12.1 SLR Data Verification - 2021

The SLR QP visited the Project on November 16, 2021, and held discussions with the EFR technical team. The team demonstrated a strong understanding of mineralization styles, processing characteristics, and the relationship between analytical results and metallurgical performance. Project data were provided by EFR for independent review in the form of Microsoft Excel spreadsheets and Vulcan digital files, which the SLR QP used to validate Mineral Resource interpolation, tonnage, grade, and classification.

The SLR QP conducted a series of verification tests on the drill hole database, including checks for missing information, verification of unique drill hole collar locations, and identification of overlapping sample or lithology intervals. Empty tables were limited to lithology, alteration, and geotechnical data. No material database issues were identified.

Verification of the assay database included comparing 100% of the copper and uranium assay records against the analytical results provided by White Mesa Mill in Excel format. Several assay values were recorded as 0% Cu or 0% U3O8. Industry practice is to report results below detection limits at half the detection limit; however, this was not considered material to the Mineral Resource estimate. No additional discrepancies were identified.

Based on the work completed, the SLR QP concluded that the database verification procedures applied to the Project were consistent with industry standards and were adequate for the purposes of Mineral Resource estimation.

12.2 SLR Data Verification - 2025

SLR cross-checked the assay database file JUNIPER_ASSAY_RESULTS.csv against analytical certificates provided by the Hazen laboratory. The database comprised 788 samples, and the entire dataset was verified for As, Cu, Mo, U, and U₃O₈, all reported in wt%. A total of 44 chemical certificates, provided in Excel and PDF formats, were reviewed, and no discrepancies were identified. Consistent with observations from the previous audit, the SLR QP maintains the recommendation to report results below the detection limit at half the detection limit, in accordance with industry best practice.

The SLR QP is of the opinion that the assay database is internally consistent and adequate for the purposes of Mineral Resource estimation.

12.3 Limitations

No restrictions or limitations were encountered during the SLR QP's independent verification of the Pinyon Plain drill hole database.

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13.0 Mineral Processing and Metallurgical Testing

13.1 Metallurgical Testing

Preliminary metallurgical bench tests have been completed on samples from the Pinyon Plain Mine to determine both uranium and copper metallurgical performance. Copper mineralization presents a possible upside to the Project but is not considered as part of this PFS.

13.1.1 Preliminary Test Work

Test work was completed at the White Mesa Mill's metallurgical laboratory while confirmatory testing was conducted at the Australian Nuclear Science and Technology Organization (ANSTO), an independent metallurgical laboratory in New South Wales, Australia, that operates a Quality Management System which complies with the requirements ISO 9001:2015 for conduct of strategic and applied nuclear research across three themes, Nuclear Fuel Cycle, Environment, and Human Health  Testing included conventional acid leaching, flotation of conventionally leached residue, and roasting pre-treatment followed by conventional acid leaching. The primary goal of the test work was to determine if the existing White Mesa Mill process flow sheet would be suitable for processing the Pinyon Plain Mine's mineralized material types, and if not, what process flow sheet would be appropriate while minimizing capital modifications to the White Mesa Mill circuit.

Two metallurgical composites were used for testing during 2016 and 2017.

The first metallurgical composite was created in October 2016 and was made from 37 core samples. White Mesa Mill laboratory testing showed the average grades for this composite were 0.81% U3O8 and 9.78% Cu. This composite was the most representative of the Main Zone of the deposit from the samples available at the time. Testing was done on this composite from October 2016 to January 2017. The preliminary conventional acid leaching test work was conducted to determine uranium and copper recoveries. Leaching conditions, including temperature, solids density, and free acid and chlorate dosages, were varied between a total of 17 tests.

Uranium recoveries were high for this test series, ranging from 96.3% to 99.8%. Copper recoveries were significantly lower, ranging from 18.7% to 55.5%. Sulfuric acid consumption was higher than normal for ores treated at White Mesa Mill, ranging between 221 pounds per short ton (lb/ton) to 670 lb/ton. Sodium chlorate consumptions were 0 lb/ton to 164 lb/ton of feed, which is significantly higher than the normal ore range of 0 lb/ton to 30 lb/ton.

Owing to the poor copper metallurgical performance during conventional acid leaching, flotation testing of conventional leaching residue was examined. Due to the possibility of uranium deportment to the copper concentrate, it was decided to run flotation concentration tests on leached residue in order to potentially minimize uranium concentrations. Flotation of copper worked very well with rougher copper recovery at 72% with a copper concentrate grade of 33.3%. Unfortunately, uranium deportment to the concentrate exceeded normal treatment charge/refining charge (TC/RC) limits at 0.105% U3O8, making flotation an unlikely processing option.

A second (and larger) composite was made in January 2017 and used for testing thereafter. This composite was the most representative of the Main Zone of the deposit from the samples available at the time. The metallurgical testing composite was generated from 60 core samples representing 240 ft of half drill core (approximately 360 lb) from the Pinyon Plain deposit. A split of this composite was also sent to ANSTO in Australia for independent testing. White Mesa Mill laboratory testing showed the average grades for this composite were 0.76% U3O8 and 9.93% Cu. The primary goal of this program was to determine the metallurgical response using the conventional acid leach process currently in use at White Mesa Mill. Summary results are presented in Table 13-1.

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As expected, uranium recoveries averaged 93.4%, ranging from a low of 68.3% to 99.8%. Copper recoveries were considerably lower, averaging 26.9% and ranging from 4% to 53.7%. Reagent consumptions using the conventional leaching averaged 270.5 lb/ton for sulfuric acid and 56.5 lb/ton for chlorate.

Table 13-1: Conventional Acid Leach Test Results

Test #	Metallurgical Recovery		Targets				Actual		Consumption (lb/ton)
	U3O8 (%)	Cu (%)	Free Acid (g/l)	Temp (⁰F)	EMF (mV)	% Solids	Free Acid (g/l)	EMF (mV)	Acid	Chlorate
1	98.2	37.6	85	85	none	50	80.9	385	224.0	80.0
2	98.0	48.6	80	80	500	50	76.4	443	434.0	128.0
3	96.8	50.0	50	80	500	50	48.5	457	361.0	128.0
4	94.0	53.7	20	80	500	50	18.1	439	265.0	144.0
5	98.0	46.9	80	80	450	50	76.9	438	420.0	120.0
6	99.2	53.3	80	80	500	33	85.3	415	316.0	80.0
7	96.7	35.9	50	50	500	50	39.7	658	280.0	100.0
8	96.6	17.0	50	ambient	500	50	51.5	846	258.0	80.0
9	97.0	33.1	50	50	400	50	52.4	396	309.0	80.0
10	95.5	6.8	50	50	none	50	49.5	409	228.0	0.0
11	96.7	17.2	50	50	none	50	47.0	416	246.0	20.0
12	80.9	9.2	50	ambient	none	50	47.5	401	228.0	20.0
13	80.1	7.8	80	ambient	none	50	73.0	398	291.0	20.0
14	99.8	11.9	50	60	none	50	43.1	366	220.0	20.0
15	97.5	18.4	50	60	none	33	54.9	366	362.0	20.0
16	97.2	30.6	50	60	none	50	48.5	386	276.0	40.0
17	96.6	20.7	20	50	none	50	19.1	357	154.6	20.0
18	97.8	19.0	20	80	none	50	15.2	325	147.2	20.0
19	82.4	16.6	50	60	none	50	48.0	318	209.8	10.0
20	68.3	4.0	50	60	none	50	45.6	278	180.3	0.0
Avg.	93.4	26.9							270.5	56.5
Max.	99.8	53.7							434.0	144.0
Min.	68.3	4.0							147.2	0.0
Notes: EMF Electromotive Force

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13.2 Opinion of Adequacy

Copper test work indicates the best scenario to process the metal is using roasting, followed by acid leach and solvent extraction. Acid leach followed by solvent extraction is the current process used for uranium recovery at the White Mesa Mill. Bench and pilot-scale test work conducted by HAZEN in 2018 indicates that acid leaching after roasting pre-treatment would result in satisfactory copper and uranium recoveries; however, Energy Fuels does not currently plan to recover copper from the Pinyon Plain ore. No copper is included in the economic analysis.

The metallurgical test results provided by the White Mesa Mill, ANSTO, and Hazen indicate that metallurgical uranium recoveries using optimum leach conditions are expected to be approximately 96%.

The metallurgical composites that were used for metallurgical testing are representative of the various types and styles of uranium mineralization for the Main Zone and Juniper Zone. The average U3O8 grades for these two test composites were close to the average grade of the U3O8 presented as a resource in this Technical Report.

There are no known processing factors or deleterious elements that could significantly impact potential economic extraction.

The White Mesa Mill has a significant operating history using the uranium SX circuit, which has included milling relatively high-grade copper ores with no detrimental impact to the uranium recovery or product grade. The SLR QP supports the conclusions of the expected performance of the metallurgical processes based on test work data from the White Mesa Mill, ANSTO, and Hazen, in addition to historical operating data from White Mesa Mill. In the SLR QP's opinion, the metallurgical test work is adequate for the purposes of Mineral Resource estimation.

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14.0 Mineral Resource Estimates

This Technical Report presents an updated Mineral Resource estimate for the Pinyon Plain uranium deposit in Coconino County, Arizona, effective December 31, 2025. Mineral Resources have been classified in accordance with the definitions for Mineral Resources in S-K 1300, which are consistent with the Canadian Institute of Mining, Metallurgy and Petroleum (CIM) Definition Standards for Mineral Resources and Mineral Reserves (CIM (2014) definitions), which are incorporated by reference in NI 43-101.

This Mineral Resource estimate supersedes previous publicly disclosed estimates, reflecting updated geological interpretation, revised economic parameters, and the application of Reasonable Prospects for Eventual Economic Extraction (RPEEE) via underground stope optimization.

The Mineral Resource estimate was prepared by SLR QPs, as defined under S-K 1300 and NI 43-101. The SLR QPs are of the opinion that the Mineral Resource estimate presented herein is robust and reasonable, meets all reporting requirements, and is supported by sound geological, analytical, and geostatistical practices.

14.1 Summary

The Mineral Resource estimate was completed using a conventional block modeling approach. The workflow used by SLR included developing a geological/stratigraphic model of the breccia-pipe host based on drill logs and downhole radiometric logging. Six uranium (U3O8) mineralization domains (wireframes) were interpreted using equivalent uranium grade assays at a nominal cut-off grade of 0.15% U3O8.

Model estimates were validated using standard industry techniques, including statistical comparisons between composite samples and parallel inverse distance squared (ID²), ordinary kriging (OK), and nearest neighbor (NN) estimates; swath plots; and visual reviews in cross-section and plan. Following grade estimation, a visual review comparing block estimates to drill holes was conducted to confirm general lithologic and analytical conformance, and the work was peer-reviewed prior to finalization.

The previously reported Mineral Resource estimate, with an effective date of December 31, 2022 (SLR 2024), reported uranium and copper Mineral Resources within the Main and Main-Lower zones, and uranium-only Mineral Resources within the Juniper Zone. The updated Mineral Resource estimate reports uranium mineralization only. Copper is not included in the current Mineral Resource estimate, as EFR considers the identified copper mineralization at the Project to be uneconomic under current assumptions.

Mineral Resources also excludes previously reported uranium mineralization within the Cap and Upper zones in accordance with conditions of the Arizona Department of Environmental Quality (ADEQ) Aquifer Protection Permit, which restricts mining between elevations of 5,340 ft and 4,508 ft above sea level.

Mineral Resources are reported as in situ at a US$90/lb U₃O₈ long-term price and an equivalent uranium cut-off grade of 0.31% eU₃O₈, with an assumed 96% metallurgical recovery for uranium. The RPEEE assessment was supported by an underground mining scenario (primarily longhole stoping) and an optimization process using Deswik Stope Optimizer (Deswik.SO), with an assumed acid leach processing scenario consistent with historical feed to the White Mesa Mill.

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Table 14-1 summarizes the Mineral Resources reported with an effective date of December 31, 2025.

Table 14-1: Summary of Attributable Uranium Mineral Resources - Effective Date December 31, 2025

Classification	Zone	Cut-Off Grade	Tonnage Factor	Tonnage	Grade	Contained Metal	Metallurgical Recovery U3O8
		(% eU3O8)	st/ft3	(tons)	(% eU3O8)	(lb U3O8)	(%)
Indicated	Main	0.31	0.099	10,454	0.604	126,197	96
	Main Lower		0.082	1,385	0.407	11,281
	Juniper		0.099	7,198	0.471	67,731
	Juniper Lower		0.099	0	0.000	0
Total Indicated			0.098	19,038	0.539	205,209
Inferred	Main	0.31	0.099	7,293	0.816	119,022	96
	Main Lower		0.082	2,671	0.470	25,091
	Juniper		0.099	4,917	0.983	96,662
	Juniper Lower		0.082	37	0.319	235
Total Inferred			0.095	14,917	0.808	241,010
Notes:
1. SEC S-K-1300 definitions were followed for all Mineral Resource categories. These definitions are consistent with CIM (2014) definitions incorporated by reference in NI 43-101.
2. Mineral Resources are exclusive of Mineral Reserves.
3. Mineral Resources are estimated at 0.31% U3O8 with estimated recoveries of 96% for uranium.
4. Mineral Resources are estimated using a long-term uranium price of US$90 per pound.
5. No minimum mining width was used in determining Mineral Resources.
6. Mineral Resources were estimated using a domain-specific density model that applies a tonnage factor of 0.099 ton/ft³ (6.7 ft3/ton or 4.77 t/m3) to the high-grade Main and Juniper Zones and a tonnage factor of 0.082 ton/ft³ ft3 (12.2 ft3/ton or 2.63 t/m3).to the Middle, Lower, and Juniper Lower Zones).
7. Mineral Resources are exclusive of Mineral Reserves and do not have demonstrated economic viability.
8. Numbers may not add due to rounding.
9. Mineral Resources are 100% attributable to EFR and are in situ.

The Mineral Resource estimate is supported by a Reasonable Prospects for Eventual Economic Extraction (RPEEE) assessment incorporating underground stope optimization using Deswik Stope Optimizer and an underground mining scenario consistent with longhole stoping and processing at the White Mesa Mill.

No minimum mining width was applied in the determination of Mineral Resources. The estimate reflects block model-based grade and tonnage constrained by economic parameters and optimization shapes and does not incorporate detailed mine design criteria such as minimum stope widths, dilution, or mining extraction factors.

The RPEEE assessment assumes underground mining using longhole stoping, with development rock temporarily stored on the surface and subsequently used for backfilling. Ore is transported approximately 320 miles by truck to the White Mesa Mill near Blanding, Utah, for processing.

The Mineral Resource assumptions differ from those applied to the Mineral Reserve estimate. Mineral Reserves are based on a long-term uranium price of US$80/lb U₃O₈, a breakeven cut-off grade of 0.35% U₃O₈, and detailed mine design parameters including a minimum mining width of 4 ft and 20 ft vertical stope heights, with application of mining dilution and extraction factors.

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The SLR QPs are of the opinion that, with consideration of the recommendations summarized in Sections 1 and 26, any issues relating to all relevant technical and economic factors likely to influence the prospect of economic extraction can be resolved with further work.

The SLR QPs are of the opinion that there are no other known environmental, permitting, legal, social, or other factors that would affect the development of the Mineral Resources.

While the estimate of Mineral Resources is based on the SLR QPs' judgment that there are reasonable prospects for economic extraction, no assurance can be given that Mineral Resources will eventually convert to Mineral Reserves.

14.2 Resource Database

As of the effective date of this report, EFR and its predecessors have completed a total of 206 drill holes (45 surface and 161 underground), totaling 108,862 ft of drilling between 1978 and 2025, of which 186 drill holes (25 surface and 161 underground development) are included in the Mineral Resource database.

Twenty historical drill holes were not included in the database provided by Energy Fuels because the drilling information was incomplete or the holes were located outside the interpreted breccia pipe boundary, and were therefore excluded from the Mineral Resource Estimate.

Of the 186 drill holes contained in the database, four additional surface drill holes were excluded from the Mineral Resource Estimate by SLR because they are located outside the breccia pipe and contain no mineralization.

The Project Mineral Resource database, dated August 22, 2025, includes drilling results from 1978 to 2025, surveyed drill hole collar locations (including dip and azimuth), assay data, radiometric probe data, and lithological logs.

A summary of the Project resource database is presented in Table 14-2.

Table 14-2: Summary of Resource Drill Hole Database

Area	No. Holes	Total Depth	Average Depth	Number of Records
		(ft)	(ft)	Survey	Lithology	Probe
Cap	2	3,574	1,787	67	-	89
Upper	6	12,093	2,015.5	123	-	740
Main	147	32,194	219	982	115	4,625
Main Lower	65	25,409.8	390.92	22	3	834
Juniper	20	7,210	360.5	480	2	3,602
Juniper Lower	3	4,793	1,597.6	199	-	361
Total	243	85,273.80	6,370.52	1,873	120	10,251

14.3 Geological Interpretation

14.3.1 Lithologic Model

The Project is located within the Colorado Plateau Province, where mineralization is hosted in a near-vertical collapse breccia pipe developed within Paleozoic sedimentary strata extending from the Moenkopi Formation at the surface to at least the upper Redwall Limestone. The geological model reflects this vertically extensive, pipe-like geometry and incorporates the established regional stratigraphic framework, including the Kaibab, Toroweap, Coconino, Hermit, Esplanade, and Redwall formations, illustrated in Figure 10-2. Stratigraphic boundaries used in the model are consistent with regional stratigraphic columns and local drill hole observations.

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At the local scale, the geological model defines the breccia pipe as a steeply vertical, cylindrical to slightly irregular body with an average diameter of less than 200 ft, narrowing through the Coconino and Hermit formations to approximately 80 ft, and expanding locally at depth. The modeled pipe extends for at least 2,300 ft vertically, consistent with drilling and underground exposure, and is spatially coincident with a shallow surface depression developed in the Kaibab Formation. The pipe geometry was constrained using drill hole data, underground mapping, and sectional interpretations. The model integrates regional and local geological understanding, structural interpretation, alteration patterns, stratigraphic controls, and the geometry and distribution of uranium mineralization within a solution-collapse breccia pipe setting.

Mineralization domains were defined based on stratigraphic position, structural setting, and continuity of uranium mineralization. Uranium mineralization is modeled as occurring predominantly within annular zones near the margins of the breccia pipe and within collapsed portions of the Coconino, Hermit, and Esplanade horizons.

14.3.2 Mineralization Model

Mineralized wireframes for each breccia pipe zone were interpreted using implicit modeling techniques in Leapfrog Geo. An indicator-interpolation approach with a 0.15% U₃O₈ cutoff grade was used to define mineralization continuity. Indicator interpolants were generated using zone-specific search distances, with a 40 ft search range applied to the Main, Main Lower, and Juniper zones, and a 25 ft search range applied to the Cap, Upper, and Juniper Lower zones, reflecting differences in drill spacing and geological continuity.

The indicator interpolants were constrained by the interpreted breccia pipe boundaries corresponding to each mineralized zone, and a structural trend derived from the breccia pipe geometry was incorporated to guide the orientation and continuity of the mineralized domains. The resulting wireframes are considered reasonable representations of mineralization geometry based on the available drilling data and form the basis of the geological model and Mineral Resource estimates reported herein. The SLR QPs reviewed the uranium mineralization domains and found them to be appropriately extended beyond existing drilling, snapped, and referenced to the principal mineralization controls. The mineralized domains were reviewed and approved by EFR technical personnel.

Uranium mineralization at the Project is concentrated in six stacked vertical zones (Cap, Upper, Main, Main Lower, Juniper, and Juniper Lower) within a collapse structure ranging from 100 ft to 230 ft in plan section, with a vertical extension from a depth of 650 ft to over 2,100 ft below ground surface, resulting in approximately 1,450 ft of mineralization vertically. Intercepts range widely up to several tens of feet, with grades ranging from 0.00% (undetectable or waste) to over 20.00% eU3O8 (high-grade mineralization), as shown in Figure 14-1. The mineralized domains were used to code the drill hole database. This enabled classification of samples into Cap, Upper, Main, Main Lower, Juniper, and Juniper Lower domains. Domain-specific samples were extracted for each area and subjected to statistical analysis. Histograms and probability plots were generated to assess uranium mineralization within each domain.

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Figure 14-1: Uranium Mineralized Domains

Looking North
Topography
+646200 E
+646500 E
+646800 E
+647100 E
+647400 E
+647700 E
+6300
+6000
+5700
+5400
+5100
+4800
+4500
Mineralized Domain:
Cap
Upper
Main
Main Lower
Juniper
Juniper Lower
Drill hole trace
0
100
200
300
Feet
SLR
Energy Fuels Inc.
Pinyon Plain Project
Arizona, USA
Uranium Mineralized Zones

Source: SLR 2026.

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14.4 Exploratory Data Analysis

Grade statistics for all the domains were compiled to assess the presence and continuity of potentially economic mineralization. Only samples located within the defined wireframe models were included in the analysis. Unsampled and barren intervals were assigned a grade of zero to support a conservative estimation. Length-weighted statistics for eU₃O₈ are summarized in Table 14-3.

Table 14-3: Summary Statistics of Uncapped Radiometric Probe eU3O8 Assays

Estimation Area	Count	Length (ft)	Assay Statistics in % eU3O8
			Mean	SD	CV	Variance	Min	Max
Cap	89	44.50	0.18	0.11	0.62	0.01	0.01	0.61
Upper	740	370.00	0.32	0.41	1.26	0.16	0.00	4.59
Main	4,625	8,008.48	0.93	1.81	1.95	3.29	0.00	45.12
Main Lower	834	463.44	0.17	0.30	1.71	0.09	0.00	4.09
Juniper	3,602	1,624.45	0.70	2.27	3.25	5.15	0.00	53.82
Juniper Lower	145	72.50	0.23	0.12	0.52	0.01	0.00	0.54

14.5 Treatment of High Grade Assays

14.5.1 Capping Levels

When assay distributions are positively skewed or log-normal, high-grade assay values can disproportionately influence mean grade estimates. Grade capping is a commonly applied technique to limit the influence of extreme values by truncating assays above a selected threshold. Selection of capping thresholds relies on professional judgment informed by statistical analysis, particularly when production and reconciliation data are unavailable to provide empirical calibration.

To address these considerations, SLR identified high-grade outliers using frequency histograms, probability plots of % eU3O8, decile analysis, and spatial review of composites. Elevated uranium grades are deposit-wide, but the highest intercepts concentrate in the Main Zone, linked to breccia and structural controls.

Based on this evaluation, grade capping was not applied. Production and reconciliation data indicate that the high-grade values represent geologically legitimate and laterally persistent mineralized zones at the mine scale; accordingly, capping was considered unwarranted for Mineral Resource estimation.

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Figure 14-2: Histogram of U3O8 Resource Assay in the Main Zone

14.5.2 High Grade Restriction

In addition to capping thresholds, a secondary approach to reducing the influence of high-grade composites is to restrict the search ellipse dimension (high yield restriction) during the estimation process. The threshold grade levels, chosen from basic statistics and from visual inspection of the apparent continuity of very high grades within each estimation domain, may indicate the need to further limit their influence by restricting their range, which is generally set to approximately half the distance of the main search.

Upon review of the assays, the SLR QPs determined that no high-grade restrictions are required for a Mineral Resource estimation.

14.6 Compositing

Composites were created from the raw assay values using the downhole compositing function of Seequent's Leapfrog Geo modeling software 2025.2.1. Composite lengths were selected based on the predominant sampling length, the minimum mining width, the style of mineralization, and grade continuity. Assay intervals within the mineralized domains varied in length from 0.5 ft to 10 ft (Figure 14-3), with most intervals approximately 4 feet apart. Drill hole samples were composited into 4-foot sections, starting at the wireframe pierce point for each domain and continuing until the hole exited the domain. A small number of unsampled and missing sample intervals were ignored. Residual composites were retained in the dataset. Composite statistics by zone are summarized in Table 14-4.

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Table 14-4: Summary of Composite Data by Zone

Area	Count	Length	Assay Statistics in % eU3O8
		(ft)	Mean	SD	CV	Variance	Min	Max
Cap	12	44.50	0.18	0.09	0.48	0.01	0.08	0.38
Upper	96	370.00	0.32	0.26	0.81	0.07	0.01	1.75
Main	2,067	8,008.48	0.93	1.61	1.73	2.58	0.00	26.87
Main Lower	211	464.44	0.17	0.22	1.27	0.05	0.00	1.19
Juniper	459	1,624.45	0.70	1.70	2.43	2.88	0.00	16.35
Juniper Lower	47	180.48	0.14	0.18	1.29	0.03	0.00	1.06

Figure 14-3: Length Histogram

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14.7 Spatial Analysis

Spatial continuity was evaluated to assess the suitability of geostatistical interpolation methods and to inform the development of an appropriate grade-estimation approach; however, the available dataset lacked sufficient variability, well-defined spatial structure, or consistent global anisotropy to support the development of reliable experimental or modeled variograms. In addition, the circular geometry of the breccia pipe domains and the resulting curvilinear spatial relationships limited the effectiveness of traditional variography, as results were neither consistently geologically interpretable nor reproducible across mineralized zones. A limited variographic study was also completed on the Main Zone to assess whether ordinary kriging could serve as a comparative estimation technique, and an example variogram is shown in Figure 14-4; however, due to the complex pipe geometry and the absence of defensible variogram models, ID² was selected as the more appropriate methodology.

Given these constraints, grade estimation was carried out using the inverse distance squared (ID²) interpolation method. A variable search orientation was applied to better match breccia pipe geometry. The local orientation of the estimation search ellipsoid was controlled by the interpreted breccia-pipe surfaces for each zone. This allowed the search strategy to follow the circular-to-subvertical morphology and the vertical continuity of mineralization. A dynamically oriented ellipsoid search provided appropriate spatial weighting of samples and helped to reduce potential estimation bias in complex, non-linear domains.

The SLR QPs are of the opinion that the use of ID² with variable orientation guided by the breccia pipe geometry, is appropriate for this style of mineralization. This approach suits the available data and the lack of defensible variogram models

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Figure 14-4: U3O8 Variogram for Main Zone

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14.8 Bulk Density

Bulk density was determined by EFR using specific gravity (SG) measurements on drill core: a minimum 4-inch core sample was measured in all directions with calipers to determine volume. The sample is weighed to obtain its mass, and the density is calculated. This method was used to determine the density of 2,857 samples. The density is modeled using inverse-distance-weighted squared distances, and an average value across the deposit of 0.082 t/ft3 was calculated.

This method of density determination was validated using the water-immersion method according to Archimedes' principle after sealing the core in wax. SG is calculated as weight in air (weight in air - weight in water). Under normal atmospheric conditions, SG (a unitless ratio) is equivalent to density in t/m3. Validation utilized 37 bulk density measurements collected on six-inch drill core samples from the main mineralized zones to represent local major lithologic units, mineralization styles, and alteration types. Samples were collected from the full core retained in the core box prior to splitting. EFR determined that the bulk densities calculated using the caliper method averaged approximately 1% higher than those determined using the water immersion method.

14.8.1 Density and Tonnage Factor Application by Mineralization Domain

Based on reconciliation to actual mine production and comparison of surveyed mine-out volumes to reported tonnage, a production-derived in situ tonnage factor of 0.099 st/ft³ has been determined for the high-grade uranium mineralization in the Main Zone and Juniper Zone. This value is materially higher than the global tonnage factor of 0.082 st/ft³ derived from caliper-based core density measurements and previously applied uniformly across the deposit. Reconciliation demonstrates that the global value is not representative of in situ conditions in high-grade mining domains, where actual production tonnage per unit volume is significantly higher.

In accordance with S-K 1300, NI 43-101, and the CIM (2019) Definition Standards and Best Practice Guidelines, density is treated as a modifying factor that must be locally representative of in situ conditions. Accordingly, the production-derived tonnage factor of 0.099 st/ft³ is applied exclusively to the Main Zone and Juniper Zone, which are characterized by uranium grades exceeding 20% and where reconciliation data directly support the higher density. The lower-grade zones, including the Cap, Upper, Middle, Lower, and Juniper Lower zones, continue to use the core-derived tonnage factor of 0.082 st/ft³, as these domains have not been mined at scale, lack production calibration, and are geologically distinct from the high-grade mineralization.

This dual-density approach reflects a domain-specific tonnage factor model calibrated to operational data when available and preserves the core-based density model when production validation is not yet possible. The methodology improves reconciliation performance, reduces systematic tonnage bias in mined areas, and remains consistent with CIM (2019) guidance, which states that modifying factors should be based on the best available data and restricted to the domains for which they are demonstrably valid.

14.9 Block Models

All modeling work was completed using Seequent's Leapfrog Geo and Leapfrog Edge modeling software (version 2025.2.1). The Pinyon Plain block model is unrotated, with an origin at 646,630 ft East, 1,776,530 ft North, and 4,450 ft elevation, and extends approximately 360 ft east-west, 320 ft north-south, and 1,460 ft vertically. The model consists of whole blocks measuring 4 ft × 4 ft × 4 ft, selected to reflect the interpreted deposit geometry and anticipated selective mining unit dimensions while honoring modeled geological surfaces. Each block was assigned density values and uranium mineralized domain codes based on majority-rule criteria and was classified according to the geological domain containing the block centroid. The model orientation is defined by an azimuth, dip, and plunge of 0.0°, and the selected block size provides appropriate resolution of mineralized zones and supports grade estimation consistent with CIM (2019) Best Practices for Mineral Resource Estimation.

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A summary of the block extents and variables is provided in Table 14-5. A summary of the block model variables used in the block model is provided in Table 14-6.

Table 14-5: Summary of Block Model Setup

Description	Easting (X) (ft)	Northing (Y) (ft)	Elevation (Z) (ft ASL)
Block Model Origin (lower left corner)	646,630	1,776,530	6,540
Block Dimension (ft)	4	4	4
Number of Blocks	90	80	600
Rotation	0	0	0

Table 14-6: Summary of Block Model Variables

Variable	Type	Default	Description
ID_eU3O8_Cap	Numerical	0	ID2 estimated U3O8 equivalent grade (%) Cap
ID_eU3O8_Upper	Numerical	0	ID2 estimated U3O8 equivalent grade (%) Upper
ID_eU3O8_Main	Numerical	0	ID2 estimated U3O8 equivalent grade (%) Main
ID_eU3O8_Main Lower	Numerical	0	ID2 estimated U3O8 equivalent grade (%) Main Lower
ID_eU3O8_Juniper	Numerical	0	ID2 estimated U3O8 equivalent grade (%) Juniper
ID_eU3O8_Juniper Lower	Numerical	0	ID2 estimated U3O8 equivalent grade (%) Juniper Lower
OK_eU3O8_Cap	Numerical	0	OK estimated U3O8 equivalent grade (%) Cap
OK_eU3O8_Upper	Numerical	0	OK estimated U3O8 equivalent grade (%) Upper
OK_eU3O8_Main	Numerical	0	OK estimated U3O8 equivalent grade (%) Main
OK_eU3O8_Main Lower	Numerical	0	OK estimated U3O8 equivalent grade (%) Main Lower
OK_eU3O8_Juniper	Numerical	0	OK estimated U3O8 equivalent grade (%) Juniper
OK_eU3O8_Juniper Lower	Numerical	0	OK estimated U3O8 equivalent grade (%) Juniper Lower
NN_eU3O8_Cap	Numerical	0	NN estimated U3O8 equivalent grade (%) Cap
NN_eU3O8_Upper	Numerical	0	NN estimated U3O8 equivalent grade (%) Upper
NN_eU3O8_Main	Numerical	0	NN estimated U3O8 equivalent grade (%) Main
NN_eU3O8_Main Lower	Numerical	0	NN estimated U3O8 equivalent grade (%) Main lower
NN_eU3O8_Juniper	Numerical	0	NN estimated U3O8 equivalent grade (%) Juniper
NN_eU3O8_Juniper Lower	Numerical	0	NN estimated U3O8 equivalent grade (%) Juniper Lower
depletion:	Text	Unknown	depletion l model evaluation
PIPE_ZONES_REV2_DETAILS:	Text	Unknown	Breccia Pipe Zones model evaluation

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Variable	Type	Default	Description
PP_Classification:	Text	Unknown	Classification model evaluation
PP_Final_2025:	Text	Unknown	Mineralization Model
STOPES_2023:	Text	Unknown	Stopes 2023 Model

14.10 Search Strategy and Grade Interpolation Parameters

The key element variable, uranium, was interpolated using the ID2 methodology. Grade estimation was controlled by mineralized geologic zones and target-area boundaries. Hard boundaries were used to limit the use of composites between different mineralization domains.

The selection of the search radii and search ellipsoids was guided by modeled continuity from the variograms of eU3O8In addition, the search radii were established to ensure that all blocks in the estimation domain were estimated.

The block model estimation employed a three-pass search strategy to balance local grade control with full model population while honoring the spatial continuity defined by the variogram models. The first pass used a relatively small search ellipsoid defined at approximately 100% of the modeled variogram continuity ranges (Major = 44 ft, Semi-Major = 64 ft, Minor = 8 ft), oriented to the principal continuity directions (Dip = 0°, Azimuth = 0°, Pitch = 90°), and required a minimum of eight samples with a maximum of 16, with no more than two samples from any single drill hole, providing the highest level of local data support. The second pass was applied to blocks not estimated in the first pass and retained the same search geometry and orientation but reduced the minimum number of samples to four, maintained a maximum of 16, and removed the per-drill-hole restriction, allowing locally constrained blocks to be estimated without increasing the search volume. The third pass expanded the search ellipsoid to approximately 200% of the variogram continuity ranges (Major = 88 ft, Semi-Major = 128 ft, Minor = 32 ft), while maintaining the same orientation, and further relaxed the sample requirements to a minimum of one and a maximum of two samples with no per-hole restriction, ensuring that remaining peripheral or sparsely drilled blocks were populated while still reflecting broader-scale continuity.  Search parameters by domain are provided in Table 14-7.

Table 14-7: Sample Selection Parameters Employed in the Estimation by Domain

Pass	Search Ellipse						Sample Selection
	Dip (°)	Azimuth (°)	Pitch (°)	Major (ft)	Semi-Major (ft)	Minor (ft)	Minimum Samples	Maximum Samples	Max Samples Per Drill Hole
Cap
1st Pass	0	0	90	44	64	8	8	16	2
2nd Pass				44	64	8	4	16	0
3rd Pass	0	0	90	88	128	32	1	2	0
Upper
1st Pass	0	0	90	44	64	8	8	16	2
2nd Pass				44	64	8	4	16	0
3rd Pass	0	0	90	88	128	32	1	2	0

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Pass	Search Ellipse						Sample Selection
	Dip (°)	Azimuth (°)	Pitch (°)	Major (ft)	Semi-Major (ft)	Minor (ft)	Minimum Samples	Maximum Samples	Max Samples Per Drill Hole
Main
1st Pass	0	0	90	44	64	8	8	16	2
2nd Pass				44	64	8	4	16	0
3rd Pass	0	0	90	88	128	32	1	2	0
Main Lower
1st Pass	0	0	90	44	64	8	8	16	2
2nd Pass				44	64	8	4	16	0
3rd Pass	0	0	90	88	128	32	1	2	0
Juniper
1st Pass	0	0	90	44	64	8	8	16	2
2nd Pass				44	64	8	4	16	0
3rd Pass	0	0	90	88	128	32	1	2	0
Juniper Lower
1st Pass	0	0	90	44	64	8	8	16	2
2nd Pass				44	64	8	4	16	0
3rd Pass	0	0	90	88	128	32	1	2	0

14.11 Reasonable Prospects for Eventual Economic Extraction for Mineral Resources

Mineral Resources must demonstrate reasonable prospects for eventual economic extraction (RPEEE), which generally implies that the quantity and grade estimates meet certain economic thresholds and that the Mineral Resources are reported at an appropriate cut-off grade, taking into account extraction scenarios.

Metal prices used to determine Mineral Reserves are based on consensus long-term forecasts from banks, financial institutions, and other sources. For Mineral Resources, metal prices are typically higher than those for Mineral Reserves.

A reporting cut-off grade was established for the Project based on assumed costs for underground mining and commodity prices that provide a reasonable basis for establishing RPEEE for Mineral Resources.

These cost references were modified to align with the Project's assumed production rate. These cost and price assumptions have been used to inform an optimization process using the underground Deswik Stope Optimizer (Deswik.SO) software, which utilizes a Mineable Stope Optimizer (MSO) algorithm. The processing scenario assumption for the Project is an acid leach process, based on historical mine operations feeding the White Mesa Mill in Blanding, Utah

14.11.1 Cut-off Grade

The cut-off grade has been estimated based on an underground mining scenario of primarily longhole stoping. The cut-off was calculated as a breakeven grade at which the revenue from recoverable uranium, after accounting for process recovery and royalties, equals all operating costs required to extract the uranium. Assumptions used in the determination of the Pinyon Plain uranium resource cut-off grade of 0.31% eU3O8 are presented in Table 14-8.

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Table 14-8: Pinyon Plain Mine Cut-off Grade Calculation for Mineral Resources

Metal Value	Units	Value
U3O8 Price	US$/lb	90.00
Royalties	$/st	$1.88
Process Recovery	%	96.00%
Payable U3O8%		100.00%
Net Unit Revenue	US$ / %U3O8	1,726
Operating Costs
Mining - Ore Production	$/st milled	$180.70
Haulage (mine to mill)	$/st milled	$95.00
Processing	$/st milled	$256.00
G&A	$/st milled	$7.00
Total	$/st milled	$538.70
Cut-off Grade (breakeven)	% U3O8	0.31%

No minimum mining width was applied in the determination of Mineral Resources. The estimate reflects block model-based grade and tonnage constrained by economic parameters and optimization shapes and does not incorporate detailed mine design criteria such as minimum stope widths, dilution, or mining extraction factors.

The RPEEE assessment assumes underground mining using longhole stoping, with development rock temporarily stored on the surface and subsequently used for backfilling. Ore is transported approximately 320 miles by truck to the White Mesa Mill near Blanding, Utah, for processing.

The Mineral Resource assumptions differ from those applied to the Mineral Reserve estimate. Mineral Reserves are based on a long-term uranium price of US$80/lb U₃O₈, a breakeven cut-off grade of 0.35% U₃O₈, and detailed mine design parameters including a minimum mining width of 4 ft and 20 ft vertical stope heights, with application of mining dilution and extraction factors.

14.11.2 Factors Affecting the Mineral Resource

The Mineral Resource presented in this Technical Report may be materially impacted by any future changes in the break-even cut-off grade (both up or down), that may result from changes in mining method selection, minimum mining width, mining costs, processing recoveries and costs, metal price fluctuations, or significant changes in geological knowledge.

14.11.3 QP Comments on the Reasonable Prospects of Eventual Economic Extraction

The SLR QPs reviewed the operating costs and cut-off grade reported by EFR and is of the opinion that they are reasonable for the disclosure of Mineral Resources.

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In the SLR QPs' opinion, the U3O8 price assumption used in this Technical Report is consistent with recent trends in the uranium sector and aligns with forecasts from recognized uranium market analysts. The assumptions for mining and processing costs are considered reasonable and are consistent with those applied to similar uranium deposits within the United States, based on current industry benchmarks.

14.12 Classification

Classification of Mineral Resources as defined in S-K 1300 were followed for classification of Mineral Resources. The CIM (2019) definition are consistent with these definitions.

A Mineral Resource is defined as a concentration or occurrence of material of economic interest in or on the Earth's crust in such form, grade or quality, and quantity that there are reasonable prospects for economic extraction. A mineral resource is a reasonable estimate of mineralization, considering relevant factors such as cut-off grade, likely mining dimensions, location, or continuity, that with the assumed and justifiable technical and economic conditions, is likely to, in whole or in part, become economically extractable. It is not merely an inventory of all mineralization drilled or sampled.

Based on this definition of Mineral Resources, the Mineral Resources estimated in this Technical Report have been classified according to the definitions below based on geology, grade continuity, and drill hole spacing.

Measured Mineral Resource is that part of a mineral resource for which quantity and grade or quality are estimated on the basis of conclusive geological evidence and sampling. The level of geological certainty is sufficient for a Qualified Person (QP) to apply modifying factors in enough detail to support detailed mine planning and final evaluation of economic viability. Because it has the highest level of confidence, a Measured Mineral Resource may be converted to a Proven or Probable Mineral Reserve.

Indicated Mineral Resource is that part of a mineral resource for which quantity and grade or quality are estimated on the basis of adequate geological evidence and sampling. Geological confidence is sufficient to allow the application of modifying factors to support mine planning and assessment of economic viability. Due to its lower confidence level compared with Measured Resources, an Indicated Mineral Resource may only be converted to a Probable Mineral Reserve.

Inferred Mineral Resource is that part of a mineral resource for which quantity and grade or quality are estimated based on limited geological evidence and sampling. Geological uncertainty is too high to allow the application of technical and economic factors in a manner useful for evaluating economic viability. Because of its low confidence level, an Inferred Mineral Resource may not be included in economic analyses and cannot be converted to a Mineral Reserve.

The SLR QPs have considered the following factors that can affect the uncertainty associated with each class of Mineral Resources:

• Reliability of sampling data:

• Drilling, sampling, sample preparation, and assay procedures follow industry standards.

• Data verification and validation work confirm drill hole sample databases are reliable.

• No significant biases were observed in the QA/QC analysis results.

Confidence in the interpretation and modeling of geological and estimation domains:

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• Mineralization domains used for classification were interpreted in Leapfrog Geo using implicit modeling and an indicator-interpolation approach constrained by breccia-pipe geometry, ensuring that the modeled wireframes accurately reflected the continuity and orientation of uranium mineralization within each zone. There is good agreement between the drill holes and mineralization wireframe shapes.

• The mineralization wireframe shapes are well defined by sample data in areas classified as Measured and Indicated.

Confidence in block grade estimates:

• Measured and Indicated block grades correlate well with composite data, statistically and spatially, and locally and globally.

Blocks were classified as Indicated or Inferred based on drill hole spacing, confidence in the geological interpretation, and apparent continuity of mineralization.

14.12.1 Measured Mineral Resources

Classification of Measured Resources was limited to blocks contained in the Main Zone, directly adjacent to underground drilling stations, where drill holes were collared in a fan pattern on a general drill hole spacing of 10 ft. All Measured and Indicated Resources in the Main Zone have been converted to Reserves and are excluded from the current Mineral Resource estimate.

14.12.2 Indicated Mineral Resources

The remainder of the blocks within the Main Zone, as well as the blocks in the primary wireframe within Juniper, were assigned a classification of Indicated, in which drill hole pierce point spacing is generally less than 20 ft from underground drilling station 1-4.

14.12.3 Inferred Mineral Resources

All remaining blocks in the model were limited to an Inferred classification.

Figure 14-5 presents the classification of Mineral Resources for all mineralized domains. In the SLR QPs' opinion, the classification of Mineral Resources is reasonable and appropriate for disclosure.

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Figure 14-5: Block Classification

Looking South
+6000
+5800
+5600
+5400
+5200
+5000
+4800
+4600
+4400
Classification:
Measured
Indicated
Inferred
0
100
200
Feet
SLR
Energy Fuels Inc.
Pinyon Plain Project
Arizona, USA
Block Classification

Source: SLR 2026.

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14.13 Block Model Validation

The Pinyon Plain block model estimates were validated using industry standard techniques including:

• Global validation by comparison of composite statistics versus block estimates (Table 14-)

• Local validation by comparison of average assay grades with average block estimates along different directions (swath plots) (Figure 14-6, Figure 14-7, and Figure 14-8)

• Local validation using visual inspections on plan view, viewing composites versus block estimates (Figure 14-9 and Figure 14-11)

The SLR QPs found grade continuity to be reasonable and confirmed that the block grades were reasonably consistent with local drill hole composite grades.

14.13.1 Global Statistics

Statistical comparisons were conducted between composite grades and estimated block grades to evaluate the consistency of the interpolation. This analysis helps identify potential smoothing or bias and ensures that the block model reasonably reflects the input data as shown in Table 14-9. The SLR QPs reviewed the statistical results and observed that the estimated block grades are consistent with the composite grades, with no material bias or over-smoothing. The SLR QPs consider the statistical comparison results to be reasonable and supportive of the reported Mineral Resource Estimate.

Table 14-9: Mean Composite Grades Compared to the Mean Block Estimates

Zone	Cap		Upper		Main
Descriptive Statistic	4 ft Comp	Block Model	4 ft Comp	Block Model	4 ft Comp	Block Model
Count	12	385	96	2,891	2067	28,338
Mean (%)	0.18	0.19	0.32	0.31	0.93	1.10
SD (%)	0.09	0.05	0.26	0.11	1.61	1.26
CV	0.48	0.26	0.81	0.34	1.73	1.14
Variance (%)[2]	0.01	0.00	0.07	0.01	2.58	1.58
Min (%)	0.08	0.12	0.01	0.10	0.00	0.00
Lower quartile (%)	0.13	0.13	0.16	0.23	0.09	0.31
Median (%)	0.16	0.20	0.26	0.31	0.33	0.72
Upper quartile (%)	0.23	0.23	0.40	0.37	1.25	1.46
Max (%)	0.38	0.37	1.75	0.87	26.87	21.54
Notes: SD Standard Deviation CV Coefficient of Variance

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Zone	Main Lower		Juniper		Juniper Lower
Descriptive Statistic	4 ft Comp	Block Model	4 ft Comp	Block Model	4 ft Comp	Block Model
Count	211	5475	459	11,349	47	610
Mean (%)	0.17	0.20	0.70	0.58	0.14	0.17
SD (%)	0.22	0.13	1.70	0.84	0.18	0.09
CV	1.27	0.65	2.43	1.45	1.29	0.57
Variance (%)[2]	0.05	0.02	2.89	0.70	0.03	0.01
Min (%)	0.00	0.01	0.00	0.01	0.00	0.01
Lower quartile (%)	0.06	0.11	0.13	0.20	0.04	0.05
Median (%)	0.10	0.16	0.23	0.31	0.05	0.19
Upper quartile (%)	0.19	0.23	0.51	0.63	0.22	0.25
Max (%)	1.19	1.07	16.35	13.47	1.06	0.33
Notes: SD Standard Deviation CV Coefficient of Variance

14.13.2 Trend Swath Plots

Swath plots were generated for all zones to compare composite and block model grades along the easting (x), northing (y), and elevation (z) directions. For the Main Zone, examples of these swath plots are presented in Figure 14-6, Figure 14-7, and Figure 14-8.

The Main Zone swath plots in the X (east), Y (north), and Z (vertical) directions show strong agreement between composite grades and the block model (OK and NN estimates), indicating that the model reproduces the observed spatial grade trends. In all three directions, the block grades closely track the composite profiles, including the principal grade highs, lows, and inflection points, with only minor localized differences at the margins and no evidence of systematic bias or excessive smoothing. The vertical swath confirms that the model preserves the thickness and vertical continuity of mineralization, while the horizontal swaths demonstrate that lateral grade patterns are well honored. The SLR QPs are of the opinion, the swath plots support the conclusion that the estimation methodology and search strategy adequately reflect the underlying grade distribution in the Main Zone. No significant smoothing or anomalous behavior was identified, and good spatial correlation is observed between the composite grades and the block model grades

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Figure 14-6: Main Zone Swath Plot X (East) Direction

Figure 14-7: Main Zone Swath Plot Y (North) Direction

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Figure 14-8: Main Zone Swath Plot Z (vertical) Direction

14.13.3 Visual Comparison

Block grades were visually compared with drill hole composites on elevation plan views (Figure 14-9 and Figure 14-10). Visual validation comparing assay and composite grades to block grade estimates showed reasonable correlation with no significant overestimation or overextended influence of high grades in all domains.

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Figure 14-9: Plan View Comparing Block and Composite U3O8 Grades in the Main Zone (5,180 fasl)

U3O8 (%):
> 5.0
3.0 - 5.0
1.0 - 3.0
0.5 - 1.0
0.3 - 0.5
0.15 - 0.3
0.1 - 0.15
0.05 - 0.10
0.03 - 0.05
0.015 - 0.03
0.01 - 0.015
< 0.01
N
Main Zone outline
0 10 20 30
Feet
SLR
Energy Fuels Inc.
Pinyon Plain Project
Arizona, USA
Plan View Comparing Block and Composite U3O8 Grades in the Main Zone

Source: SLR 2026.

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Figure 14-10: Plan View Comparing Block and Composite U3O8 Grades in the Juniper Zone (4,890 fasl)

N
U3O8 (%):
> 5.0
3.0 - 5.0
1.0 - 3.0
0.5 - 1.0
0.3 - 0.5
0.15 - 0.3
0.1 - 0.15
0.05 - 0.10
0.03 - 0.05
0.015 - 0.03
0.01 - 0.015
< 0.01
Juniper Zone outline
0 6 12 18 24 30
Feet
SLR
Energy Fuels Inc.
Pinyon Plain Project
Arizona, USA
Plan View Comparing Block and Composite U3O8 Grades in the Juniper Zone

Source: SLR 2026.

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14.14 Grade Tonnage Sensitivity

The Mineral Resource estimates for the Project are sensitive to the selected cut-off grade. To demonstrate this sensitivity, tonnage and grade estimates derived from the block model are presented for the Main Mineral Resource

Table 14-10 shows the Indicated block model sensitivity to cut-off grade and uranium prices as represented in the grade tonnage curve shown in Figure 14-11.

Table 14-11 shows the Inferred block model sensitivity to cut-off grade and uranium prices as represented in the grade tonnage curve shown in Figure 14-12 .

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Table 14-10: Block Model Sensitivity to Cut-off Grade and Uranium Price in the Main-Lower and Juniper Zones (Indicated)

Price ($/lb U3O8)	Cut-Off Grade (%U3O8)	Tonnage (st)	Grade (%U3O8)	Contained Metal (thousand lb U3O8)
150	0.187	35,722	0.39	281,538
145	0.193	34,506	0.40	276,911
140	0.200	33,239	0.41	271,938
135	0.208	31,553	0.42	265,071
130	0.216	30,413	0.43	260,239
125	0.224	29,076	0.44	254,355
120	0.234	27,581	0.45	247,505
115	0.244	26,079	0.46	240,315
110	0.255	24,520	0.47	232,549
105	0.267	22,797	0.49	223,538
100	0.281	20,959	0.51	213,469
95	0.295	19,318	0.53	204,018
90	0.312	17,652	0.55	193,928
85	0.330	15,916	0.57	182,848
80	0.351	14,218	0.60	171,271
75	0.374	12,457	0.64	158,489
70	0.401	10,594	0.68	144,055
65	0.432	8,946	0.73	130,419
60	0.468	7,457	0.78	117,035
55	0.510	5,975	0.86	102,580
Notes: 1. U3O8 Recovery and operating costs held constant for sensitivity analysis. 2. Base Case Scenario

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Figure 14-11: Indicated Grade Tonnage Curve Main-Lower and Juniper Zones

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Table 14-11: Block Model Sensitivity to Cut-off Grade and Uranium Price in the Main-Lower and Juniper Zones (Inferred)

Price ($/lb U3O8)	Cut-Off Grade (%U3O8)	Tonnage (st)	Grade (%U3O8)	Contained Metal (thousand lb U3O8)
150	0.187	21,124	0.607	256,280
145	0.193	20,548	0.618	254,091
140	0.200	19,781	0.635	251,076
135	0.208	17,557	0.689	241,991
130	0.216	16,588	0.717	237,884
125	0.224	15,574	0.749	233,412
120	0.234	14,991	0.770	230,748
115	0.244	14,611	0.783	228,924
110	0.255	14,098	0.803	226,371
105	0.267	13,667	0.820	224,120
100	0.281	13,211	0.839	221,608
95	0.295	12,710	0.860	218,721
90	0.312	12,209	0.883	215,684
85	0.330	11,519	0.917	211,269
80	0.351	10,892	0.950	206,984
75	0.374	10,309	0.984	202,789
70	0.401	9,656	1.024	197,734
65	0.432	8,826	1.081	190,808
60	0.468	8,110	1.137	184,381
55	0.510	7,534	1.186	178,754
Notes: 1. U3O8 Recovery and operating costs held constant for sensitivity analysis. 2. Base Case Scenario

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Figure 14-12: Inferred Grade Tonnage Curve Main-Lower and Juniper Zones

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15.0 Mineral Reserve Estimates

15.1 Summary

The Mineral Reserve estimate for Pinyon Plain, summarized in Table 15-1, is based on the Measured and Indicated Mineral Resources as of December 31, 2025, a detailed mine design, and modifying factors such as a feasible mining method, external dilution, and mining extraction factors. No Inferred Mineral Resources were converted to Mineral Reserves. Mineral Reserves are reported in situ, after application of mining dilution and mining extraction, but prior to application of metallurgical recovery. Metallurgical recovery is applied subsequently in the economic analysis to estimate recovered and saleable U₃O₈.

The planned mining method at Pinyon Plain is longhole stoping. Development waste rock will be temporarily stored on surface and then used at the end of mining to fill voids created by mining. Metallurgical test results provided by White Mesa Mill laboratory personnel indicated that metallurgical recoveries using optimum roasting and leach conditions will be approximately 96% for uranium.

The underground mine design was based on grade envelopes of assays at a nominal grade of 0.35% U3O8 using underground mining methods and processing via a toll milling agreement.

Current economic conditions, mine design, and cash flow analysis do not account for processing of copper mineralization, and thus, copper is excluded from the Mineral Reserve estimate.

Table 15-1: Summary of Mineral Reserve Estimate - December 31, 2025

Category	Cut-Off Grade (% U3O8)	Tonnage (st)	Grade (% eU3O8)	Contained Metal (lb U3O8)	Metallurgical Recovery U3O8 (%)
Main Zone
Proven	0.35%	17,500	1.04%	365,300	96.0
Probable	0.35%	79,900	1.06%	1,697,600	96.0
Juniper Zone
Proven	0.35%	-	-	-	96.0
Probable	0.35%	35,700	0.71%	508,300	96.0
Total Proven + Probable		133,000	0.97%	2,571,200	96.0
Notes:

1. SEC S-K-1300 definitions were followed for all Mineral Reserve categories.  These definitions are also consistent with CIM (2014) definitions incorporated by reference in NI 43-101.

2. The Mineral Reserve estimate is reported on a 100% ownership basis.

3. Mineral Reserves are reported on an in situ basis after applying dilution and mining extraction.

4. Mineral Reserves are estimated using a long-term uranium price of US$80.00/lb, and a breakeven cut-off grade of 0.35% U3O8.

5. Stope shapes were created using a minimum mining width of 4 ft and 20 ft vertical stope heights.

6. A tonnage factor of 0.099 st/ft3 was used which is derived from operational data.

7. Numbers may not add due to rounding.

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The SLR QP is not aware of any risk factors associated with, or changes to, any aspects of the modifying factors, such as mining, metallurgical, infrastructure, permitting, or other relevant factors, that could materially affect the Mineral Reserve estimate.

15.2 Comparison to Previous Estimate

A comparison between the current and previously reported Mineral Reserves for Main Zone is presented in Table 15-2. In the Main Zone, the amount of estimated contained U3O8 has decreased due to ongoing ore production while ore grades have increased. This report is the initial disclosure for Mineral Reserves in the Juniper Zone, so no comparison can be made.

Table 15-2: Main Zone Mineral Reserve Comparison to Previous Estimate

Category	Tonnage (st)	Grade (% U3O8)	Contained Metal (lb U3O8)
December 31, 2025 Proven and Probable Reserves
Proven	17,500	1.04%	365,300
Probable	79,900	1.06%	1,697,600
Total	97,400	1.06%	2,062,800
December 31, 2022 Proven and Probable Reserves
Proven	7,800	0.33%	50,800
Probable	126,700	0.60%	1,517,000
Total	134,500	0.58%	1,567,800
Variance %
Proven	124%	216%	619%
Probable	-37%	77%	12%
Total	-28%	83%	32%

15.3 Conversion to Mineral Reserves

The Mineral Resource block model developed by SLR forms the basis of the Mineral Reserve estimate. Mine designs and Mineral Reserve work were completed by SLR using Deswik software.

Mineral Reserves were estimated for two mining zones that contain Measured and Indicated Mineral Resources: the Main Zone and the Juniper Zone. Nearly all development is complete in the Main Zone, with minor amounts of ore drive development left to complete. The Main Zone mining levels are spaced with a nominal vertical spacing of 40 ft, and this same spacing was used in the Juniper Zone design.

Stope shapes were created using the stope optimizer tool in Deswik. The small-scale mining equipment used at Pinyon Plain allows for highly selective mining. Stopes were designed with 20 ft heights, half the level spacing interval, and five foot stope lengths, representative of a minimum length ore development round. Through post-processing, stopes were smoothed along strike to reduce contact wall offsets and merged along strike up to 15 ft in length to be more representative of a planned mining panel.

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A single break-even cut-off grade of 0.35% U3O8 was used, representative of average operating costs for mining, ore haulage to White Mesa Mill, processing, and site G&A. The minimum width was set to four feet. Two feet of dilution was added to each contact wall, resulting a final minimum stope width of eight feet. In general, the orebody at Pinyon Plain is steeply dipping; however, a minimum stope dip of 60° was used to ensure that all broken material would exceed the angle of repose and prevent the creation of hangups while mucking.

Ore development was designed based upon the stope locations with centrelines aligned to the approximate centers of stope shapes. Ore drives are nominally 10 ft wide, and where stope shapes exceeded approximately 12 ft in width ore slashes were designed such that development was widened nearer to the stope extents. This method was successfully used while developing Main Zone and is planned to be repeated for Juniper Zone.

A summary of the key stope optimizer inputs is presented in Table 15-3.

Table 15-3: Stope Optimizer Parameters

Parameter	Unit	Value
Stope Height	ft	20
Stope Length	ft	5
Cut-Off Grade	% U3O8	0.35
Minimum Width	ft	4
Hanging Wall Dilution	ft	2
Footwall Dilution	ft	2
Minimum Dip	°	60

After stope shapes were created and initial ore development designed, stopes were reviewed for mineability and to confirm economics. Must-take stope shapes were designed and incorporated into the Reserve plan where gaps existed between stope optimizer outputs that would prevent broken ore from being mucked or result in small and unstable pillars left between adjacent stopes. The must-take stope shapes typically fall below cut-off grade; however, all are included in the Reserve totals because the material must be mined to facilitate the mining of ore. There is no system in place to identify and separate the low grade must-take material from the broken ore, so all is treated as ore.

Measured Mineral Resources were converted to Proven Mineral Reserves and Indicated Mineral Resources were converted to Probable Mineral Reserves. No Inferred Mineral Resources were converted to Mineral Reserves. Any Inferred or non-classified material captured within the design shapes has zero metal grade and is reported as Probable tons.

15.4 Dilution

Both planned and unplanned dilution was accounted for in the stope optimization process.  Planned dilution is comprised of waste blocks within and surrounding the ore blocks that are captured within the optimized stope shape. Unplanned dilution was accounted for by adding two feet  to both the hanging wall and footwall sides of the stopes within the stope optimization process. This additional width represents unplanned overbreak.

Must-take stope shapes represent additional dilution to Reserves. A total of 6,600 st of must-take material is included in the Reserve designs, which corresponds to 5% dilution.

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All dilution is within designed stopes shapes and is thus assigned grades from the block model. Total dilution in the Mineral Reserves is 21%.

15.5 Extraction

Longhole stopes will be drilled from stope overcuts or undercuts using downholes or upholes. Longholes are nominally 30 ft long from the back of the stope undercut to sill breakthrough on the level above or below. Extraction of the planned stopes is 95%. Broken ore will drop to the lowest open undercut and be mucked and transported to the orepass or shaft load out at the 1-5 Shaft Station.

15.6 Cut-off Grade

The calculated cut-off grade for Pinyon Plain Mineral Reserves was based on modifying factors including metal prices, metallurgical recoveries, operating costs, royalties, and other operational constraints. Mine operating costs were based on historical operating costs for similar underground operations on the Arizona Strip operated by Energy Fuels and actual development cost data from Pinyon Plain. Process and ore haulage operating costs are based upon recent data from the Pinyon Plain Mine and White Mesa Mill.

A metal price of US$80.00/lb U3O8 was used for Mineral Reserves. This value was derived from metal price forecasts and actual EFR contracts and term sheets. For Mineral Resources, metal prices used are slightly higher than those for Reserves. Metal pricing and the royalty cost are discussed in Sections 19.1 and 4.4 of this report, respectively.

The cut-off was calculated as a breakeven grade where the revenue from recoverable uranium, after accounting for process recovery and royalties, is equal to all operating costs necessary to extract the uranium. This follows the same methodology as the cut-off grade used for Mineral Resource reporting, the only difference being the U3O8 price. The uranium cut-off grade applied to the Mineral Reserves was 0.35% U3O8 for both the Main and Juniper Zones. Table 15-4 lists the assumptions used to determine the uranium cut-off grade.

Table 15-4: Cut Off Grade Calculation for Mineral Reserves

Item	Unit	Value
U3O8 Price	US$/lb U3O8	$80.00
Royalties	$/st	1.88
Process Recovery	%	96.00%
Payable U3O8%		100.00%
Net Unit Revenue	US$ / %U3O8	1,536
Operating Costs
Mining - Ore Production	$/st milled	$180.70
Haulage (mine to mill)	$/st milled	$95.00
Processing	$/st milled	$256.00
G&A	$/st milled	$7.00
Total	$/st milled	$538.70
Cut-off Grade (breakeven)	% U3O8	0.35%

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15.7 Reconciliation

Pinyon Plain Mine started production in 2024. As of December 31, 2025, approximately 54,009 st and 1.74 Mlb U3O8 have been mined. The actual production data from the mine exceeds the model predictions.

A reconciliation was completed between reported uranium production for the 2024-2025 period and the Mineral Resource Estimate block model for the Pinyon Plain Mine by depleting the model using company-provided mine-out shapes totaling 553,728 ft³ for the Main Zone and comparing the results to the cumulative production of 1,741,695 lbs U3O8 for 2024-2025.

Using the surveyed mine-out volume and reported production tonnage, the implied in situ tonnage factor for the Main Zone is approximately 0.099 st/ft³, which is materially higher than the global density of 0.082 st/ft³ used in previous resource estimates. The global density was derived from extensive caliper-based specific gravity measurements on 2,857 drill core samples, modeled using inverse distance squared interpolation, and validated against wax-sealed water-immersion measurements on 37 full-core samples, which indicated that the caliper method averages approximately 1% higher, a difference previously considered immaterial.

However, reconciliation demonstrates that this global density is not representative of in situ conditions within the high-grade mined domains. Accordingly, a production-derived tonnage factor of 0.099 st/ft³ was applied on a domain-restricted basis to the Main Zone, consistent with CIM (2019) guidance to apply locally calibrated modifying factors, which was justified by operational data. Using this revised density, the depleted Main Zone resource is estimated at 54,819 tons at 1.30% U3O8, for 1,420,030 lbs U3O8. A comparison between the mine reported production values and updated model results using the higher in situ tonnage factor is presented in Table 15-5.

Table 15-5: Reconciliation Data 2024-2025 Production

Model vs Production	Tonnage	Grade	Contained Metal
	(st)	(% U3O8)	(lb U3O8)
Model	54,819	1.30	1,420,030
Mine	54,009	1.61	1,741,695
Mine to Model (% Difference)	-1.5%	19.7%	18.5%

When compared with the cumulative 2024-2025 production of 1,741,695 lb, the block model remains approximately 321,665 lb (19%) below, indicating that reconciliation performance is within the outer bounds of acceptable tolerance under CIM (2019) best practice. In accordance with S-K 1300, NI 43-101, and the CIM (2019) Definition Standards, the reconciliation supports the conclusion that the primary driver of historical discrepancies is density/tonnage factor representativeness in high-grade domains, rather than systematic grade bias, and that density must be treated as a domain-specific modifying input subject to ongoing calibration to production.

15.8.1 QP Conclusions

• The previously applied global density of 0.082 st/ft³ materially understates tonnage in high-grade mined domains.

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• Production-derived data support a domain-specific tonnage factor of approximately 0.099 st/ft³ for the Main Zone. This factor has been applied to the Juniper Zone as it also contains uranium mineralization in excess of 20%.

• Applying the revised density reduces the reconciliation variance to approximately 15%, which is within the CIM (2019) acceptable tolerance.

• Density is the dominant source of reconciliation variance; no material grade bias is indicated.

• Density must be treated as a locally calibrated, domain-dependent modifying factor.

15.8.2 QP Recommendations

• Implement domain-specific density models for all high-grade zones using production-calibrated tonnage factors.

• Perform routine (monthly/annual) reconciliations integrating production, moisture, and surveyed volumes.

• Expand in situ density sampling in high-grade zones to validate production-derived factors.

• Ensure all future S-K 1300 and NI 43-101 disclosures clearly describe density assumptions, reconciliation methodology, and limitations.

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16.0 Mining Methods

Pinyon Plain is an underground, shaft-access mine. The primary production method is longhole stoping, using either upholes drilled from ore undercuts or downholes drilled from ore overcuts. Development mining uses handheld drills for face advance and ground support installation. Longholes are drilled with buggy drills. Material is hauled using small, mechanized rubber-tired equipment. Ore is hoisted to surface, stored in a surface ore stockpile, and then transported by highway trucks to the White Mesa Mill.

There are two mining zones at Pinyon Plain. The production shaft is 1,470 ft deep reaching the bottom of the Main Zone. Main Zone production extends over an approximate 200 ft vertical interval from 1,200 ft to 1,400 ft below surface. The Juniper Zone lies beneath the Main Zone, with production extending over an approximate 220 ft vertical interval to a maximum depth of 1,800 ft below surface. The bottom of Juniper Zone is approximately 410 ft below the lowest shaft station.

16.1 Mine Design

The production shaft has three shaft stations: at the 1-3 level, above the main zone, the 1-4 level near the top of the Main Zone, and the 1-5 level, near the bottom of the Main Zone. The shaft is equipped with a double drum hoist and is used for personnel and materials.

The Main Zone is roughly cylindrical in shape, with a diameter of up to 200 ft.  Production stopes range from 10 ft to up to 40 ft across.  A barren centre exists within the breccia pipe that is up to 120 ft across.  Mining levels are spaced at roughly 40 ft vertical intervals.  An eight foot diameter return air raise (RAR) is located in the barren centre.  A Timberland escape hoist with bullet cage is installed in the raise such that it functions as an emergency escapeway.

Access to the Main Zone orebody is through a 10 ft high by 10 ft wide spiral ramp that circles the breccia pipe.  The ramp connects the shaft stations of the 1-4 and 1-5 levels and is driven at a nominal 15% gradient.  Flat cross cuts from the spiral ramp are developed at five mining levels referenced by their sill elevation above sea level: the 5290, 5250, 5210, 5170, and 5130 levels.  From these mining levels, a circular drift is developed around the inside perimeter of the breccia pipe.

A ventilation exhaust drift connects each circular ore drift on a level to the RAR.  Vent stoppings control the airflow through each level, which can change depending on where active mining is taking place. A muck raise connects the 1-5 Level up to the 5250 level, the highest mucking level in the production plan.

The Juniper Zone is also cylindrical in shape, however, less continuous than the Main Zone.  Reserves are primarily located on the south and west side of the mineralized cylinder.  Mining levels in Juniper Zone are designed at 40 ft vertical spacing.  The Juniper Zone mine design includes a switchback decline and eight mining levels.  The top two levels, 4982 and 4942, consist of level accesses that will allow the RAR to be extended from the bottom of Main Zone to the Juniper Zone.  RARs between levels will be constructed as drop raises, using drill and blast, and supported with standard ground support.  The Juniper Zone ore is accessed from the six lowest levels at 4902 through 4702 elevations.

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The Juniper Zone will be accessed by a 10 ft high by 10 ft wide decline that switchbacks down from the 1-5 Level, the bottom of Main Zone. The decline is currently being driven and, as of December 31, 2025, was at the 4982 level. Every 40 vertical feet, a level will be driven, which will consist of a level access, remuck, sump, and electrical cut-out. The level access will be driven through the mineralized area into the barren centre of the breccia pipe. At this point, a drop raise will be driven to connect to the level above, which will serve as both an exhaust route as well as a secondary egress.

Figure 16-1 presents the current mine as-built and mine design in 3D view, while Figure 16-2 shows the same data in section view.

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Energy Fuels Inc. | Pinyon Plain Mine	February 19, 2026
Technical Report on the Updated Pre-Feasibility Study	SLR Project No.: 123.020548.00001

Figure 16-1: Mine Design Schematic - 3D View

Return Air Raise
Production Shaft
1-4 Shaft Station
Main Zone
1-5 Shaft Station
Juniper Zone
Legend:
Mine Asbuilt
Stopes (Ore)
Stopes (Must take)
Juniper Decline
Level Access and Infrastructure
Ore Drives
Ore Drive Slash
Return Air Raise
Z
Y
X
SLR

Energy Fuels Inc.

Pinyon Plain Project

Arizona, USA

Mine Design - 3D View

Source: SLR 2026.

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Energy Fuels Inc. | Pinyon Plain Mine	February 19, 2026
Technical Report on the Updated Pre-Feasibility Study	SLR Project No.: 123.020548.00001

Figure 16-2: Mine Design - Section View

Looking Northwest
Return Air Raise
Production Shaft
1-4 Shaft Station
5,300RL
5290 Level
5250 Level
Main Zone
5,200RL
5210 Level
5170 Level
5130 Level
1-5 Shaft Station
5,100RL
Vent Raise
5,000RL
4982 Level
4942 Level
4,900RL
4902 Level
Juniper Zone
4862 Level
4822 Level
4,800RL
4782 Level
4742 Level
4,700RL
4702 Level
Z
X
Y
SLR
Legend:
Mine Asbuilt
Stopes (Ore)
Stopes (Must take)
Juniper Decline
Level Access and Infrastructure
Ore Drives
Ore Drive Slash
Return Air Raise
0
50
100
150
Feet
Energy Fuels Inc.
Pinyon Plain Project
Arizona, USA
Mine Design - Section View

Source: SLR 2026.

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Energy Fuels Inc. | Pinyon Plain Mine	February 19, 2026
Technical Report on the Updated Pre-Feasibility Study	SLR Project No.: 123.020548.00001

16.2 Mining Method

Energy Fuels and its predecessors have mined numerous uranium bearing breccia pipes by underground methods dating back to the 1980s. Pinyon Plain is mined by longhole stoping  This method is an open stoping, high-production, bulk mining method, applicable to large, steeply dipping, regular ore bodies, having competent ore and host rock that requires little or no support.  In isolated areas the sill will be blasted and mucked out (termed a "floor pull"). This is typically used where ore extends a short distance below an ore drive but is not extensive enough to warrant the development of a lower level.

Due to the circular nature of the breccia pipe, each mining level is developed in a circular fashion, from the mine access drift along the circular ore contacts. Ore drifts are widened to the extent of mineralization by slashing the side walls. Once the ore drive is complete, longhole stoping will typically be initiated on the opposite side of the pipe from the level entrance and retreat back toward the level entrance. This will be done in two mining fronts if available; one clockwise and one counter-clockwise.

In Main Zone, longhole mining commenced between the 5170 and 5210 levels and the 5210 and 5250 levels. Mining of the Main Zone will progress upward and downward from these horizons as they are mined out. Since the upper mining block is mined bottom-up, the broken material will fall through previously mined open stopes and report to the 5170  and 5130 Levels. From here a load-haul-dump loaders (LHD) will transport material to the muck raise on either level where it will fall down to the 1-5 Level.

The lower Main Zone mining block is being mined top-down. An LHD trams muck from each undercut to the muck raise that is located on each level. Like in the upper mining block, all ore reports to the bottom of the muck raise on the 1-5 Level. An LHD on the 1-5 Level rehandles broken material from the bottom of the muck raise to the production shaft loading station. The LHD dumps into a grizzly located over the loading pocket feed. The ore control system at the mine will ensure ore and waste are not commingled.

Juniper will be mined in a simple top-down manner. Like in the Main Zone, the circular-shaped ore drives will be driven only once the level access, infrastructure, and ventilation raise is in place in the barren centre of the deposit. Once the ore drive is developed to the ore extent and has been appropriately slashed to the mineralized extents, longhole stoping will begin. Longholes will be drilled as uppers and blasted in a retreat sequence from level extent toward the level entrance. An LHD will transport material from the mining face, then load haul trucks at the level entrance. The haul trucks will then move material up the Juniper decline to the loading pocket located at the 1-5 Level.

Once mining is completed, all development rock stored on surface will be placed back underground through the ventilation raise as part of the Project's reclamation plan, as agreed to with State regulators.

16.3 Geotechnical

In 1987, the geotechnical consulting firm of Dames and Moore completed an evaluation of mine stability and subsidence potential at the Project (Dames and Moore 1987).

The scope of work was based on a review of geologic and geotechnical data from similar breccia pipe uranium mines on the Arizona Strip (the Orphan Mine, the Hack 2 Mine, Kanab North, and the Pigeon Mine), including the stability of existing underground stopes.

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Energy Fuels Inc. | Pinyon Plain Mine	February 19, 2026
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Numerical modelling of stopes was analyzed at depths of 800 ft, 1,200 ft, and 1,600 ft below surface with a surrounding rock strength of 3,000 psi.  Stope dimensions at these mines varied from 60 ft high by 30 ft wide (Orphan Mine) to 350 ft high by 200 ft wide (Hack 2 Mine).  Ground support was limited to rock bolts in the stope backs and no backfill.

The report concluded that stopes up to 350 ft high at a depth of 1,200 ft would not develop significant stability problems as long as prudent ground supports were employed, which EFR plans on installing during mining.  In addition, the paper predicted mined out stopes would fill with rubblized rock as a result of subsidence reaching surface in several hundred years; the surface expression would be less than two feet over a broad area and would be difficult to observe in the field.  Since the geotechnical report was produced, EFR has decided to fill stopes with waste rock when mining ceases, which will significantly reduce any post-mining surface expression from to-ground subsidence.

The planned mining excavations within Main Zone fall within the envelope studied by Dames and Moore with respect to stope dimensions and depth below surface.  The Juniper Zone extends 200 ft deeper than the maximum depth of the study.  SLR recommends that EFR complete a geotechnical study to support continued mining in Juniper Zone, particularly if additional mining levels are added below the current bottom of the Reserves, the 4702 Level.

SLR recommends that EFR develop a program for monitoring the geotechnical conditions in the stopes to provide an early warning of potential ground condition problems or stope wall failures.  This is of particular importance in excavations near to critical infrastructure, namely the RAR from Main Zone to surface. The geotechnical condition of the development headings should be noted and recorded to support any required changes in the ground support regimes.

16.4 Hydrogeological

Mine workings are within competent bedrock having low to very low permeability. The breccia pipe and bedrock underlying the workings (the Lower Supai) are both considered nearly impermeable.

Despite the low permeability of the Coconino sandstone at the site, workings (including the mine access shaft) that penetrate saturated portions of the Coconino sandstone experience water seepage. This is due to the relatively large, saturated thickness (approximately 200 ft) of the Coconino sandstone.

Even though fully saturated, the Supai Formation has a hydraulic conductivity (and transmissivity) substantially lower than that of the Coconino sandstone. The majority of mine infrastructure and accesses are located within the Supai Formation.

The mine workings act as sinks for any perched groundwater that is encountered; flow is directed from the country rock toward the workings. Furthermore, the long-term impacts of the relatively small volume of workings penetrating a very large volume of low permeability rock will have a negligible impact on the overall average hydraulic properties of the surrounding rock.

16.4.1 Mine Shaft Seepage

The Mine is located within an area of the Coconino Plateau where the Coconino sandstone contains only locally perched groundwater. Inflow from perched groundwater encountered within the Coconino during sinking of the mine shaft has been slightly higher than, but comparable to, the anticipated levels. Perched groundwater is currently seeping into the shaft at a rate of approximately 8 gpm. Natural dewatering of the saturated Coconino sandstone reduced the seepage rate from approximately 20 gpm to its current rate.  EFR has installed water rings within the shaft at the base of the Coconino and at the base of the Kaibab to capture and keep this water separate from any other water that may seep into the shaft.  The remaining water is collected in a lined sump at the base of the shaft.

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Energy Fuels Inc. | Pinyon Plain Mine	February 19, 2026
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The rate of seepage of water from the Coconino into the shaft is consistent with the low estimated hydraulic conductivity for the Coconino.  The rate of seepage of water from the Kaibab into the shaft is minimal (a few gpm), which is consistent with expectations.  Any water from the Coconino and Kaibab that overflows or is not otherwise captured by or pumped out of the water rings reports to the sump at the bottom of the mine shaft.

Seepage from the Coconino has created a cone of depression within the perched groundwater that directs flow inward towards the shaft.  Effectively, the shaft acts as a well that is continuously overpumped to the extent that a seepage face is created.  As long as the shaft is in use and water is being pumped from the lined sump at the bottom of the shaft, groundwater flow will be directed inward from the Coconino into the shaft.

Potential seepage from perched water zones in other formations penetrated by the shaft (such as the Kaibab, Toroweap, and Upper Supai) is relatively small, however, groundwater flow from these formations will also be directed inward toward the shaft.

The RAR is entirely within the breccia pipe which is comprised of a dense, well-cemented, compact and predominantly dry rock matrix.  Little seepage is evident from the RAR.

16.4.2 Drifts into Breccia Pipe Orebody

Drifts extending from the shaft into the orebody are generally dry except when isolated saturated materials are encountered.  The ore access drives are within either the Hermit Shale or very low permeability Supai Formation materials, while the ore drives are entirely within the breccia pipe.  When isolated saturated material is encountered water seeps into the drifts with a rate roughly proportional to the permeability of the saturated materials.  Seepage rates generally abate as the saturated pocket is drained through time.

Drifts are designed to drain toward the shaft such that any seepage is directed away from the active headings, toward the ramp, and ultimately to the lined sump at the base of the production shaft.

16.5 Life of Mine Plan

As of January 2026, production in Main Zone is ongoing and expected to be completed in 2028.  Decline development is advancing toward the Juniper Zone, with first ore expected in July 2026 when ore development commences on the 4902 level.  The production rates are expected to hold steady near 5,000 short tons per month until the end of 2027 when the Juniper Zone nears depletion.  In early 2028 only a single production heading may be available in Main Zone due to depletion of other mining levels, which will slow overall production rates. Minor amount of development remain in Main Zone to establish final stope overcuts and undercuts.

Longhole production mining is expected to commence in Juniper Zone in February 2027 when the first stopes are taken on 4902 Level.  Production from the zone quickly ramps up to over 3,000 short tons per month while two independent production headings are consistently available.  The rate reduces through the end of 2027 as the zone nears depletion.  The end of the mine production schedule is currently August 2028.

Production is scheduled at up to 5,000 tons per month (166 tpd) when sufficient headings are available.  Individual stopes are scheduled at an overall blended rate of 55 tpd, which accounts for longhole drilling, blasting, and mucking activities.  At this rate a typical 30 ft long and 10 ft wide stope takes approximately 24 days to mine.  Three stopes must be active to reach the daily production target.

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Energy Fuels Inc. | Pinyon Plain Mine	February 19, 2026
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All development headings are scheduled to advance at six feet per day, equal to a standard development round length.

Charts below present the production plan by month in Figure 16-3 and Figure 16-4, and development plan by month in Figure 16-5.  An isometric showing the LOM schedule progression is coloured coded by quarter in Figure 16-6.  LOM plan numbers are presented by quarter for production activities in Table 16-1 and development activities in Table 16-2.

Figure 16-3: LOM Production Schedule - Tons and Grade

Figure 16-4: LOM Production Schedule - U3O8 (lb) and Grade

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Energy Fuels Inc. | Pinyon Plain Mine	February 19, 2026
Technical Report on the Updated Pre-Feasibility Study	SLR Project No.: 123.020548.00001

Figure 16-5: LOM Development Schedule

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Energy Fuels Inc. | Pinyon Plain Mine	February 19, 2026
Technical Report on the Updated Pre-Feasibility Study	SLR Project No.: 123.020548.00001

Figure 16-6: 3D View Showing LOM Schedule by Quarter

3D View
Return Air Raise
Production Shaft
1-4 Shaft Station
1-5 Shaft Station
Main Zone
Juniper Zone
Legend:
2026 Q1
2026 Q2
2026 Q3
2026 Q4
2027 Q1
2027 Q2
2027 Q3
2027 Q4
2028 Q1
2028 Q2
2028 Q3
Z
Y
X
SLR
Energy Fuels Inc.
Pinyon Plain Project
Arizona, USA
3D View Showing LOM Schedule by Quarter

Source: SLR 2026.

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Energy Fuels Inc. | Pinyon Plain Mine	February 19, 2026
Technical Report on the Updated Pre-Feasibility Study	SLR Project No.: 123.020548.00001

Table 16-1: Life of Mine Production Schedule

Year	Quarter	Total Mill Feed Processed (tons)	Head Grade U3O8 (%)	Contained U3O8 (lb)	Avg. Metallurgical Recovery (%)	Recovered U3O8 (lb)
2026	Q1	14,300	1.57%	449,000	96%	431,000
	Q2	14,300	0.99%	281,200	96%	270,000
	Q3	15,300	1.16%	355,300	96%	341,100
	Q4	16,200	0.61%	198,000	96%	190,100
2027	Q1	15,100	0.72%	218,200	96%	209,400
	Q2	15,700	0.92%	289,200	96%	277,600
	Q3	14,800	0.83%	245,800	96%	236,000
	Q4	13,600	0.89%	240,900	96%	231,200
2028	Q1	6,900	1.04%	144,800	96%	139,000
	Q2	4,800	1.20%	114,100	96%	109,500
	Q3	2,100	0.82%	34,800	96%	33,400
	Q4	-	-	-	96%	431,000
Total		133,000	0.97%	2,571,200	96%	2,468,300
Note: Numbers may not add due to rounding.

Table 16-2: Life of Mine Development and Material Movement Schedule

		Ore Mined (tons)	Waste Mined (tons)	Total Material Mined (tons)	Lateral Development (ft)	Vertical Development (ft)	Total Development (ft)
2026	Q1	14,284	3,951	18,236	645	39	684
	Q2	14,262	5,859	20,121	757	33	791
	Q3	15,334	6,373	21,707	883	40	923
	Q4	16,229	5,021	21,250	882	27	909
2027	Q1	15,098	7,302	22,399	1,013	67	1,080
	Q2	15,678	7,038	22,716	1,025	67	1,092
	Q3	14,775	1,204	15,980	164	-	164
	Q4	13,554	-	13,554	-
2028	Q1	6,937	-	6,937
	Q2	4,754	-	4,754
	Q3	2,122	-	2,122
	Q4	-	-	-
Total		133,028	36,747	169,775	5,369	274	5,643
Note: Numbers may not add due to rounding.

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16.6 Mine Infrastructure

The Project has significant existing infrastructure and has been used for the storage of surplus materials and equipment from other similar mining projects. The existing infrastructure at the Project includes:

• 1,470 ft deep, three compartment shaft, measuring 19 ft 6 in by 8 ft 2 in

• Shaft stations at depths of 1,000 ft, 1,230 ft and 1,400 ft below surface

• Unsheeted steel headframe

• Hoistroom and 400 hp double drum hoist with 10 ft diameter drums

• Water tanks

• Water wells

• Fuel tanks

• 455 kVA back up power generators

• Six mile 12 kV power line to the site, 12kV/4160 V/480V transformers on site

• Evaporation pond

• Fenced yard

• Offices

• Maintenance shop

• Air compressors

16.7.1 Mine Shaft and Hoist

The mine shaft is a conventional three compartment shaft; the shaft bottom is at a depth of 1,470 ft. below the collar.  Two compartments are for hoisting and the third is for the manway, ventilation duct, and services.  A plan view schematic of the shaft is shown in Figure 16-7.

The shaft is equipped with steel sets on 10 ft spacing with wooden guides for conveyances.  The shaft collar is at an elevation of 6,506 ft.  The 1-3 level is approximately 1,000 ft below the collar, the 1-4 level is approximately 1,230 ft below the collar, and the lowest station is at the 1-5 level, 1,400 ft below the collar.

A loading pocket with vibratory feeders is installed below the 1-5 station level.  A decline exists to shaft bottom to permit shaft bottom clean up.

The shaft is serviced by a Nordberg 400 hp double drum hoist with 10 ft diameter drums grooved for 1.5 in wire rope.  The hoisting speed is 800 feet per minute (fpm).  The skip has a capacity of 60 ft3.  The head frame is an unsheeted steel structure.

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Energy Fuels Inc. | Pinyon Plain Mine	February 19, 2026
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Figure 16-7: Pinyon Plan Mine Shaft Plan View

16.7.2 Mine Ventilation

EFR contracted RME Consulting to complete the pre-feasibility level ventilation design for the Main and Juniper Zones of the Pinyon Plain mine (Rawlins 2022).  The existing shaft and drift openings and planned future development drifts (10 ft x 10 ft) were utilized in the design.

The ventilation design followed the production schedule and meets all industry and regulatory standards for mining uranium in the US.  Capital and operating costs are based on budgetary quotes based on specifications from the ventilation design.

The calculated air quantity was based on three factors, namely:

1 Diesel equipment fleet requirements

2 Radon exposure from exposed mineralization

3 Mine environmental conditions (heat, dust, noise, etc.).

Other aspects for the mine and ventilation design evaluation included determining acceptable and practical air velocities in intake and return airways.

The ventilation circuit at Pinyon Plain is a pull system with fresh air downcast from the Production Shaft and returning through the Ventilation Raise located in the centre of the orebody.

The RAR is eight feet in diameter. The bend in the RAR ducting has a hinged hatch that allows a Timberland hoist to drop an emergency man-cage through the exhaust duct system to the bottom of the ventilation raise. This system functions as the secondary egress allowing workers to be loaded and brought to surface in an emergency.

Two 250 hp fans, installed on the surface of the RAR and running in parallel, drive the primary ventilation system. The fans deliver approximately 90,000 cfm underground. Fresh air is distributed through the active development and production headings with 30 hp auxiliary fans, which can deliver up to 25,000 CFM at 10 inches of WG. Typical ventilation ducts used for auxiliary air distribution are 30 inches in diameter and are either rigid steel or rigid plastic. Regulators are used where to required to manage airflow distribution and direct it to active work areas.

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The mine ventilation system was designed for both winter and summer conditions; during winter periods, where air temperatures fall below 32°F, a four million British Thermal Unit per Hour (BTUH) propane heater system heats the ambient air to 38°F.

Ventilation doors and bulkheads will be erected as areas are mined-out to minimize air losses.

Figure 16-8 illustrates the primary ventilation design and flow path at Pinyon Plain.

Figure 16-8: Schematic of the Ventilation Plan for Main and Juniper Zones

8 ft ø RAR
Ore Pass
Fresh Air
Intake shaft
5255 ASL
Main Zone
Ore loading
5130 ASL
Regulator/Walls
5110 ASL
Workshop
Shaft bottom
4977 ASL
FA Intake Ramp
to Juniper Zone
Juniper Zone
4695 ASL

Source: Rawlins 2022

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Energy Fuels Inc. | Pinyon Plain Mine	February 19, 2026
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16.7.3 Water Management

The mine dewatering facilities consist of:

• 3 hp submersible shaft pump to move up to 50 gpm from the shaft bottom to the 1-5 station level

• 10 hp positive displacement pump (30 gpm capacity) with a four inch line from the 1-5 station level to surface

• 10 hp positive displacement pump (30 gpm capacity) with a two inch line from the 1-4 station level to surface

The last pump listed handles the water from the shaft water rings, installed across the Kaibab and Coconino formations.  This water is clean, non-contact mine water and is pumped into storage tanks on surface and can be used for dust control and other uses.  Inflow into the rest of the mine is collected in underground sumps and, where possible, used in underground drills and other aspects of operational activities.  Excess water that is not used for operations reports to the lined sump on 1-5 Level and pumped to the lined surface impoundment.  The total mine inflow averages 14 gpm.

There are five floating evaporators in the lined surface impoundment that are capable of dispersing 25 gpm; more than the typical mine inflow rate.  Thus, there is not a water surplus and no water must be discharged from the site.  Overall site water management is discussed further in section 20.4.

After closure, the site will be monitored for reclamation performance by state and federal agencies until reclamation is deemed complete and the bond(s) are released.

16.7.4 Compressed Air

Compressed air is supplied from surface from one of three units:

• 970 CFM Ingersoll Rand rotary screw compressor (SSR EP 200)

• 1,200 CFM Ingersoll Rand rotary screw compressor (SSR EP 300)

• 1,500 CFM Quincy rotary screw compressor (QS1 1500)

• The 2 Ingersoll Rand compressors are sufficient for all minesite operations, and the 1,500 CFM unit is a spare.

16.7 Radiation Management

Radiation levels are monitored and managed by EFR employees with assistance from third party radiation specialists.

Gamma radiation is measured by optically stimulated luminescence (OSL) dosimeter badges, worn by each worker.  Results are processed on a quarterly basis by Landauer, a radiation monitoring services company.

Radon gas levels are measured by EFR staff in active work areas on a weekly basis using a systematic radon sampling program.

Radon progeny levels are monitored in production areas by radiation prisms which give workers a real-time visual indication of radiation levels, and warn of changing conditions.  Prisms are supplied by alphaNUCLEAR, a radiation services company.

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All employees complete exposure sheets where time worked by area is recorded.  This allows the operation to cross-reference against gathered radiation data and estimate radiation exposure levels for individuals.  Site management is notified of results on a weekly basis and adjust work activities and schedules accordingly to ensure that regulatory requirements are met.

The SLR QP recommends that a comprehensive radiation management plan be developed that documents control measures, measurement methods, tracking systems, and thresholds and response plans.

16.8 Mine Equipment

Surface support equipment was purchased or rehabilitated in 2022.  Equipment purchased or rehabilitated in 2022 included three Bobcat loaders for underground, a surface front end loader, vans for personnel transportation to site, air compressors, a chippy hoist, a haul truck with blade for snow removal, and water truck.  A list of current underground mining equipment is presented in  Table 16-3.  No additional mobile mining equipment is required to support planned mining activities.

Table 16-3: Underground Mining Equipment

Equipment	Make	Model	No. Units
Longhole Drills	Boart	Stopemate	2
Boss Buggy	Kawasaki	Mule 4010	1
Jackleg Drills (hammers and legs)	Midwestern	S83F w/ Blackjack Legs	20
LHD	MTI	LT210	1
	Komatsu	WX-04	1
	MTI	LT350	3
Haul Truck	Elmac	5 & 7 ton	3
Skidsteer	Bobcat	S510	2
Mini Excavator	Cat	301.7	1
Tractor	Kubota	L4240D	1
	New Holland	N843D	1
Telehandler	JCB	520	1
Mobile Welder	Miller	210	1

16.9 Personnel Requirements

The Pinyon Plain workforce consists of salary and hourly employees.  Most hourly employees work on a two-week on, two-week off rotation.  Positions and headcount are summarized in Table 16-4.  The staffing level is expected to stay relatively static over the LOM.  Production will cease after year 2, after which some of the labor listed will assist in mine reclamation activities.

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Energy Fuels Inc. | Pinyon Plain Mine	February 19, 2026
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Table 16-4: Personnel Requirements

	Position	Number of Workers
Salary	Mine Superintendent	1
	Safety Technician	1
	Technical Services	1
	Geologist / Ore Control / Surveyor	2
	Environmental, Health & Safety Technician	1
	Subtotal	6
Hourly	Lead Miner	2
	Miner	14
	Lead Mechanic	2
	Mechanic	4
	Electrician	1
	Electrician Apprentice	1
	Toplander	2
	Hoist Operator	2
	Subtotal	27
	Total	34

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17.0 Recovery Methods

Ore mined at the Pinyon Plain Mine (the Project) will be milled at the Energy Fuels' owned White Mesa Mill located near Blanding, Utah, under a toll milling agreement. The White Mesa Mill was originally built in 1980. Since construction, the White Mesa Mill has processed approximately five million tons of uranium and vanadium containing ores from Arizona, Colorado, and Utah. The White Mesa Mill is currently operated on a campaign basis to process uranium ores. It can also process alternate feed materials.

Capable of processing 2,000 short tons per day (stpd), the White Mesa Mill will process ore from the Pinyon Plain Mine Project, mineralized material from other Energy Fuels' uranium mines as well as potential toll milling mineralized material from other producers in the area, and alternate feed material. This report only addresses the costs and revenues of the Pinyon Plain Mine Project, including project-specific costs at the White Mesa Mill. The location of the White Mesa Mill is shown in Figure 17-1. The site features of the White Mesa Mill are shown in Figure 17-2.

17.1 Process Description

The White Mesa Mill process flow sheet is shown in Figure 17-3.

Ore Receiving

Ore will be hauled to the White Mesa Mill in 24-ton highway haul trucks.  When trucks arrive at the White Mesa Mill, they will be weighed and probed prior to stockpiling. Samples will be collected to measure the dry weight, and to perform amenability testing for process control.  Trucks will be washed in a contained area, and scanned for alpha, beta, and gamma radiation prior to leaving the White Mesa Mill site.

Grinding

A front-end loader will transfer the ore from the stockpiles to the White Mesa Mill through the 20-in. stationary grizzly and into the ore receiving hopper.  The ore is then transferred to the 6 ft. by 18 ft. diameter semi-autogenous grinding (SAG) mill via a 54-in. wide conveyor belt.  Water is added into the SAG mill where the grinding is accomplished.  The SAG mill is operated in closed circuit with vibrating screens.  The coarse material, P80 +28 mesh (28 openings per linear inch) is returned to the SAG mill for additional grinding and the P80 -28 mesh portion is pumped to the pulp (wet) storage tanks.

Leaching

From the pulp storage tanks, slurry is metered into the leach tanks at the desired flow rate. The slurried ore from the pulp storage tanks is generally at 50% solids (wt:wt). This slurry is mixed in the leach tanks with sulfuric acid and sodium chlorate. The leach residue slurry is pumped to the CCD circuit for washing and solid-liquid separation.

Counter Current Decantation

The CCD circuit consists of a series of thickeners in which the pulp (underflow) flows in one direction, while the uranium-bearing solution (overflow) flows in a counter-current direction. Flocculant is added to the feed of each thickener, which assists the solids to settle to the bottom of each thickener. As the pulp is pumped from one thickener to the next, it is washed of its uranium content. When the pulp leaves the last thickener, it is essentially barren solids that are disposed of in the tailings storage facility cells. Typically, solution from the tailings cells is used as wash liquid in CCD.

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Tailings Management

Tailings slurry (approximately 50% solids) is pumped to the tailings cells for permanent disposal.  The sands are allowed to settle, and the solutions are reclaimed and recycled in the milling process.

Solvent Extraction

The primary purpose of the uranium SX circuit is to separate and concentrate the uranium. First, the uranium is extracted from the aqueous acid solution to an immiscible organic liquid by ion exchange.  Alamine 336 is a long-chain tertiary amine that is used to extract the uranium compound into a kerosene organic phase. The extraction process operates in a counter-current with four mixer-settlers in series that mix and then separate the organic and aqueous phases. The loaded organic phase is then transferred to the stripping circuit where a reverse ion exchange process strips the uranium from the organic phase into the aqueous phase, using sodium chloride solution. The stripping circuit also operates in a counter-current scheme, with four mixer-settlers. Additionally, a scrubbing mixer-settler is utilized between the extraction and stripping circuits to remove impurities from the loaded organic before stripping. A regeneration mixer-settler is also used to remove impurities from the barren organic after stripping.

The uranium barren leach solution, called the raffinate, is pumped to the tailings cells.

With respect to impurities removal, the uranium SX circuit of the White Mesa Mill is highly selective to uranium and consistently produces yellowcake in the 98% to 99% purity range.  This includes ores that contain vanadium, arsenic, selenium, and copper, which have shown to be problematic with other uranium recovery methods.

The White Mesa Mill has a vanadium recovery circuit, but it is only operated when justified by the vanadium concentration and economic considerations. Processing for vanadium recovery is not anticipated from the Pinyon Plain Mine ore based on the low vanadium content.

Precipitation, Drying, And Packaging

In the precipitation circuit, the dissolved uranium, is precipitated out of the solution by the addition of ammonia. During precipitation, the uranium solution is continuously agitated to keep the solid particles of uranium in suspension.  Leaving the precipitation circuit, the uranium, now a solid particle in suspension, is pumped to a two-stage thickener circuit where the solid uranium particles are allowed to settle.  From the bottom of the thickener, the precipitated uranium in the form of a slurry at about 50% solids, is pumped to an acid dissolution tank and mixed with wash water. The solution is then precipitated again with ammonia and allowed to settle in the second thickener. The slurry from the second thickener is de-watered in a centrifuge. From this centrifuge, the solid uranium product is transferred to the multiple hearth dryer and dried at approximately 1,400°F.  From the dryer, the uranium oxide (U3O8) concentrated to +95%, reports to a storage hopper and is subsequently packaged in 55-gallon drums.  These drums are then labeled and readied for shipment.

17.2 Process Design Criteria

The principal design criteria selected are tabulated below in Table 17-1.  The process operation parameters will be finalized following additional metallurgical testing of the uranium  SX process.

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Table 17-1: Principal Process Operation Criteria

General	Criteria
Processing rate	125,000 stpa
500 stpd
Feed grade	0.94 % uranium
Uranium circuit
Final grind	100% passing 28 Mesh
Typical sulfuric acid consumption	350 lb/ton

Product assay	97% U3O8
Recovery to final concentrate	95% uranium in feed

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Figure 17-1: White Mesa Mill - Location Map

Energy Fuels Inc.
Pinyon Plain Project
Arizona, USA
White Mesa Mill - Location Map
SLR
UTAH
Red outline denotes White Mesa Mill boundary
T37S
T38S
R22E
R23E
White Mesa Mill Site
191
95
Land Ownership:
Federal (BLM)
Federal (U.S. Forest Service)
Private
State (Trust Land)
Tribal
Legend:
Blanding City Boundary
Kilometres
Miles
N
2180000
2190000
2200000
2210000
2220000
2230000
2240000
2250000
2260000
2270000
10200000
10190000
10180000
10170000
10160000
10150000
10140000

Source: EFR 2026.

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Figure 17-2: White Mesa Mill - Site Map

Energy Fuels Inc.
Pinyon Plain Project
Arizona, USA
White Mesa Mill - Site Map
SLR
Mill Area Inset Map
0 200 400 600 800 1000
Feet
N
LNG Storage
Substation
Acid Storage
Ore Pad
SAG Mill
Grizzly
Pre-Leach Clarifier
Leaching
Packaging
CCD
Ammonia Storage
Salt Storage
Alternate Feed Circuit
Shop/ Warehouse
Truck Wash
Uranium/ Vanadium SX
Office/Lab
Finished Product Storage
Truck Scale
Parking
Mill Area
See inset map for detail
Cell 1
Cell 2
Cell 3
Cell 4B
Cell 4A
191
UTAH
T37S
T38S
R22E
R23E
Red outline denotes White Mesa Mill boundary
0 200 400 600 800 1000
Metres
0 800 1600 2400
Feet
Legend:
Mill Feature
Mill Boundary
Mill Claim/Lease

Source: EFR 2026.

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Figure 17-3: White Mesa Mill Block Diagram Flow Sheet

Ore Receiving
Grinding
Leach Circuit
CCD Circuit
CCD Underflow
Tailings Cells
CCD Overflow
Uranium SX
Uranium Preciputation
Drying
Packaging
Barren Leach Solution

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18.0 Project Infrastructure

Pinyon Plain is a developed site with gravel road access and facilities, including line power.  Infrastructure at the Project has been designed to accommodate all mining and transportation requirements. In addition to the mine shaft and ventilation raise, existing mine infrastructure includes offices, mine dry, warehousing, air compressor, water lines, ore pad, development rock storage, standby generators, fueling station, fresh water well, monitor wells and water tanks, a containment pond, electrical power, rapid response services, explosive magazines, equipment utilities, and a workshop. The Pinyon Plain Mine Project layout is shown in Figure 18-1.

18.1 Power

Electrical power to Pinyon Plain is available through an existing power line located along Arizona State Highway 64 from the Arizona Public Service (APS). An APS substation provides a six-mile powerline (12 kV) to the mine over a route that parallels the mine access road.  Onsite, the power is stepped down to 4160 V, 480 V, and other voltages as needed through several transformers to power the hoist motor, pumps, ventilation fans, onsite buildings, and any remaining site power needs.

A 455 kVA diesel generator provides emergency backup power to operate the mine hoist, an air compressor, and the shaft pumps if line power is interrupted.

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Figure 18-1: Pinyon Plain Mine Facility Layout

N
Legend:
Property Boundary
Core Storage Area
Water Storage Tanks
Office/Dry
Maintenance Shop
Vent Raise and Exhaust Fans
Headframe and Shaft
Gate and Perimeter Fencing
Ore Pad
Timberland Hoist
Containment Pond
Waste Rock Stockpile
Access Road
0 50 100 150 200 250
Feet
SLR

Energy Fuels Inc.

Pinyon Plain Project

Arizona, USA

Pinyon Plain Mine Facility Layout

Source: SLR 2026.

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19.0 Market Studies and Contracts

19.1 Markets

Uranium does not trade on the open market, and many of the private sales contracts are not publicly disclosed since buyers and sellers negotiate contracts privately.  Monthly long-term industry average uranium prices based on the month-end prices are published by Ux Consulting, LLC and TradeTech, LLC (TradeTech).  EFR primarily utilizes the pricing forecasts from TradeTech, which is considered a leading independent provider of uranium prices and nuclear fuel market information.

19.1.1 Supply

According to the World Nuclear Association (World Nuclear 2025), world uranium requirements totaled more than 60,000 t U in 2024. Production totals increased in 2023 and again in 2024 after a supply trough was experienced following the global pandemic. Production totals are presented below over the last five years:

• 2020    47,731 t U

• 2021    47,805 t U

• 2022    49,614 t U

• 2023    54,433 t U

• 2024    60,213 t U

The top five producing countries (Kazakhstan, Namibia, Australia, Canada, and Uzbekistan) accounted for over 85% of world production in 2024.

The share of uranium produced by in situ recovery (ISR) mining has steadily increased, mainly due to the addition of ISR operations in Kazakhstan, and now accounts for over 50% of production.

Over half of uranium mine production is from state-owned mining companies, some of which prioritise secure supply over market considerations.

19.1.2 Demand

The primary demand for uranium is as a fuel for nuclear power plants. As of 2024, there are approximately 440 reactors in operation worldwide that require approximately 80,000 tonnes of uranium oxide concentrate containing about 67,500 tonnes of uranium (t U) from mines (or the equivalent from stockpiles or secondary sources) each year (World Nuclear 2024). The use of nuclear power generation plants has become increasingly acceptable politically. Both China and India have indicated an intention to increase the percentage of power generated by nuclear plants. The largest increase in demand will come from those two countries.

Demand for uranium fuel is more predictable than for most other mineral commodities, due to the cost structure of nuclear power generation, with high capital and low fuel costs. Once reactors are built, it is very cost-effective to keep them running at high capacity and for utilities to make any adjustments to load trends by cutting back on fossil fuel use. Demand forecasts for uranium thus depend largely on installed and operable capacity, regardless of economic fluctuations.

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The World Nuclear Association website notes that mineral price fluctuations are related to demand and perceptions of scarcity. The price cannot indefinitely stay below the cost of production, nor can it remain at a very high price for longer than it takes for new producers to enter the market and for supply anxiety to subside.

19.1.3 Price

Figure 19-1 shows TradeTech's Q2 2025 uranium price forecast through 2040 (TradeTech, 2025).

Figure 19-1: TradeTech Uranium Market Price Forecast

Source: TradeTech 2025

The production from the Pinyon Plain is near-term, meaning near-term uranium spot prices are meaningful through the LOM.

By their nature, all commodity price assumptions are forward-looking.  No forward-looking statement can be guaranteed, and actual future results may vary materially.

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19.2 Contracts

EFR has signed six uranium sales contracts for various terms through 2032 with major nuclear utilities for a portion of the production from the Project. As only a portion of the planned production from Pinyon Plain is required to fulfill contract requirements, EFR will at its discretion sell finished product from Pinyon Plain on the spot market. The contracts use both agreed upon base pricing and spot pricing to calculate the actual contract sales price. The average contract price from 2026 through 2028 is approximately $79.06/lb based upon the price forecasts from TradeTech. A $5/lb reduction in spot price would result in an average contract and term sheet price of $77.30/lb.  Based on the current and forecast spot prices and contracts data, SLR used a constant uranium price of $80/lb for Reserves and in the cash flow analysis.

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20.0 Environmental Studies, Permitting, and Social or Community Impact

20.1 Environmental Studies

Environmental studies have been completed for the Pinyon Plain Mine as part of the permitting process through state and federal agencies.  These studies include components such as land use, climate, geology and mineralization, seismicity, soils, vegetation, air quality, surface water, ground water, wildlife, radiological, and cultural and archaeological resources. There are no ongoing permit-related environmental studies beyond compliance-based data collection and reporting.

20.2 Permitting

In October 1984, Energy Fuels Nuclear submitted a proposed Plan of Operations (PoO) to mine uranium from the Canyon , approximately 7 miles south of Tusayan, Arizona.  The US Forest Service (USFS) completed an Environmental Impact Statement (EIS) to evaluate the Plan, including significant comment and input from federally recognized tribes. The final EIS and Record of Decision (ROD) were issued on September 29, 1986, approving the PoO with modifications.  Mine site surface preparation activities began in late 1986.  Appeals of this decision were made to the Southwestern Regional Forester, and the Chief of the Forest Service, who both affirmed the Forest Supervisor's decision. The Havasupai Tribe and others then sued over this decision in the U.S. District Court for the District of Arizona. The District Court ruled for the USFS on all counts, and a subsequent appeal was filed with the U.S. Court of Appeals for the Ninth Circuit, which affirmed the District Court on August 16, 1991. In 1992, due to the economic downturn in the price of uranium, the Mine was put into standby status.

On September 13, 2011, Denison Mines informed the Kaibab Forest Supervisor they intended to resume operations at Pinyon Plain Mine under the existing PoO and ROD.  On June 25, 2012, the USFS completed a review of the Pinyon Plain Mine PoO and associated approval documentation in anticipation of the resumption of operations.  The USFS' review concluded that (a) no modification or amendment to the existing PoO was necessary, (b) no correction, supplementation, or revision to the environmental document was required and (c) that operations at the Pinyon Plain Mine could continue as a result of no further federal authorization being required.

On May 22, 2020, after the matters were briefed, the District Court issued its final order in favor of the Defendants, which the Pinyon Plaintiffs thereafter appealed to the Ninth Circuit. In December 2020, the Pinyon Plaintiffs filed their Appellant's Opening Brief with the Ninth Circuit and, in April 2021, the Defendants filed their respective Answering Briefs. Oral arguments were held remotely on August 30, 2021. On February 22, 2022, the Ninth Circuit filed its Opinion in favor of the USFS and the Company. The Pinyon Plaintiffs did not request a hearing on this matter in front of the U.S. Supreme Court. As such, this matter is now resolved.

In 2020, Energy Fuels submitted a clean closure plan to the USFS to provide a description of how the Company will reclaim the mine to clean closure standards after the cessation of mining operations, as contemplated in the USFS-approved PoO, ROD and modifications to the reclamation plan contained in Appendix B of the EIS. The clean closure plan included an update to the reclamation cost estimate, resulting in an increase in the reclamation bond to its current required amount of $1,407,235.

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In September 2009, the groundwater General Aquifer Protection Permit (APP) was obtained for the water storage pond from the Arizona Department of Environmental Quality (ADEQ). This permit was up for renewal in 2019, and an application for renewal was timely submitted by the Company in 2019. General APPs were also obtained from ADEQ for the development rock stockpile and intermediate ore stockpile in December 2011 and renewed in 2018.  At the request of ADEQ, the three General APPs were consolidated into an Individual APP on April 28, 2022, resulting in a supplemental reclamation bond through ADEQ in the amount of $132,581.  The Individual APP was amended on October 26, 2022, to establish an alert level (AL) and aquifer quality limit (AQL) for arsenic and an AQL for uranium in a monitoring well completed in the regional Redwall-Muav aquifer. This APP was then issued a Minor Amendment on August 26, 2024, to establish ALs and AQLs in monitoring wells completed in the Coconino aquifer and for the remaining parameters in the Redwall-Muav aquifer well.

An Air Quality Permit was issued by the ADEQ in March 2011, renewed in 2016, amended in 2017, and renewed in 2021. The Company received EPA's approval under the Clean Air Act National Emissions Standard for Hazardous Air Pollutants (NESHAPs) for the Pinyon Plain Project in September of 2015.

The Pinyon Plain Mine has operated a private water system to supply the needs of mine operations during the early stages of development. In December of 2023, Approval of Construction (AOC) was received by ADEQ, and the mine transitioned to a non-transient non-community (NTNC) public water system due to the increase in employees as the mine is brought into production. The water supply well at the Pinyon Plain Mine is completed in the Redwall-Muav aquifer and draws groundwater from this deep regional aquifer, which is encountered at depths of about 2,500 feet below ground surface (bgs) on the Coconino Plateau (McGavock et al. 1986; Bills et al. 2007).

Table 20-1 presents a list of active permits including the approving authority, validity period and expiry dates, status, and indicating if renewal is required or not.

Table 20-1: Environmental Permits for Operations

Authority	Obligation/License	Date of Issue MM/DD/YY	Expiration Date MM/DD/YY	Status
ADEQ	Class II Air Quality Permit No. 88788	10/20/21	10/19/26	Active
ADEQ	Individual APP, Minor Amendment (No. P-100333 LTF ID:103377) (Includes previously approved; Development Rock Stockpile, Intermediate Ore Stockpile and Non-Stormwater Impoundment)	Originally approved 4/28/22 and minor amendment approved on 8/26/24	N/A	Active
ADEQ	AZPDES Stormwater Multi-Sector General Permit - Industrial for Mining (AZMSG2024-002)	12/26/25	1/15/30	Active
ADEQ	Potable Water System ID: AZ0403275	AOC received 12/26/23	N/A	Active
ADWR	Well Registration Number 55-515772 (Redwall-Muav Water Supply/Monitoring Well)	10/07/86	N/A	Active

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ADWR	Well Registration Numbers 55-924769 through 55-924771 (Coconino Monitoring Wells)	08/21/20	N/A	Active
CCDPH	Permit to Construct No. 5918 (Septic System)	12/17/86	N/A	Active
USEPA	Approval to Construct an Underground Uranium Mine (NESHAPs Subpart B)	09/21/15	N/A	Active
USFS	Record of Decision	09/26/86	N/A	Active
USFS	Road Use Permit	01/20/23	10/31/27	Active

20.3 Social and Community Requirements

While development and operation of the Mine requires limited surface disturbance (less than 20 acres) and has minimal environmental impact, the Mine has been particularly contentious among local communities due to factors such as (a) its proximity to Grand Canyon National Park (b) claims by the Havasupai Indian Tribe that the Mine site has significant religious value and (c) its location within the US Bureau of Land Management's (BLMs) 2009 mineral withdrawal of approximately one million acres of public lands around Grand Canyon National Park and the August 8, 2023 designation of the Baaj Nwaavjo I'tah Kukveni- Ancestral Footprints of the Grand Canyon National Monument. A discussion of these issues is presented in more detail in Section 20.2 Permitting as it relates to project permitting requirements.

With the start-up of mining and the initiation of transportation of uranium ore from the mine to the mill, some concerns were raised by the Navajo Nation.  EFR and the Navajo Nation developed Terms of Agreement that addressed the following:

  limiting transportation to specified routes and hours of the day;

  not transporting ore on days involving celebrations or public events in respect of the Navajo Nation's culture and traditions;

  clearly spelled out emergency response procedures, notice and reporting requirements;

  additional insurance requirements;

  additional driver qualification and training requirements;

  obtaining Navajo Nation transport licenses;

  use of state-of-the-art cover systems to prevent fugitive dust from transport trucks;

  provisions for escorts and blessings at the discretion of the Nation; and

  additional inspection procedures that will enable the Navajo Nation to ensure that all applicable rules and agreements are being satisfied.

As stated in its Environment, Health, Safety and Sustainability Policy, Energy Fuels is committed to the operation of its facilities in a manner that puts the safety of its workers, contractors and community, the protection of the environment, and the principles of sustainable development above all else.  Accordingly, Energy Fuels considers environmental and social issues which may impact its stakeholders, including minority groups, local landholders, and the communities in which it operates.

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20.4 Water Management

The Mine has been designed to as a zero discharge facility, to eliminate the possibility of migration of contaminants to groundwater, and to maintain structural integrity during a 500-year, 24-hour stormwater runoff event. All stormwater runoff from surface operations will be contained within the 17-acre mine site. The entire site is surrounded by diversion structures capable of diverting runoff from areas upslope around the perimeter of the facility from a 500-year, 24-hour storm event (ELMA, 1993). All runoff from precipitation that falls within the bermed Mine site drains to the lined Impoundment, as shown in the Site Plan provided in Figure 2. Surface water drainage within the Mine site is diverted away from the Mine access shaft and the ventilation shaft.

Groundwater encountered in the Mine workings below the Coconino Formation is collected in a lined sump at the base of the main shaft and pumped to the surface for on-site use or evaporation in the lined Impoundment and water storage tanks.  Two water rings have been installed in the shaft to capture water infiltrating from the Coconino Formation and, to the extent water is available, from the Kaibab Formation. Water collected in the capture rings is pumped to aboveground storage tanks at the site for use as dust control or other beneficial use. Water from the Coconino and Kaibab Formations that is not captured in the water capture rings and pumped to the Impoundment, reports to the Mine shaft sump. Water in the lined Impoundment is used for dust control on the current DRS, and will be used, as needed, for dust control on the future IOS, where drainage and runoff flows are returned to the lined Impoundment. Water in the Impoundment is circulated through a boiler/heat exchanger and APEX 2.0 Wastewater Evaporator ("APEX") units to enhance evaporation. Sump water will also be used in other mining operations when active mining commences. Water management at the site is illustrated in the Process Flow Diagram provided in Figure 20-1.

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Figure 20-1: Process Flow Diagram for Pinyon Plain Mine

Storm Water
Off Site
to Mill
for Processing
Storm Water
Dust Control
Heated Water System
Apex Evaporators
Storm Water
Dust Control
HDPE Culvert
HDPE Culvert
Ore
PVC Liner
and Gravel Pad
Evaporation Pond
Reclamation Backfill
Development Rock
Stockpile
Gravel Pad
Development Rock
Composite Liner
Ore
Storage Tank
Storage Tank
Dust Control
or other
Beneficial Use
Kaibab Capture Ring
Vent Shaft
Coconino Capture Ring
Ore Stope in
Breccia Pipe
Production Shaft Sump
with Liner
Legend
Water Process
Earth Materials
Process
Apex Evaporators
Evaporation

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20.5 Mineral Examination

In July 2009, the BLM issued a Notice of Proposed Withdrawal (the 2009 Notice) under which it proposed that a total of approximately one million acres of public lands around the Grand Canyon National Park be withdrawn from location and entry under the Mining Law of 1872, subject to valid existing rights, for a period of two years. BLM stated that the purpose of the withdrawal, if determined to be appropriate, would be to protect the Grand Canyon watershed from any adverse effect of locatable hardrock mineral exploration and mining. This timeframe was extended an additional six months in July 21, 2011, to complete the EIS studies. In January 2012, the Secretary of the Interior implemented the withdrawal proposed in the 2009 Notice, subject to valid existing rights, for a 20-year period. Whether or not a mining claim is valid must be determined by a Mineral Examination conducted by BLM or the USFS.  The Mineral Examination for the Mine deposit was completed by the USFS on April 18, 2012, and determined that the Pinyon Plain Mine has valid existing rights.

20.6 Other Negotiations and Agreements with Local Groups

EFR is committed to supporting local businesses and labor markets in the region of their operations.

20.7 Mine Closure Remediation and Reclamation Plans

The costs to reclaim the project to its pre-mining land use is estimated to be approximately US$1,500,000. Reclamation performance bonds are in place with the USFS in the amount of $1,407,235 and through the state of Arizona in the amount of $132,581. At the conclusion of underground operations, the shafts will be backfilled, mine openings will be plugged and sealed, and most of the buildings and infrastructure will be dismantled and removed. The evaporation pond and other infrastructure such as the office trailer, electrical substation, power line, and perimeter fencing and berms are expected to remain on site for an additional 30 years during long-term monitoring of groundwater.  At the end of long-term groundwater monitoring, the remaining infrastructure will be removed, wells will be abandoned, and final reclamation and clean closure activities will be completed.  The water supply/monitoring well in the Redwall-Muav aquifer is expected to remain in place as a regional water supply well for livestock grazing or other uses as appropriate.

20.8 Opinion of Adequacy

EFR has all of the permits and authorizations necessary to construct, operate, and close the Project. Financial assurance is in place to guarantee reclamation and closure activities will occur. After closure, the site will be monitored for reclamation performance by state and federal agencies until reclamation is deemed complete and the bond(s) are released.

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21.0 Capital and Operating Costs

EFR has experience in operating several similar underground uranium mines on the Arizona Strip, an area located in northern Arizona, north of the Colorado River to the Colorado border.  These past producers include Kanab North, Arizona 1, Pinenut, and EZ1 mines.

Based on the American Association of Cost Engineers (AACE) International classifications, Class 3 estimates have an accuracy range between -10% to -20% (low-end) to +10% to +30% (high-end) (AACE International, 2012).  The base case capital and operating cost estimates are within the Class 3 ranges and would meet the S-K 1300 standard of ± 25% accuracy and ≤15% contingency.

21.1 Capital Costs

As the Mine is constructed and in operation, the remaining capital costs for the Mine are estimated to be $10.6 million in Q1 2025 dollars, including $7.1 million in direct capital costs for mine development activities, $0.8 million in general mining and infrastructure, $1.2 million in contingency, and $1.5 million for reclamation.  No escalation was included in the project costs.

Table 21-1 shows the life of mine capital estimate.

Table 21-1: Life of Mine Capital Estimate

Description	Total Cost (US$ 000)
Mine Development	7,163
Mining and Infrastructure	750
Contingency	1,187
Reclamation	1,540
Total Capital	10,640

21.1.1 Development Capital

Mine development capital was based upon the mine design and a development cost of $1,500/ft.  Mine development rates are based on recent mine development in Main Zone and EFR experience at similar mine operations.

21.1.2 Contingency

Contingency is an amount added to an estimate to allow for items, conditions, or events which are uncertain and that experience shows will likely result, in aggregate, in additional costs which are expected to be expended.

A contingency of 15% was added to development capital costs based upon the level of detail in the estimate preparation, the operator's experience, the state of the Project, and the SLR QP's experience.

21.1.3 Sustaining Capital

Sustaining capital of $250 thousand per year has been budgeted through the two year mine life to account for minor equipment and replacement and upgrades.  Though production ceases midway through 2027 this sustaining capital will be used to transition to reclamation and closure activities.

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21.1.4 Working Capital

Working capital estimates assume 30 days account receivable and account payable terms.  The Project has a large supply of consumable inventory at the site as EFR has consolidated material from prior mines and projects in the warehouse.  Thus, the inventory working capital adjustment is estimated to be zero over LOM.  All working capital will be recaptured at the end of mine life, so the net effect of LOM is zero.

21.1.5 Reclamation

Reclamation costs are based on the clean closure and reclamation cost estimate and surety bond, which EFR has with the USFS as the beneficiary.  The reclamation at the Pinyon Plain Mine will start approximately three months before the end of mine life and take 20 months in total to complete.

21.2 Operating Costs

Operating costs are based on EFR's actual costs, forecast to the end of the LOM.  Table 21-2 shows the operating costs used in the economic evaluation of the Project.

Table 21-2: Operating Costs Summary

Area	Cost ($/st ore mined)
Mining	$184.00
Haulage	$95.00
Processing	$256.00
G&A	$7.00
TOTAL Operating Costs	$542.00
Notes:

1. Mining costs include labor, supplies, equipment operation, and sundries as well as an allowance for ongoing mine development over the life of the Project.

2. Ore haulage covers the cost of trucking ore from the mine to White Mesa mill for toll processing.  The contract haulage cost is based on a $0.30/st-mile unit rate and assumes a 5% moisture content of the ore.

3. Processing cost estimate is based on a toll milling arrangement between the Project and the White Mesa Mill.

4. General and Administrative (G&A) costs are based on the assumption that the Project will be supported by existing staff based in EFR's Lakewood, Colorado, office headquarters, with regular site visits as needed during the year.  G&A costs, totaling $7.00/st ore, are estimated as 2.5% of direct operating costs.

5. No contingency applied.

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22.0 Economic Analysis

An after-tax Cash Flow Projection has been generated from the Life of Mine production schedule and capital and operating cost estimates, as summarized in Table 22-.  A summary of the key criteria is provided below.

Copper mineralization is present at the Pinyon Plain deposit; however, it is it not recoverable with the existing processing facility and is thus not included in the economic analysis.

22.1 Economic Criteria

22.1.1 Revenue

• Total mill feed processed: 133 thousand tons

• Average processing rate: 133 stpd (steady state)

• U3O8 head grade: 0.97%

• Average mill recovery: 96%

• Recovered U3O8: 2.47 Mlb

• Metal price: $80/lb U3O8

• Yellowcake product trucking cost from the toll mill to customer: $0.14/lb U3O8

22.1.2 Capital and Operating Costs

• Mine life: 32 months

• LOM capital costs, excluding reclamation, of $9.1 million on Q1 2025 US dollar basis

• LOM operating cost (excluding royalties but including severance taxes) of $73.7 million or $542/st milled on Q1 2025 US dollar basis

22.1.3 Royalties and Severance Taxes

A 3.5% private royalty is payable for the Project based on sliding scale of the value of production expressed in lb/st along with allowances for mining and ore hauling. The royalty payments over the mine life are approximately $1.88/t ore.

Arizona has a severance tax that is 2.5% of the net severance base, which is 50% of the difference between the gross value of production (revenue) and the production costs. Thus, a rate of 1.25% is used to reflect this 50% base reduction.  The Arizona severance tax payable to the Project is approximately equivalent to $11.72/st ore during LOM.

22.1.4 Income Taxes

A proforma corporate income tax (CIT) estimate was added with the assumption that the Project was a stand-alone entity for tax purposes with the following assumptions.

• A Federal income tax rate of 10.5% is used in this analysis.  This rate takes into account the percentage depletion deduction which allows profitable mining companies to reduce their taxable income by 50% and then the remaining amount is taxed at the current Federal tax rate of 21% so that the net rate is 10.5%.

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• The Arizona state income tax rate is 2.5% so the combined Federal and state rate is 13.0%%

• CIT payable for LOM totals $14.8 million.

22.2 Cash Flow Analysis

On a pre-tax basis, the undiscounted cash flow totals $112.6 million over the mine life.  The pre-tax Net Present Value (NPV) at a 5% discount rate is $90.1 million.  Whereas SLR is of the opinion that an 8% discount rate is standard for most greenfield western U.S. uranium mining projects, the advanced stage of development of the Project with existing shaft and current underground development combined with short mine life of 3 years makes a 5% discount rate acceptable for this stage of the Project.

On an after-tax basis, the undiscounted cash flow totals $97.7 million over the mine life.  The after-tax NPV at 5% discount rate is $78.3 million.

LOM Project cost metrics are as follows:

• Cash Operating Costs: $30.08/lb U3O8

• All-in Sustaining Costs: $30.71/lb U3O8

• All-in Costs: $34.39/lb U3O8

Table 22-1 presents a summary of the Project economics at an average U3O8 price of $80.00/lb. The full annual cash flow model is presented in Appendix 1.

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Table 22-1: After-Tax Cash Flow Summary

Item	Unit	Value
U3O8 Price	$/lb	$80.00
U3O8 Sales	klb	2,468
Total Gross Revenue	US$ 000	197,465
Product Transport to Market	US$ 000	(346)
Royalties	US$ 000	(250)
Total Net Revenue	US$ 000	196,869
Mining Cost	US$ 000	(24,477)
Ore Trucking Cost	US$ 000	(12,638)
Process Cost	US$ 000	(34,055)
G & A Cost	US$ 000	(931)
Severance Tax	US$ 000	(1,560)
Total Operating Costs	US$ 000	(73,661)
Working Capital	US$ 000	0
Operating Cash Flow	US$ 000	123,208
Direct Capital	US$ 000	(7,913)
Closure/Reclamation Capital	US$ 000	(1,540)
Contingency	US$ 000	(1,187)
Total Capital	US$ 000	(10,640)

Pre-tax Free Cash Flow	US$ 000	112,568
Pre-tax NPV @ 5%	US$ 000	90,113
Pre-tax NPV @ 8%	US$ 000	79,285
Pre-tax NPV @ 12%	US$ 000	67,239

Corporate Income Tax	US$ 000	(14,834)

After-tax Free Cash Flow	US$ 000	97,734
After-tax NPV @ 5%	US$ 000	78,256
After-tax NPV @ 8%	US$ 000	68,861
After-tax NPV @ 12%	US$ 000	58,408

Cash Operating Costs	$/lb U3O8	30.08
All-in Sustaining Costs	$/lb U3O8	30.71
All-in Costs	$/lb U3O8	34.39

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22.3 Sensitivity Analysis

Project risks can be identified in both economic and non-economic terms.  Key economic risks were examined by running cash flow sensitivities calculated over a range of variations based on realistic fluctuations within the listed factors:

• U3O8 price: 20% increments between $64/lb and $96/lb

• Head grade: -/+ 20%

• Recovery: -20%/+4% (96% is base case already)

• Operating cost per ton milled: -10% to 25% (AACE Class 3 range)

• Capital cost: -10% to 25% (AACE Class 3 range)

The after-tax cash flow sensitivities are shown in Table 22-2 and Figure 22-1.  The Project is most sensitive to head grade, uranium price, and recovery, and only less sensitive to operating cost and capital cost at a Class 3 accuracy level.  The sensitivities to metallurgical recovery, head grade, and metal price are nearly identical.

Table 22-2: After-tax Sensitivity Analysis

Factor Change	U3O8 Price (US$/lb)	NPV at 5% (US$ 000)
0.80	$64	$51,152
0.90	$72	$64,704
1.00	$80	$78,256
1.10	$88	$91,808
1.20	$96	105,359
Factor Change	Head Grade (% U3O8)	NPV at 5% (US$ 000)
0.80	0.77%	$51,200
0.90	0.87%	$64,728
1.00	0.97%	$78,256
1.10	1.06%	$91,784
1.20	1.16%	$105,312
Factor Change	Metallurgical Recovery (%)	NPV at 5% (US$ 000)
0.80	77%	$51,200
0.90	86%	$64,728
1.00	96%	$78,256
1.02	98%	$80,961
1.04	100%	$83,667

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Factor Change	Operating Costs (US$/ton milled)	NPV at 5% (US$ 000)
0.90	$488	$83,195
0.95	$515	$80,725
1.00	$542	$78,256
1.13	$612	$71,835
1.25	$678	$65,908
Factor Change	Capital Costs (US$ million)	NPV at 5% (US$ 000)
0.90	$9,576	$79,002
0.95	$10,108	$78,629
1.00	$10,640	$78,256
1.13	$12,023	$77,286
1.25	$13,300	$76,390

Figure 22-1: After-tax NPV 5% Cash flow Sensitivity

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23.0 Adjacent Properties

23.1 Other Breccia Pipes

There are two mineralized breccia pipes near the Pinyon Plain Mine. The Black Box and the New Years pipes are exploration properties located within two miles of Pinyon Plain. Drilling on both these pipes in the 1980s indicates the presence of uranium and some copper mineralization, but it was determined that neither had economic quantities of either mineral. The Orphan Mine located approximately 13 miles north-northwest of Pinyon Plain produced both copper and uranium during its production run between 1956 and 1969. EFR has successfully mined and reclaimed the Pinenut and Arizona 1 breccia pipes, both of which are located on the north rim of the Grand Canyon.

The SLR QP has not independently verified this information, and this information is not necessarily indicative of the mineralization at the Pinyon Plain Mine.

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24.0 Other Relevant Data and Information

EFR knows of no other relevant data related to the Pinyon Plain Mine.

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25.0 Interpretation and Conclusions

SLR offers the following interpretations and conclusions on the Project:

25.1 Geology and Mineral Resources

• The Pinyon Plain Mine hosts a breccia pipe-hosted uranium deposit characterized by a subvertical collapse breccia pipe extending through Paleozoic sedimentary units, with uranium mineralization concentrated in breccia and annular fracture zones, most strongly developed within the lower Hermit and upper Esplanade formations, and occurring as uraninite and pitchblende over a vertical extent of approximately 1,700 ft across multiple stacked mineralized zones.

• Drilling at the Pinyon Plain Mine, consisting of 206 drill holes (45 surface and 161 underground) totaling approximately 108,862 ft, has adequately defined the geometry, continuity, and vertical extent of breccia pipe-hosted uranium mineralization and provides a sufficient database to support geological interpretation and Mineral Resource estimation.

• In the opinion of the SLR QPs, drilling methods, downhole deviation surveys, radiometric logging, core handling, and geological logging were completed to industry standards, and the resulting drill hole data are of appropriate quality, density, and spatial distribution to support Mineral Resource classification and public disclosure under SEC S-K 1300, NI 43-101, and CIM best practice guidelines.

• Mineral Resources have been classified in accordance with the definitions for Mineral Resources in S-K 1300, which are consistent with Canadian Institute of Mining, Metallurgy and Petroleum (CIM) Definition Standards for Mineral Resources and Mineral Reserves dated May 10, 2014 (CIM, 2014) definitions, which are incorporated by reference in NI 43-101.

• In the SLR QPs' opinion, the assumptions, parameters, and methodology used for the Pinyon Plain Mineral Resource estimate are appropriate for the style of mineralization and mining methods.

• The SLR QPs are of the opinion that the block models are adequate for public disclosure and to support mining activities. The effective date of the Mineral Resource estimate is December 31, 2025.

• Mineral Resources exclude previously reported uranium mineralization within the Cap and Upper zones in accordance with conditions of the Arizona Department of Environmental Quality (ADEQ) Aquifer Protection Permit, which restricts mining between elevations of 5,340 ft and 4,508 ft above sea level.

• Reconciliation to production demonstrates that a domain-specific density (tonnage factor) framework is required to accurately represent in situ mineralization and support compliant Mineral Resource reporting under S-K 1300, NI 43-101, and CIM (2019):

o The previously applied global tonnage factor of 0.082 ton/ft³ materially understates tonnage in high-grade mined areas.

o Production calibration supports a revised tonnage factor of approximately 0.099 st/ft³ for the Main Zone and Juniper Zone.

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o The reconciliation variance is interpreted to be primarily density-related, rather than a function of grade estimation bias or geological error.

o Application of the production-derived tonnage factor materially improves reconciliation performance, bringing results within the outer bounds of acceptability under CIM (2019).

o The Cap, Upper, Middle, Lower, and Juniper Lower Zones appropriately retain the core-derived tonnage factor of 0.082 sh. ton/ft³, as these domains lack production calibration and are geologically distinct.

o This dual-density, domain-specific approach is consistent with regulatory requirements that modifying factors be locally representative, data-supported, and transparently disclosed.

• Mineral Resources for the Pinyon Plain Mine are reported in situ at a long-term uranium price of US$90/lb U₃O₈ using an equivalent uranium cut-off grade of 0.31% eU₃O₈ and an assumed 96% metallurgical recovery. The Mineral Resource estimate is supported by a Reasonable Prospects for Eventual Economic Extraction (RPEEE) assessment incorporating underground stope optimization using Deswik Stope Optimizer and an underground mining scenario consistent with longhole stoping and processing at the White Mesa Mill.

o No minimum mining width was applied in the determination of Mineral Resources. The estimate reflects block model-based grade and tonnage constrained by economic parameters and optimization shapes and does not incorporate detailed mine design criteria such as minimum stope widths, dilution, or mining extraction factors.

o The RPEEE assessment assumes underground mining using longhole stoping, with development rock temporarily stored on surface and subsequently used for backfilling. Ore is transported approximately 320 miles by truck to the White Mesa Mill near Blanding, Utah, for processing.

o The Mineral Resource assumptions differ from those applied to the Mineral Reserve estimate. Mineral Reserves are based on a long-term uranium price of US$80/lb U₃O₈, a breakeven cut-off grade of 0.35% U₃O₈, and detailed mine design parameters including a minimum mining width of 4 ft and 20 ft vertical stope heights, with application of mining dilution and extraction factors.

• At the stated cut-off grade:

o Indicated Mineral Resources total 19,038 short tons (st) grading 0.54% eU₃O₈, containing 205,209 lb U₃O₈.

o Inferred Mineral Resources total 14,917 st grading 0.81% eU₃O₈, containing 241,010 lb U₃O₈.

• Mineral Resources are reported as in situ, are exclusive of Mineral Reserves, and do not have demonstrated economic viability. There is no assurance that Inferred Mineral Resources will be upgraded or that Mineral Resources will be converted to Mineral Reserves.

• Sampling, preparation, analytical, and QA/QC procedures are concluded to have been conducted in accordance with industry-standard practices, and the resulting database is considered adequate to support Mineral Resource estimation and public disclosure under SEC S-K 1300, NI 43-101, and CIM best practice guidelines.

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o QA/QC results, including the performance of standards, blanks, duplicates, and check assays, did not identify any systematic bias or material issues that would warrant additional verification work or data remediation.

o Density determinations are considered appropriate for the style of mineralization and have been applied consistently within the Mineral Resource estimation framework

• The SLR QPs consider that the resource cut-off grade and mining shapes used to identify those portions of the Mineral Resource that meet the requirement for the reasonable prospects for economic extraction to be appropriate for this style of uranium deposit and mineralization.

• The SLR QPs consider the Mineral Resource classification criteria to be reasonable and consistent with geological continuity, data density, and confidence in grade and geometry.

• Based on information available as of the effective date, the SLR QPs are not aware of any geological, environmental, permitting, legal, social, or other factors that would materially affect the reported Mineral Resources, subject to the recommendations outlined elsewhere in this Technical Report.

25.2 Mining and Mineral Reserves

• Mineral Reserve estimates, as prepared by SLR, have been classified in accordance with the definitions for Mineral Reserves in S-K 1300, which are consistent with CIM (2014) definitions, which are incorporated by reference in NI 43-101.

• The Proven and Probable Mineral Reserve estimate is 133,000 short tons (st) grading 0.97% U3O8 containing 2.571 Mlb of U3O8 and is comprised of 17,500 st grading 1.04% U3O8 of Proven Mineral Reserves containing 0.365 Mlb of U3O8 plus 115,600 tons grading 0.95% U3O8 of Probable Mineral Reserves containing 2.206 Mlb of U3O8

• The Mineral Reserves are based upon a cut-off grade of 0.35% U3O8.

• Measured Mineral Resources were converted to Proven Mineral Reserves, and Indicated Mineral Resources were converted to Probable Mineral Reserves.

• No Inferred Mineral Resources were converted into Mineral Reserves.

• Mineral Reserves are reported in situ, after application of mining dilution and mining extraction, but prior to application of metallurgical recovery. Metallurgical recovery is applied subsequently in the economic analysis to estimate recovered and saleable U₃O₈.

• The existing shaft will be used for the mine access and rock hoisting.

• The ore will be mined using longhole stoping.

• The majority of access and ore development is complete in Main Zone. Development of a decline toward Juniper Zone has commenced.

• Production mining has commenced in Main Zone, and is scheduled to begin in Juniper Zone in early 2027.

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• Ore will be mucked and hauled by load-haul-dump (LHD) loaders and haul trucks to a grizzly over the loading pocket feed.

• The SLR QP is not aware of any mining, metallurgical, infrastructure, permitting, or other relevant factors that could materially affect the Mineral Reserve estimate.

25.3 Mineral Processing

• There is sufficient metallurgical testing to support a uranium process recovery of 96% at the White Mesa Mill.

• The metallurgical test results provided by White Mesa Mill Laboratory personnel indicated that metallurgical recoveries using optimum roasting and leach conditions will be approximately 96% for uranium.  The White Mesa Mill has a significant operating history for the uranium solvent extraction (SX) circuit which includes processing of relatively high copper content with no detrimental impact to the uranium recovery or product grade.

25.4 Infrastructure

There is suitable existing or planned infrastructure to support the planned operations.

25.5 Environment

• EFR has secured all the permits required to construct, operate, and close the Pinyon Plain Mine.

o Some permits require regular update/renewal.

o These permits involved significant public participation opportunity.

• Financial assurance is in place to guarantee all reclamation will occur.  This amount will continue to be reviewed on a regular basis (at least every five years) to cover any changes at site and/or for any inflationary issue(s).

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26.0 Recommendations

TSLR offers the following recommendations regarding the advancement of the Project.

26.1 Geology and Mineral Resources

1 Complete the proposed underground delineation drilling program within the Main-Lower and Juniper zones to improve geological continuity and confidence and to support the potential conversion of Inferred Mineral Resources to Indicated Mineral Resources.

2 The recommended program consists of approximately 150 underground drill holes totaling 18,500 ft, as outlined in the Project drilling budget, and should be executed from existing underground development where practicable (Table 26-1).

Table 26-1: 2026 Proposed Underground Delineations Drilling Budget

Category	Number of Drill Holes/Assay	Total Feet Drilled	Unit Cost (US$/ft)	Budget (US$)
Underground Delineation Drilling	150	18,500	10.00	204,000

3 Incorporate results from additional drilling into updated geological interpretations, domain models, and Mineral Resource estimates following industry-standard estimation and validation procedures.

4 Implement and maintain a domain-specific density (tonnage factor) framework calibrated to production to ensure ongoing compliance, reconciliation performance, and reporting reliability:

a) Apply the 0.099 st/ft³ tonnage factor exclusively to the Main and Juniper Zones and retain the 0.082 st/ft³ factor for the Cap, Upper, Middle, Lower, and Juniper Lower Zones unless and until production data support revision.

b) Establish a formal, routine reconciliation program (monthly and annual) integrating production tonnage, moisture, grade, and surveyed mine-out volumes to continuously validate density assumptions.

c) Expand in situ and bulk density sampling in high-grade domains to further validate and refine production-derived tonnage factors.

d) Periodically review and update geological and grade domains to ensure density models remain spatially and geologically representative.

e) Clearly document all density assumptions, reconciliation procedures, and domain restrictions in future S-K 1300 and NI 43-101 disclosures, including any material limitations or uncertainties.

26.2 Mining and Mineral Reserves

1 Develop grade control and production reconciliation procedures.

2 Complete a geotechnical study to support mining Juniper Zone below stated Reserves.

3 Develop a program for monitoring the geotechnical conditions in the stopes to provide an early warning of potential ground condition problems or stope wall failures.  This is of particularly importance in excavations near to critical infrastructure, namely the RAR from Main Zone to surface.  The geotechnical condition of the development headings should be noted and recorded to support any required changes in the ground support regimes.

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4 Develop a comprehensive radiation management plan that documents control measures, measurement methods, tracking systems, and thresholds and response plans.

26.3 Mineral Processing

1 Investigate modifications required to recover copper at White Mesa Mill.

26.4 Infrastructure

None

26.5 Environment

1 Consider development of a more formalized environmental management system that lists environmental roles and responsibilities of site personnel, permit conditions, and monitoring requirements for use should someone else unfamiliar with environmental matters have to perform them.

2 Continue to monitor and confirm no changes in permit and projected impact assumptions.

3 Establish a reclamation revegetation test plot program to ensure species selected will work at the site.

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27.0 References

AACE International. 2012. Cost Estimate Classification System - As Applied in the Mining and Mineral Processing Industries, AACE International Recommended Practice No. 47R-11, 17 p.

ANSTO Minerals. 2017. Progress Note 1, Processing of Pinyon Plain Mine Ore, Dated May 16, 2017, ANSTO Minerals, 2017 Progress Note 2-Update on Batch Tests; Processing of Pinyon Plain Mine Ore, Dated June 14, 2017

Bennett, D. (n.d.).  Orphan Mine.  Retrieved November 2021, from Nature, Culture and History at the Grand Canyon: https://grcahistory.org/history/logging-mining-and-ranching/mining/orphan-mine/

Canadian Institute of Mining, Metallurgy and Petroleum (CIM). 2014. CIM Definition Standards for Mineral Resources and Mineral Reserves, adopted by CIM Council on May 10, 2014.

Cottrell, J.T. 1994. Internal Memorandum to I.W. Mathisen on Canyon Resource - 1994 Changes; written for Energy Fuels Nuclear, Inc., unpublished, June 27, 1994.

Dames and Moore. 1987:  Evaluation of Underground Mine Stability and Subsidence Potential, Proposed Pinyon Plain Mine, Arizona.

Electronic Code of Federal Regulations, Title 17: Commodity and Securities Exchanges, Chapter II, Part 229 Standard Instructions for Filing Forms Under Securities Act of 1933, Securities Exchange Act of 1934 and Energy Policy and Conservation Act of 1975- Regulation S-K. (https://www.ecfr.gov/cgi-bin/text-idx?amp;node=17:3.0.1.1.11&rgn=div5#se17.3.229_11303)

Energy Fuels. 2016. Standard Operating Procedure: Core Handling, Sampling and QA/QC Protocols for Core Drilling at the Pinyon Plain Mine, internal report.

Energy Fuels. 2020. Application to Consolidate Existing Environmental Protections in an Individual Aquifer Protection Permit for the Pinyon Plain Mine, submitted to Arizona Department of Environmental Quality, November 11, 2020, Section 1.4.7, page 23.

Energy Fuels. 2025. Standard Operating Procedure: Juniper Zone Core Sampling, internal report.

Finch, W.I. 1992. Descriptive Model of Solution-Collapse Breccia Pipe Uranium Deposits, in, Bliss, J.D., ed., Developments in Mineral Deposit Modeling, U.S. Geological Survey Bulletin 2004, p. 33-35.

RME Consulting. 2022. Pinyon Plain & Juniper Underground Mine Ventilation Design, (August 2022).

RPA. 2017.  Technical Report on the Canyon Mine, Coconino County, Arizona, USA, RPA NI 43-101 report prepared for Energy Fuels Inc. Available at www.sedar.com

Mathisen, I.W., Jr. 1985. Internal Memorandum, written for Energy Fuels Nuclear, Inc., unpublished, January 15, 1985.

Mining Cost Service, 2021, Transportation, InfoMine USA, Inc. Section TR, Appendix A, p. TR A5.

Montgomery, E.L. et al. 1985. Appendix F -Groundwater Conditions Canyon Mine Region, Coconino County, Arizona, Draft Environmental Impact Statement Canyon Uranium Mine, p. 206

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Parsons Behle & Latimer. 2022. Mining Claim Status Report - Pinyon Plain Mine, Coconino County, Arizona, letter report to Energy Fuels Resources (USA) Inc., January 19, 2022, 8 pp.

Pool, T.C. and Ross, D.A. 2012. Technical Report on the Arizona Strip Uranium Projects, Arizona, USA, RPA NI 43-101 Report prepared for Energy Fuels Inc. June 27, 2012. Available at www.sedar.com

Price, J.W. and Schwartz, R.L. 2018. Hazen Research Project 12493 Demonstration of Copper Extraction from Canyon Mine Uranium-Copper Ore, Revision 1, prepared for Energy Fuels Resources, Inc., December 11, 2018, p. 313.

Rawlins, C.A. 2022. Pinyon Plain and Juniper Underground Mine Ventilation Design, August 2022.

Scott, J.H. 1962. GAMLOG A Computer Program for Interpreting Gamma-Ray Logs; United States Atomic Energy Commission, Grand Junction Office, Production Evaluation Division, Ore Reserves Branch, TM-179, September 1962.

Shumway, L. 2017. Energy Fuels Nuclear, Inc. Internal Memorandum dated June 9, 2017

SLR. 2024. Technical Report on the Pinyon Plain Project, Coconino County, Arizona, USA, SLR NI 43-101 / S-K 1300 report prepared for Energy Fuels Inc., Amended March 6, 2024, p. 181, Available at www.sedar.com

TradeTech, LLC. 2022. Uranium Market Study, 2022: Issue 4.

US Department of Agriculture, Forest Service, Southwestern Region, Kaibab National Forest. 1985. Draft Environmental Impact Statement, Pinyon Plain Uranium Mine, Appendix F 4Groundwater Conditions.

US Securities and Exchange Commission. 2018. Regulation S-K, Subpart 229.1300, Item 1300 of Regulation S-K, Disclosure by Registrants Engaged in Mining Operations and Item 601 (b)(96) of Regulation S-K, Technical Report Summary.

Wenrich, K.J. and Sutphin, H.B. 1989. Lithotectonic setting necessary for formation of a uranium rich, solution collapse breccia pipe province, Grand Canyon Region, Arizona, in Metallogenesis of uranium deposits; Technical committee meeting on metallogenesis of uranium deposits, organized by the International Atomic Energy Agency, Vienna, 9-12 March 1987, p. 307-344

Wenrich, K.J. 1992. Breccia Pipes in the Red Butte Area of the Kaibab National Forest, Arizona, U.S. Geological Survey, Open File Report 92-219, p. 14

World Nuclear. 2024. Uranium Markets.  Updated August 2024.  Retrieved January 2026 from World Nuclear Association: https://world-nuclear.org/information-library/nuclear-fuel-cycle/uranium-resources/uranium-markets

World Nuclear. 2025. World Uranium Mining Production.  Updated September 2025.  Retrieved January 2026 from World Nuclear Association: https://world-nuclear.org/information-library/nuclear-fuel-cycle/mining-of-uranium/world-uranium-mining-production

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28.0 Date and Signature Date

This report titled "Technical Report on the Updated Pre-Feasibility Study, Pinyon Plain Mine, Coconino County, Arizona, USA" with an effective date of December 31, 2025 was prepared and signed by the following authors:

(Signed & Sealed) Grant A. Malensek

Dated at Lakewood, CO	Grant A. Malensek, M.Eng., P.Eng.
February 19, 2026

(Signed & Sealed) Mark B. Mathisen

Dated at Lakewood, CO	Mark B. Mathisen, CPG
February 19, 2026

(Signed & Sealed) Murray Dunn

Dated at Vancouver, BC	Murray Dunn, M.Eng., P.Eng.
February 19, 2026

(Signed & Sealed) Jeffrey Woods

Dated at Sparks, NV	Jeffrey Woods, MMSA QP.
February 19, 2026

(Signed & Sealed) Lee (Pat) Gochnour

Dated at Aberdeen, WA	Lee (Pat) Gochnour, MMSA QP
February 19, 2026

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29.0 Certificate of Qualified Person

29.1 Grant A. Malensek

I, Grant A. Malensek, M.Eng., P.Eng., as an author of this report entitled "Technical Report on the Updated Pre-Feasibility Study, Pinyon Plain Mine, Coconino County, Arizona, USA" with an effective date of December 31, 2025 prepared for Energy Fuels Inc., do hereby certify that:

1. I am Technical Director - US Mining Advisory, and Senior Principal Mining Engineer with SLR International Corporation, of Suite 100, 1658 Cole Boulevard, Lakewood, CO, USA  80401.

2. I am a graduate of the University of British Columbia, Canada, in 1987 with a Bachelor of Science degree in Geological Sciences and Colorado School of Mines, USA in 1997 with a Master of Engineering degree in Geological Engineering.

3. I am registered as a Professional Engineer/Geoscientist in the Province of British Columbia (Reg.# 23905). I have worked as a mining engineer/geologist for a total of 27 years since my graduation. My relevant experience for the purpose of the Technical Report is:

• Feasibility, prefeasibility, and scoping studies

• Fatal flaw, due diligence, and Independent Engineer reviews for equity and project financings.

• Financial and technical-economic modelling, analysis, budgeting, and forecasting.

• Property and project valuations.

• Capital cost estimates and reviews.

• Mine strategy reviews.

• Options analysis and project evaluations in connection with mergers and acquisitions.

4. I have read the definition of "qualified person" set out in National Instrument 43-101 (NI 43-101) and certify that by reason of my education, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience, I fulfill the requirements to be a "qualified person" for the purposes of NI 43-101.

5. I visited the Pinyon Plain Mine on October 27, 2022.

6. I am responsible for Sections 1.2, 1.3.11, 1.3.13, 19, 21, 22, and 30, and related disclosure in Section 27, of the Technical Report.

7. I am independent of the Issuer applying the test set out in Section 1.5 of NI 43-101.

8. I was the Project Manager for the report entitled "Technical Report on the Pinyon Plain Project, Coconino County, Arizona, USA" with an effective date of December 31, 2021, and I was the Project Manager and a Qualified Person for the report entitled, "Technical Report on the Pre-Feasibility Study on the Pinyon Plain Project, Coconino County, Arizona, USA" with an effective date of December 31, 2022.

9. I have read NI 43-101, and the Technical Report has been prepared in compliance with NI 43-101 and Form 43-101F1.

29-1

Energy Fuels Inc. | Pinyon Plain Mine	February 19, 2026
Technical Report on the Updated Pre-Feasibility Study	SLR Project No.: 123.020548.00001

10. At the effective date of the Technical Report, to the best of my knowledge, information, and belief, the sections in the Technical Report for which I am responsible contain all scientific and technical information that is required to be disclosed to make the Technical Report not misleading.

Dated this 19th day of February, 2026

(Signed) Grant A. Malensek

Grant A. Malensek, M.Eng., P.Eng.

29-2

Energy Fuels Inc. | Pinyon Plain Mine	February 19, 2026
Technical Report on the Updated Pre-Feasibility Study	SLR Project No.: 123.020548.00001

29.2 Mark B. Mathisen

I, Mark B. Mathisen, C.P.G., as an author of this report entitled "Technical Report on the Updated Pre-Feasibility Study, Pinyon Plain Mine, Coconino County, Arizona, USA" with an effective date of December 31, 2025 prepared for Energy Fuels Inc., do hereby certify that:

1. I am Senior Principal Geologist with SLR International Corporation, of Suite 100, 1658 Cole Boulevard, Lakewood, CO, USA  80401.

2. I am a graduate of Colorado School of Mines, Golden, CO, USA in 1984 with a Bachelor of Science degree in Geophysical Engineering.

3. I am a Registered Professional Geologist in the State of Wyoming (Reg.# PG-2821), a Certified Professional Geologist with the American Institute of Professional Geologists (Reg.# CPG-11648), and a Registered Member of SME (Reg.# 04156896). I have worked as a geologist for a total of 28 years since my graduation. My relevant experience for the purpose of the Technical Report is:

• Mineral Resource estimation and preparation of NI 43-101 Technical Reports.

• Director, Project Resources, with Denison Mines Corp., responsible for resource evaluation and reporting for uranium projects in the USA, Canada, Africa, and Mongolia.

• Project Geologist with Energy Fuels Nuclear, Inc., responsible for planning and direction of field activities and project development for an in situ leach uranium project in the USA.  Cost analysis software development.

• Design and direction of geophysical programs for US and international base metal and gold exploration joint venture programs.

4. I have read the definition of "qualified person" set out in National Instrument 43-101 (NI 43-101) and certify that by reason of my education, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience, I fulfill the requirements to be a "qualified person" for the purposes of NI 43-101.

5. I visited the Pinyon Plain Mine on November 16, 2021.

6. I am responsible for sections 1.1, 1.1.1.1, 1.1.2.1, 1.3.1 to 1.3.6, 2 to 12, 14, 23, 24, 25.1, 26.1, and related disclosure in Section 27 of the Technical Report.

7. I am independent of the Issuer applying the test set out in Section 1.5 of NI 43-101.

8. I was involved previously with the Project from 2006 to 2012 when serving as Director of Project Resources with Denison Mines. Since the Project was acquired by Energy Fuels Resources (USA) in 2012, I have authored technical reports on the Project that were issued in 2022 and 2024.

9. I have read NI 43-101, and the Technical Report has been prepared in compliance with NI 43-101 and Form 43-101F1.

10. At the effective date of the Technical Report, to the best of my knowledge, information, and belief, the sections in the Technical Report for which I am responsible contain all scientific and technical information that is required to be disclosed to make the Technical Report not misleading.

Dated this 19th day of February, 2026

(Signed) Mark B. Mathisen

Mark B. Mathisen, CPG

29-3

Energy Fuels Inc. | Pinyon Plain Mine	February 19, 2026
Technical Report on the Updated Pre-Feasibility Study	SLR Project No.: 123.020548.00001

29.3 Yenlai Chee

I, Yenlai Chee, C.P.G., as an author of this report entitled "Technical Report on the Updated Pre-Feasibility Study, Pinyon Plain Mine, Coconino County, Arizona, USA" with an effective date of December 31, 2025 prepared for Energy Fuels Inc., do hereby certify that:

1 I am Senior Resource Geologist with SLR International Corporation, of Suite 100, 1658 Cole Boulevard, Lakewood, CO, USA 80401.

2 I am a graduate of the University of Texas in El Paso with a B.Sc. Biology (major) and Geology (minor) (2004), B.Sc. Environmental Science (2005), and M.Sc. Geology (2007).

3 I am registered as  a Certified Professional Geologist with the American Institute of Professional Geologists (Reg.# CPG-12268). I have worked as a geologist for a total of 18 years since my graduation. My relevant experience for the purpose of the Technical Report is:

o Mineral Resource estimation and preparation of NI 43-101 Technical Reports.

o Senior Project Geologist with Leapfrog software provider Seequent

o Resource Geologist for Condor Gold PLC in Nicaragua

o Project Geologist for Premium Exploration Inc. in Idaho, USA

4 I have read the definition of "qualified person" set out in National Instrument 43-101 (NI 43-101) and certify that by reason of my education, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience, I fulfill the requirements to be a "qualified person" for the purposes of NI 43-101.

5 I have not visited the Pinyon Plain Project

6 I am responsible for Sections 1.3.6 and 14 of the Technical Report.

7 I am independent of the Issuer applying the test set out in Section 1.5 of NI 43-101.

8 I have had no prior involvement with the property that is the subject of the Technical Report.

9 I have read NI 43-101, and the Technical Report has been prepared in compliance with NI 43-101 and Form 43-101F1.

10 At the effective date of the Technical Report, to the best of my knowledge, information, and belief, the sections in the Technical Report for which I am responsible contain all scientific and technical information that is required to be disclosed to make the Technical Report not misleading.

Dated this 19th day of February, 2026

(Signed) Yenlai Chee

Yenlai Chee, C.P.G

29-4

Energy Fuels Inc. | Pinyon Plain Mine	February 19, 2026
Technical Report on the Updated Pre-Feasibility Study	SLR Project No.: 123.020548.00001

29.4 Murray Dunn

I, Murray Dunn, M.Eng., P.Eng., as an author of this report entitled "Technical Report on the Updated Pre-Feasibility Study, Pinyon Plain Mine, Coconino County, Arizona, USA" with an effective date of December 31, 2025 prepared for Energy Fuels Inc., do hereby certify that:

1. I am Consultant Mining Engineer with SLR Consulting (Canada) Ltd, of Suite 107, 1726 Dolphin Ave, Kelowna, BC  V1Y 9R9.

2. I am a graduate of University of British Columbia, Vancouver BC, in 2010, with a Bachelor of Applied Science degree in Mining Engineering and a graduate of Graz University of Technology/Montanuniversität, Austria in 2019 with Master of Engineering degree in Tunnel Engineering.

3. I am registered as a Professional Mining Engineer in the Province of British Columbia (Reg.# 225970).  I have worked as a mining engineer for a total of 15 years since my graduation.  My relevant experience for the purpose of the Technical Report is:

• Technical and supervisory roles at mines under construction, and during commissioning and operation.

• Mine design and scheduling in multiple commodities using bulk and selective underground methods.

• Mineral Reserve evaluations, geotechnical design, and cost estimation.

• Experienced user of mine design and scheduling software.

4. I have read the definition of "qualified person" set out in National Instrument 43-101 (NI 43-101) and certify that by reason of my education, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience, I fulfill the requirements to be a "qualified person" for the purposes of NI 43-101.

5. I visited the Pinyon Plain Mine on October 6, 2025.

6. I am responsible for 1.1.1.2, 1.1.2.2, 1.3.7, 1.3.8, 15, 16, 25.2, 26.2, and related disclosure in Section 27 of the Technical Report.

7. I am independent of the Issuer applying the test set out in Section 1.5 of NI 43-101.

8. I have had no prior involvement with the property that is the subject of the Technical Report.

9. I have read NI 43-101, and the Technical Report has been prepared in compliance with NI 43-101 and Form 43-101F1.

10. At the effective date of the Technical Report, to the best of my knowledge, information, and belief, the sections in the Technical Report for which I am responsible contain all scientific and technical information that is required to be disclosed to make the Technical Report not misleading.

Dated this 18th day of February, 2026

(Signed) Murray Dunn

Murray Dunn, P.Eng.

29-5

Energy Fuels Inc. | Pinyon Plain Mine	February 19, 2026
Technical Report on the Updated Pre-Feasibility Study	SLR Project No.: 123.020548.00001

29.5 Jeffrey L. Woods

I, Jeffrey L. Woods, MMSA QP, as an author of this report entitled "Technical Report on the Updated Pre-Feasibility Study, Pinyon Plain Mine, Coconino County, Arizona, USA" with an effective date of December 31, 2025 prepared for Energy Fuels Inc., do hereby certify that:

1. I am Principal Consulting Metallurgist with Woods Process Services, of 1112 Fuggles Drive, Sparks, Nevada 89441.

2. I am a graduate of Mackay School of Mines, University of Nevada, Reno, Nevada, U.S.A., in 1988 with a B.S. degree in Metallurgical Engineering.

3. I am a member in good standing of Society for Mining, Metallurgy and Exploration, membership #4018591 and a member of the Mining and Metallurgical Society of America (MMSA #01368QP). I have practiced my profession continuously for 35 years since graduation. My relevant experience for the purpose of the Technical Report is:

• Review and report as a consultant on numerous exploration, development, and production mining projects around the world for due diligence and regulatory requirements

• Metallurgical engineering, test work review and development, process operations and metallurgical process analyses, involving copper, gold, silver, nickel, cobalt, uranium, and base metals located in the United States, Canada, Mexico, Honduras, Nicaragua, Chile, Turkey, Cameroon, Peru, Argentina, and Colombia

• Senior Process Engineer for a number of mining-related companies

• Manager and Business Development for a small, privately owned metallurgical testing laboratory in Plano, Texas, USA

• Vice President Process Engineering for at a large copper mining company in Sonora, Mexico

• Global Director Metallurgy and Processing Engineering for a mid-tier international mining company

4. I have read the definition of "qualified person" set out in National Instrument 43-101 (NI 43-101) and certify that by reason of my education, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience, I fulfill the requirements to be a "qualified person" for the purposes of NI 43-101.

5. I have not visited the Pinyon Plain Mine

6. I am responsible for Section 1.1.1.3, 1.1.1.4, 1.1.2.3, 1.1.2.4, 1.3.9, 1.3.10, 13, 17, 18, 25.3, 25.4, 26.3, 26.4, and contributions to Section 27 of the Technical Report.

7. I am independent of the Issuer applying the test set out in Section 1.5 of NI 43-101.

8. I was a Qualified Person for the report entitled, "Technical Report on the Pre-Feasibility Study on the Pinyon Plain Project, Coconino County, Arizona, USA" with an effective date of December 31, 2022.

9. I have read NI 43-101, and the Technical Report has been prepared in compliance with NI 43-101 and Form 43-101F1.

29-6

Energy Fuels Inc. | Pinyon Plain Mine	February 19, 2026
Technical Report on the Updated Pre-Feasibility Study	SLR Project No.: 123.020548.00001

10. At the effective date of the Technical Report, to the best of my knowledge, information, and belief, the sections in the Technical Report for which I am responsible contain all scientific and technical information that is required to be disclosed to make the Technical Report not misleading.

Dated this 19th day of February, 2026

(Signed) Jeffrey L. Woods

Jeffrey L. Woods, MMSA QP

29-7

Energy Fuels Inc. | Pinyon Plain Mine	February 19, 2026
Technical Report on the Updated Pre-Feasibility Study	SLR Project No.: 123.020548.00001

29.6 Lee (Pat) Gochnour

I, Lee (Pat) Gochnour, MMSA QP (#01160), as an author of this report entitled "Technical Report on the Updated Pre-Feasibility Study, Pinyon Plain Mine, Coconino County, Arizona, USA" with an effective date of December 31, 2025, (the Technical Report), prepared for Energy Fuels Inc. (the Issuer), do hereby certify that:

1. I am Associate Principal Environmental Specialist, and Principal of Gochnour & Associates, Inc. of 915 Fairway Lane, Aberdeen, Washington, 98520.

2. I am a graduate of Eastern Washington University in 1981 with a B.A. in Park Administration and Land Use Planning.

3. I am a member in good standing of Mining and Metallurgical Society of America (#01160). I have practiced my profession continuously for 43 years since graduation. My relevant experience for the purpose of the Technical Report is:

• Vice President of Environmental Services for Pincock, Allen & Holt

• Corporate Environmental Manager for St. Joe Minerals, Bond International Gold, LAC Minerals and MinVen Gold Corporation

• Environmental audits, permitting programs, developing Plan of Operations and EA/EIS, alternative siting studies, reclamation planning, environmental contingency planning, remediation and environmental litigation support

• Environmental and permitting feasibility support for project financing for domestic and international projects and clients

4. I have read the definition of "qualified person" set out in National Instrument 43-101 (NI 43-101) and certify that by reason of my education, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience, I fulfill the requirements to be a "qualified person" for the purposes of NI 43-101.

5. I visited the Pinyon Plain Mine on October 27, 2022.

6. I am responsible for Sections 1.1.1.5, 1.1.2.5, 1.3.12, 20.0, 25.5, and 26.5, and contributions to Section 27 of the Technical Report.

7. I am independent of the Issuer applying the test set out in Section 1.5 of NI 43-101.

8. I was a Qualified Person for the report entitled, "Technical Report on the Pre-Feasibility Study on the Pinyon Plain Project, Coconino County, Arizona, USA" with an effective date of December 31, 2022.

9. I have read NI 43-101, and the Technical Report has been prepared in compliance with NI 43-101 and Form 43-101F1.

10. At the effective date of the Technical Report, to the best of my knowledge, information, and belief, the sections in the Technical Report for which I am responsible contain all scientific and technical information that is required to be disclosed to make the Technical Report not misleading.

Dated this 19th day of February, 2026

(Signed) Lee (Pat) Gochnour

Lee (Pat) Gochnour, MMSA QP

29-8

Energy Fuels Inc. | Pinyon Plain Mine	February 19, 2026
Technical Report on the Updated Pre-Feasibility Study	SLR Project No.: 123.020548.00001

30.0 Appendix 1 - Cash Flow

Table 30-1: Cash Flow

	Units	Total	Year 1	Year 2	Year 3	Year 4
Mining
Underground
Mine Operating Days	days	1,004	365	365	274	365
Tonnes milled per day	tons / day	133	165	162	50	-
Tonnes moved per day	tons / day	169	223	205	50	-

Ore Production	000 dry tons	133	60	59	14	-
Ore Grade	% U3O8	0.97%	1.07%	0.84%	1.06%
Waste	000 tons	37	21	16	-	-
Total Moved	000 tons	170	81	75	14	-

Processing
Ore to Milling and Flotation	000 dry tons	133	60	59	14	-
Head Grade U3O8	% U3O8	0.97%	1.07%	0.84%	1.06%	0.00%
Contained U3O8	tons	1,286	642	497	147	-

Recovery	%	96%	96%	96%	96%	96%
Payable U3O8	lb U3O8	2,468,307	1,232,230	954,219	281,858	-

Revenue
Metal Price	US$/lb U3O8	80	80	80	80	80
Total Gross Revenue	US$ 000	197,465	98,578	76,338	22,549	-
Transportation	US$ 000	346	173	134	39	-
Royalty	US$ 000	250	113	111	26	-
Net Smelter Return	US$ 000	196,869	98,293	76,093	22,483	-
Unit NSR	US$/st milled	1,480	1,635	1,287	1,628	-

Operating Cost
Underground Mining Cost	US$/st milled	184.00	184.00	184.00	184.00	184.00
Haulage Cost	US$/st milled	95.00	95.00	95.00	95.00	95.00
Milling & Processing	US$/st milled	256.00	256.00	256.00	256.00	256.00
G&A	US$/st milled	7.00	7.00	7.00	7.00	7.00
Total Unit Operating Cost	US$/st milled	542.00	542.00	542.00	542.00	-

Underground Mining Cost	US$ 000	24,477	11,060	10,875	2,542	-
Haulage Cost	US$ 000	12,638	5,710	5,615	1,312	-

30-1

Energy Fuels Inc. | Pinyon Plain Mine	February 19, 2026
Technical Report on the Updated Pre-Feasibility Study	SLR Project No.: 123.020548.00001

	Units	Total	Year 1	Year 2	Year 3	Year 4
Milling & Processing	US$ 000	34,055	15,388	15,131	3,536	-
G&A	US$ 000	931	421	414	97	-
Total Operating Cost	US$ 000	72,101	32,580	32,035	7,487	-
AZ Severance Tax	US$ 000	1,560	821	551	187	-
Total Operating Cost w/ Severance Tax	US$ 000	73,661	33,401	32,585	7,674	-
Unit Operating Cost	US$/st milled	556.32	558.53	553.58	558.43	-
Operating Cashflow	US$ 000	123,208	64,892	43,508	14,809	-

Capital Costs
Direct Cost
Mine Development	US$ 000	7,163	4,191	2,972	-	-
Mining	US$ 000	750	250	250	250	-
Processing	US$ 000	-	-	-	-	-
Infrastructure	US$ 000	-	-	-	-	-
Tailings	US$ 000	-	-	-	-	-
Total Direct Cost	US$ 000	7,913	4,441	3,222	250	-
Other Costs
EPCM / Owners / Indirect Cost	US$ 000	-	-	-	-	-
Subtotal Costs	US$ 000	7,913	4,441	3,222	250	-
Contingency	USS$ 000	1,187	666	483	38	-
Total Capital Cost	US$ 000	9,100	5,108	3,705	288	-
Sustaining	US$ 000	-	-	-	-	-
Reclamation and closure	US$ 000	1,540	-	-	-	1,540
Total Capital Cost	US$ 000	10,640	5,108	3,705	288	1,540

Cash Flow
Net Pre-Tax Cashflow	US$ 000	112,568	59,784	39,803	14,522	(1,540)
Cumulative Pre-Tax Cashflow	US$ 000		59,784	99,587	114,108	112,568
Taxes	US$ 000	14,834	7,772	5,174	1,888	-
After-Tax Cashflow	US$ 000	97,734	52,012	34,628	12,634	(1,540)
Cumulative After-Tax Cashflow	US$ 000		52,012	86,640	99,274	97,734

Project Economics	Units	Pre-Tax	After-Tax
NPV at 5% discounting	US$ 000	90,113	78,256
NPV at 8% discounting	US$ 000	79,285	68,861
NPV at 12% discounting	US$ 000	67,239	58,408
Note: IRR is not an applicable metric for this stage of the Project

30-2